As filed with the Securities and Exchange Commission on March 23, 2004.

Registration No. 333-

U.S. SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form F-10

REGISTRATION STATEMENT UNDER THE
SECURITIES ACT OF 1933

Placer Dome Inc.

(Exact name of Registrant as specified in its charter)

Canada (Province or other jurisdiction of incorporation or organization)	1041 (Primary Standard Industrial Classification Code Number)	Not Applicable (I.R.S. Employer Identification Number)

Suite 1600, 1055 Dunsmuir Street
P. O. Box 49330, Bentall Postal Station
Vancouver, British Columbia
Canada V7X 1P1
(604) 682-7082

(Address and telephone number of Registrant’s principal executive offices)

CT CORPORATION SYSTEM
111 Eighth Avenue, 13th Floor, New York, NY 10011
(212) 894-8700

(Name, address and telephone number of agent for service in the United States)

Copies to:

Christopher C. Paci Shearman & Sterling LLP 599 Lexington Avenue New York, New York 10022-6069 Telephone (212) 848-4000	Geoffrey P. Gold
Vice President, Assistant Secretary
and Associate General Counsel
Placer Dome Inc.
Suite 1600, 1055 Dunsmuir Street
P.O. Box 49330, Bentall Postal Station
Vancouver, British Columbia
Canada V7X 1P1
Telephone (604) 682-7082	Geoffrey M. Sherrott Edwards, Kenny & Bray 1900-1040 W. Georgia Street Vancouver, British Columbia Canada V6E 4H3 Telephone (604) 689-1811

Approximate date of commencement of proposed sale of the securities to the public:

From time to time after the effective date of this Registration Statement as determined by market conditions.

Province of British Columbia, Canada

(Principal jurisdiction regulating this offering)

It is proposed that this filing shall become effective (check appropriate box):

A.	☐	Upon filing with the Commission, pursuant to Rule 467(a) (if in connection with an offering being made contemporaneously in the United States and Canada).

B.	☑	At some future date (check the appropriate box below):

1.	☐	pursuant to Rule 467(b) on ( ) at ( ) (designate a time not sooner than 7 calendar days after filing).

2.	☐	pursuant to Rule 467(b) on ( ) at ( ) (designate a time 7 calendar days or sooner after filing) because the securities regulatory authority in the review jurisdiction has issued a receipt or notification of clearance on ( ).

3.	☐	pursuant to Rule 467(b) as soon as practicable after notification of the Commission by the Registrant or the Canadian securities regulatory authority of the review jurisdiction that a receipt or notification of clearance has been issued with respect hereto.

4.	☑	after the filing of the next amendment to this Form (if preliminary material is being filed).

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to the home jurisdiction’s shelf prospectus offering procedures, check the following box.   ☐

CALCULATION OF REGISTRATION FEE

Title of each class	Amount to be	Proposed maximum	Proposed maximum	Amount of
of securities to be registered	registered	offering price per unit (1)	aggregate offering price (1)	registration fee

2.75% Convertible Senior Debentures due 2023	U.S.$230,000,000	100.00%	U.S.$230,000,000	U.S.$29,141

(1)	Estimated solely for purposes of calculating the registration fee

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registration statement shall become effective as provided in Rule 467 under the Securities Act of 1933, as amended, or on such date as the Commission, acting pursuant to Section 8(a) of the Securities Act of 1933, as amended, may determine.

PART I

INFORMATION REQUIRED TO BE DELIVERED TO OFFEREES OR PURCHASERS

Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws by any such state.

Subject to Completion
Preliminary Short Form Base Shelf Prospectus dated March 22, 2004

US$230,000,000

2.75% CONVERTIBLE SENIOR DEBENTURES DUE 2023

Interest payable on April 15 and October 15

We issued US$230,000,000 aggregate principal amount of convertible debentures due 2023 (the “debentures”) on a private placement basis on October 10, 2003. This prospectus may be used by selling securityholders in connection with resales of the debentures and the common shares issuable upon the conversion of the debentures. Such common shares are sometimes referred to in this prospectus as the underlying shares. If required, we will set forth the names of any other selling securityholders in a post-effective amendment to the registration statement of which this prospectus forms a part.

We will not receive any proceeds from the sale of the debentures or the common shares issuable upon the conversion of the debentures by any of the selling securityholders. The debentures and the common shares may be offered in negotiated transactions or otherwise, at market prices prevailing at the time of sale or at negotiated prices.

Our common shares are listed under the symbol “PDG” on the New York Stock Exchange and the Toronto Stock Exchange. The last reported sale price of our common shares on the New York Stock Exchange on March 19, 2004 was US$17.32 per share, and on the Toronto Stock Exchange on March 19, 2004 was Can$23.10 per share.

Investing in the debentures or the underlying shares involves risks. Please carefully consider the “Risk Factors” section beginning on page 7 of this prospectus.

Under the multijurisdictional disclosure system adopted by the United States and Canada, we are permitted to prepare this prospectus in accordance with Canadian disclosure requirements. Prospective investors should be aware that such disclosure requirements are different from those of the United States. Certain financial statements incorporated herein by reference have been prepared in accordance with Canadian generally accepted accounting principles and are subject to Canadian auditing and auditor independence standards, and thus may not be comparable to financial statement of United States companies.

Owning debentures or underlying shares may subject you to tax consequences both in the United States and Canada. This prospectus may not describe these tax consequences fully. You should read the tax discussion under “Certain Income Tax

Considerations”. Such consequences for investors who are resident in, or citizens of, the United States may not be described fully herein.

The enforcement by investors of civil liabilities under United States federal securities laws may be adversely affected by the facts that we are organized under the laws of Canada, most of our officers and directors and most of the experts named in this prospectus are residents of Canada, and a substantial portion of our assets is located outside the United States.

NEITHER THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THE DEBENTURES OR THE UNDERLYING SHARES, OR PASSED ON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

Pursuant to the Registration Rights Agreement (as described in “Summary—The Debentures”), we are filing this registration statement to register the debentures and the underlying shares for secondary sales by Electing Holders (as defined in “Description of Debentures—Registration Rights”). The debentures were not offered or sold to any Canadian Persons (as defined under “Description of Debentures—Canadian Legend”). Prior to a specified date, any certificates evidencing the debentures or any underlying shares will bear a legend to the effect that the holders may not resell or otherwise transfer the debentures or such underlying shares to any Canadian Person. Canadian Persons will not be entitled to use this shelf registration statement to resell the debentures or any underlying shares.

If we fail to comply with certain of our obligations pursuant to the Registration Rights Agreement, then we will pay Additional Interest, as defined herein, on the debentures, or liquidated damages, as defined herein, on any underlying shares.

There is no established market for the debentures.

No underwriter has been involved in the preparation of, or has performed a review of, the contents of this prospectus.

The debentures bear interest at the rate of 2.75% per year. The debentures will mature on October 15, 2023. Holders may convert the debentures into our common shares at an initial conversion rate of 47.7897 shares per US$1,000 principal amount of debentures (equivalent to an initial conversion price of approximately US$20.93 per share), subject to adjustment, before the close of business on October 15, 2023 only under the following circumstances: (1) if the closing sale price of our common shares reaches a specified threshold; (2) upon the occurrence of specified credit ratings events with respect to the debentures; (3) subject to certain limitations, during the five business day period after any five consecutive trading day period in which the trading price per debenture for each day of that period was less than 98% of the product of the conversion rate and the closing sale price of our common shares; (4) if the debentures have been called for redemption; or (5) upon the occurrence of certain corporate transactions.

Beginning October 20, 2010, we may redeem any of the debentures at the redemption prices set forth herein, plus accrued and unpaid interest. We may also redeem all, but not less than all, of the debentures at a redemption price equal to 100% of the principal amount thereof plus accrued and unpaid interest if certain changes in Canadian tax law occur. Holders may require us to repurchase the debentures at a repurchase price of 100% of the principal amount of the debentures, plus accrued and unpaid interest, on October 15, 2013 and October 15, 2018 or at any time prior to their maturity pursuant to an offer that we will be required to make following a designated event, as defined herein. We will pay principal and interest on the debentures in United States dollars.

The debentures are our senior unsecured debt and will rank on a parity with all of our other existing and future senior unsecured debt, including the US$300,000,000 aggregate principal amount of 6.45% non-convertible debentures due 2035 (the “non-convertible debentures”) that were issued concurrently with the debentures and the exchange debentures for which such non-convertible debentures are exchangeable, and prior to all subordinated debt. The debentures will be effectively junior to all liabilities of our subsidiaries. We will not receive any of the proceeds from the resale of the debentures or the underlying shares by any of the selling securityholders.

For a more detailed description of the debentures, see “Description of Debentures” beginning on page 23.

- ii  -

You should rely only upon the information included in, or incorporated by reference into, this prospectus. We have not authorized any other person to provide you with different or inconsistent information, and you should not rely upon any such information. You should assume that the information appearing in this prospectus is accurate as of the date on the front cover of this prospectus. Our business, financial condition, results of operations and prospects may have changed since that date. Neither the delivery of this prospectus nor the registration of the securities hereunder shall, under any circumstances, create any implication that there has been no change in our business or affairs since the respective dates as of which information is given herein.

This prospectus summarizes certain documents and other information and we refer you to them for a more complete understanding of what we discuss in this prospectus. In making an investment decision, you must rely on your own examination of us and the terms of the debentures, including the merits and risks involved.

We are not making any representation to any person acquiring the debentures regarding the legality of an investment in the debentures by such purchaser under any legal investment or similar laws or regulations. You should not consider any information in this prospectus to be legal, business or tax advice. You should consult your own attorney, accountant, business advisor and tax advisor for legal, business and tax advice regarding an investment in the debentures.

You must comply with all applicable laws and regulations in force in any applicable jurisdiction and you must obtain any consent, approval or permission required by you for the purchase, offer or sale of the debentures under the laws and regulations in force in the jurisdiction to which you are subject or in which you make such purchase, offer or sale, and we will not have any responsibility therefor.

- iii  -

     As used in this prospectus, “Placer Dome,” the “Corporation,” the “Company,” “we,” “our,” “ours” and “us” refer to Placer Dome Inc. and its consolidated subsidiaries and its proportionate share of unincorporated joint venture interests except where the context otherwise requires or as otherwise indicated.

     Unless otherwise specified or the context requires, references to “dollars”, “U.S. dollars”, “US$” and “$” are to United States dollars.

     This prospectus incorporates by reference our audited consolidated financial statements prepared in accordance with both U.S. and Canadian generally accepted accounting principles in each case for the three-year period ended December 31, 2003. See “Documents Incorporated by Reference”. Unless stated otherwise, all references and discussions of our financial position, results of operations and cash flows are made with reference to our audited consolidated financial statements prepared in accordance with U.S. generally accepted accounting principles.

FORWARD-LOOKING STATEMENTS

     This prospectus and the documents incorporated, and deemed to be incorporated, by reference herein contain “forward-looking statements” that are based on our current expectations, estimates and projections. These forward-looking statements include, among other things, statements with respect to our business strategy, plans, outlook, long-term growth in cash flow, earnings per share and shareholder value, projections, targets and expectations as to reserves, resources, results of exploration (including targets) and related expenses, property acquisitions, mine development, mine operations, mine production costs, drilling activity, sampling and other data, recovery improvements, future production levels, capital costs, costs savings, cash and total costs of production of gold, copper and other minerals, expenditures for environmental matters and technology, projected life of our mines, reclamation and other post closure obligations and estimated future expenditures for those matters, completion dates for the various development stages of mines, future gold and other mineral prices (including the long-term estimated prices used in calculating our reserves), the percentage of production derived from mechanized mining, currency exchange rates, debt reductions, the percentage of anticipated production covered by forward sale and other option contracts or agreements, and mine production costs. Generally, these forward-looking statements can be identified by the use of forward-looking terminology such as “anticipate”, “project”, “target”, “believe”, “estimate”, “expect”, “intend”, “should” and similar expressions. Forward-looking statements are subject to known and unknown risks, uncertainties and other factors that may cause our actual results, level of activity, performance or achievements to be materially different from those expressed or implied by such forward-looking statements, including:

•	uncertainties and costs related to our exploration and development activities, such as those associated with determining whether gold or other mineral reserves exist on a property;

•	uncertainties related to feasibility studies that provide estimates of expected or anticipated economic returns from a mining project;

•	uncertainties related to expected production rates, timing of production and the cash and total costs of production and milling;

•	uncertainties related to the future development or implementation of new technologies, research and development and, in each case, related initiatives and the effect of those on our operating performance;

•	uncertainties related to the accuracy of our reserve estimates and our estimates of future production and future cash and total costs of production;

•	changes in, and the effects of, the laws, regulations and government policies affecting our mining operations, particularly laws, regulations and policies relating to:

•	mine expansions, environmental protection and associated compliance costs arising from exploration, mine development, mine operations and mine closures;

•	expected effective future tax rates in jurisdictions in which our operations are located;

•	the protection of the health and safety of mine workers; and

v

•	mineral rights ownership in countries where our mineral deposits are located, including the effect of the Mineral and Petroleum Resources Development Act (South Africa), which the South African Minister of Minerals and Energy has announced will be enacted during May 2004;

•	changes in general economic conditions, the financial markets and in the demand and market price for gold and other minerals and fluctuations in exchange rates, particularly with respect to the value of the U.S. dollar, Canadian dollar, Australian dollar, South African rand and Chilean peso;

•	the effects of hedging instruments to protect against fluctuations in gold prices and exchange rate movements and the risks of counterparty defaults;

•	geopolitical uncertainty and political and economic instability in the countries in which we operate; and

•	labour strikes, work stoppages, or other interruptions to, or difficulties in, the employment of labour in markets in which we operate mines, or environmental hazards, industrial accidents or other events or occurrences that interrupt the production of minerals in our mines.

A discussion of these and other factors that may affect our actual results, performance, achievements or financial position is contained in “Risk Factors” and elsewhere in this prospectus, and in the documents incorporated, and deemed to be incorporated, by reference herein.

DOCUMENTS INCORPORATED BY REFERENCE

     We are “incorporating by reference” into this prospectus information we file with the British Columbia Securities Commission (“BCSC”), which means we are disclosing important information to you by referring you to those documents. The following documents filed by us with the BCSC are incorporated by reference into, and form an integral part of, this prospectus:

(1)	Annual Information Form, dated February 26, 2004, including 2003 Consolidated Annual Financial Statements and Management’s Discussion and Analysis of Financial Condition and Results of Operations, with respect thereto, both prepared in accordance with U.S. generally accepted accounting principles. “2003 Consolidated Financial Statements” means our 2003 consolidated financial statements, and the related notes thereto, as of December 31, 2003 and 2002 and for the three-year period ended December 31, 2003, together with the auditors’ report thereon.

(2)	Consolidated annual financial statements, and the related notes thereto, as of December 31, 2003 and 2002 and for the three-year period ended December 31, 2003, together with the auditors’ report thereon, prepared in accordance with Canadian generally accepted accounting principles ( “2003 Canadian GAAP Consolidated Financial Statements”).

(3)	Management’s Discussion and Analysis of Financial Condition and Results of Operations, with respect to the 2003 Canadian GAAP Consolidated Financial Statements, prepared in accordance with Canadian generally accepted accounting principles.

(4)	Material change report, dated March 5, 2004, announcing that our board of directors has adopted a shareholders’ rights plan to replace the existing shareholders’ rights plan, which expires at the termination of our 2004 annual and special meeting of shareholders, scheduled to be held on May 5, 2004.

(5)	Material change report, dated March 22, 2004, announcing that Jay K. Taylor, our President and Chief Executive Officer, has advised our board of directors that he will be retiring from those offices on September 30, 2004.

     Any document of the type referred to in the preceding paragraph (excluding confidential material change reports) and any comparative interim financial statements filed by us with the BCSC after the date of this prospectus and prior to expiration of the effectiveness of this registration statement are deemed to be incorporated by reference into this prospectus.

     Any statement contained in this prospectus or in a document incorporated or deemed to be incorporated by reference herein will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or in any other subsequently filed document which also is, or is deemed to be, incorporated by reference into this prospectus modifies and supersedes that statement. The modifying or superseding statement need not state that it has modified or superseded a prior statement or include any other information set forth in the document that it modifies or supersedes. The making of a modifying or superseding statement will not be deemed an admission for any purposes that the modified or superseded statement, when made, constituted a misrepresentation, an untrue statement of a material fact or an omission to state a material fact that is required to be stated or that is necessary to make a statement not misleading in light of the circumstances in which it was made. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute part of this prospectus.

     We will provide, without charge, to each person to whom a copy of this prospectus has been delivered, upon the written or oral request of such person, a copy of any or all of the documents referred to above which have been or may be incorporated by reference into this prospectus. Requests for such copies should be directed to the Secretary, Placer Dome Inc., P.O. Box 49330, Bentall Postal Station, Vancouver, British Columbia, Canada V7X 1P1, telephone (604) 682-7082.

SUMMARY

This summary may not contain all of the information that may be important to you. You should read the entire prospectus, as well as the documents incorporated, or deemed to be incorporated, by reference in this prospectus, including our consolidated financial statements and related notes. References to our "gold production” mean production in ounces, or ozs., and references to our "copper production” mean production in pounds, or lbs., and data concerning the amount of our mineral reserves includes both proven and probable reserves, in each case unless otherwise expressly stated or the context otherwise requires. Please see "Glossary of Metal Terms and Metric Conversion Table” included in our Annual Information Form for the year ended December 31, 2003, which is incorporated by reference into this prospectus, for a description of certain technical and measurement terms used and the documents incorporated or deemed to be incorporated by reference in this prospectus.

References to our "consolidated” production include 100% of production, including the percentage of production attributable to minority shareholders of our subsidiaries, and the pro rata share of production of unincorporated joint ventures in which we have an interest, but excludes production of equity accounted for associates (La Coipa mine). References to "our share” of production include 100% of production, excluding the percentage of production attributable to minority shareholders of our subsidiaries, the pro rata share of production of unincorporated joint ventures in which we have an interest and the equity share of production from associates.

THE COMPANY

We are a global mining company with an emphasis on gold. We conduct our mining operations through wholly-owned subsidiaries, as well as through joint ventures and partnerships. In 2003, we owned or had interests in 18 mines: 14 mines that produced gold in 2003, one mine that produced copper and gold in 2003, one mine that produced copper in 2003, and two mines that produced gold and silver in 2003. These mines are located in the United States, Canada, Australia, Papua New Guinea, South Africa, Chile and Tanzania. Exploration work is also being carried out by us in each of these countries, and many other countries throughout the world. For the year ended December 31, 2003, our share of gold production from our mines was 3,861,399 ounces of gold, and our share of copper production was approximately 425,358,000 pounds of copper. We had total sales of US$1,763 million and generated net earnings of US$229 million in the year ended December 31, 2003.

Our operations are conducted through four decentralized regional business units. These business units are divided into the following geographic areas: the Americas, which we define as North and South America, excluding Canada; Asia Pacific, which includes Australia and Papua New Guinea; Canada; and Africa.

Our share of gold production from our mines in the Americas was 1,157,390 ounces of gold, or 30.0% of our share of total gold production, in 2003. Our mines in the United States accounted for 27.4% of our share of the total gold production from all of our mines in 2003. Cortez mine, which is our largest mining operation worldwide in terms of our share of 2003 production, produced 1,065,402 ounces of gold in 2003, of which our share was 639,241 ounces. We operate, and hold a 60% joint venture interest in, the Cortez mine. In 2003, we also produced 331.7 million pounds of copper out of the Zaldívar mine located in Chile.

Our share of gold production from our mines in Asia Pacific was 1,812,476 ounces of gold, or 46.9% of our share of total gold limited production, in 2003.

Our share of gold production from our mines in Canada was 581,637 ounces of gold, or 15.1% of our share of total gold production, in 2003. In July 2002, we established the Porcupine Joint Venture in which we own a 51% interest and Kinross Gold Corporation owns a 49% interest. Under this joint venture, we contributed the Dome mine and mill and Kinross contributed the Hoyle Pond, Pamour, Nighthawk Lake and Bell Creek mines.

Our share of gold production from our mine in South Africa was 220,371 ounces of gold, or 5.7% of our share of total gold production, in 2003. South Deep mine contained approximately 47% of our total gold reserves as of December 31, 2003. The South Deep mine is a joint venture owned 50% by Western Areas Limited and 50% by us. We expect gold production at South Deep to gradually ramp up over the next several years as the main shaft, which is expected to be commissioned in late 2004, will add to our production capabilities.

Our significant subsidiaries as of December 31, 2003, and their respective places of incorporation, are set out in our Annual Information Form, dated February 26, 2004, which is incorporated by reference in this prospectus. We directly or indirectly wholly own each such subsidiary.

Our common shares are listed on the New York Stock Exchange, the Toronto Stock Exchange, The Australian Stock Exchange, Euronext—Paris and the Swiss Exchange. Our common shares are listed under the stock symbol “PDG”. International Depositary Receipts representing our common shares are listed on Euronext—Brussels.

Our head office, registered office and principal place of business is Suite 1600, 1055 Dunsmuir Street, P.O. Box 49330, Bentall Postal Station, Vancouver, British Columbia, Canada V7X 1P1.

OUR STRATEGY

Our financial objective is long-term growth in cash flow and earnings per share through successful gold and other metals exploration, property acquisition, technology development and application, mine development and mine operations. Our strategy is intended to generate value for shareholders through:

Optimizing of production from existing operations. We seek to enhance the performance of existing assets through productivity improvements, cost cutting and mine site exploration programs that are intended to add value by extending the life of our mines. Life of mine operational plans are focused on optimizing each mine’s discounted long term cash flow and maximizing pre-tax mine operating earnings over the long term. In 2003, we spent US$76 million on exploration, with most of the amount allocated to exploration at existing mine sites. On April 29, 2003, we announced that our Cortez joint venture discovered the Cortez Hills oxidized gold discovery, located 12 kilometers southeast of our existing Pipeline/South Pipeline complex.

Acquisition and development of long-life, low cost gold and other metal mining opportunities. We are working to enhance our portfolio of operating assets through project development and acquisition. We continuously evaluate opportunities to acquire additional gold mining assets and businesses. Our acquisition strategy is to acquire assets or properties that offer long-term growth potential without compromising our financial flexibility and the strength of our balance sheet. Consistent with our strategy, we have acquired interests in a number of properties, initiated new developments and expanded existing operations. On December 31, 2002, we completed the acquisition of 100% of the outstanding shares of AurionGold in exchange for the issuance of 77,934,094 of our common shares and the payment of US$63 million in cash to the shareholders of AurionGold. On July 23, 2003, we acquired all of the issued shares of East African Gold Mines Limited, an Australian unlisted public company, for consideration of US$252.4 million in cash. East African Gold Mines Limited, through a wholly owned subsidiary, owns 100% of the North Mara gold mine in Northern Tanzania. On September 24, 2003 we announced that we have agreed to enter into a joint venture with Newmont Mining Corporation relating to the development of our Turquoise Ridge and Getchell deposits and on January 5, 2004 we announced that we have completed the joint venture transaction.

Innovation to lower costs. We invest in research and technology to more efficiently and effectively extract and process ore. We are currently focusing our research and development activities on improving our product cost structure.

We also believe in integrating the efficient extraction of mineral resources with responsible health, safety and environmental policies.

RECENT DEVELOPMENTS

Acquisition of AurionGold

We acquired a controlling interest in AurionGold on October 22, 2002 through a public tender offer and completed the acquisition of 100% of the common shares of AurionGold as of December 31, 2002. The total acquisition cost was US$785 million, comprised of approximately 78 million of our common shares, US$63 million in cash and approximately US$13 million in direct costs incurred by us. In addition to this US$13 million of direct costs, AurionGold accrued in their pre-acquisition results charges totaling US$7 million for severance and office closure costs, bringing our total direct costs to US$20 million. This acquisition increased our interest in the Granny Smith mine in Australia from 60% to 100% and our interest in the Porgera mine in Papua New Guinea from 50% to 75%. The transaction also added three mines in Western Australia (since consolidated into the two mines presently known as Kalgoorlie West and Kanowna Belle) and one mine in Tasmania and increased our total gold reserves as of the end of 2002 to over 50 million ounces.

This acquisition also resulted in Asia Pacific becoming our largest region, measured in terms of the amount of gold production in 2003. Our consolidated financial statements have reflected AurionGold as a consolidated subsidiary since October 31, 2002.

In the fourth quarter of 2003, we finalized the AurionGold purchase price allocation, resulting in several adjustments to the fair values assigned to the acquired assets and liabilities from the initial purchase price allocation. Accordingly, our 2002 consolidated balance sheet has been restated to reflect these changes. In particular, the allocation to mineral properties and mine development has decreased by US$280 million, the residual goodwill amount has increased by US$230 million to US$430 million, and the net allocation of value attributed to other assets has increased by US$80 million.

Debenture Re-Financing

On March 6, 2003, we consummated a private placement of US$200 million aggregate principal amount of 6 3/8% non-convertible debentures due March 3, 2033. Placer Dome used the net proceeds from this offering to redeem all of its outstanding 8 5/8% Junior Subordinated Debentures due December 31, 2045 at an aggregate redemption price of US$185 million, plus accrued and unpaid interest. The remaining funds were used for general corporate purposes, including working capital.

Acquisition of East African Gold Mines Limited

On July 23, 2003, we acquired all of the issued shares of East African Gold Mines Limited, an Australian unlisted public company. The consideration for the shares was US$252.4 million and was paid in cash. East African Gold Mines Limited, through a wholly owned subsidiary, owns 100% of the North Mara open pit gold mine in northern Tanzania that was commissioned in September 2002. The project consists of an open pit mining operation, Nyabirama, feeding an adjacent two million tonne per year processing plant. The project also includes the nearby Nyabigena deposit, where mining has recently commenced, and the Gokona deposit.

Turquoise Ridge and Getchell Deposits Joint Venture with Newmont Mining Corporation

On September 24, 2003, we announced that we agreed to enter into a joint venture with Newmont Mining Corporation relating to the development of our Turquoise Ridge and Getchell deposits, effective December 23, 2003. In exchange for a 25% equity interest in the Turquoise Ridge and Getchell deposits, Newmont will purchase up to a specified amount of the joint venture’s ore and process it at its cost at their nearby Twin Creeks mill. In addition, the 2% net smelter return royalty Placer Dome currently pays under the existing toll milling agreement with Newmont has been eliminated. On January 5, 2004 we announced that we have completed the joint venture transaction and that Newmont will purchase up to 730,500 tons per year of the joint venture’s ore.

Anticipated Reduction in Mineral Reserves at South Deep

The joint venture which owns the South Deep mine is currently undertaking a review and update of the South Deep life of mine plan, taking into account technical issues specific to the South Deep operation, as well as current and anticipated costs of operating in the South African environment, including the strength of the rand, proposed royalties, and social costs imposed by pending minerals legislation. We anticipate that the completion of the above work will result in a reduction in the contained mineral reserve ounces for the South Deep mine. Revised mineral reserve and mineral resource estimates will be announced once the work is completed and reviewed by the joint venture participants, which is anticipated in the second half of 2004.

Retirement Announcement by Jay K. Taylor

On March 21, 2004, Jay K. Taylor, our President and Chief Executive Officer, announced that he had advised our board of directors that he would be retiring from those offices on September 30, 2004. Mr. Taylor will be remaining with us in an advisory role through March 2005.

THE OFFERING

The following summary contains basic information about the debentures and the related indenture. It does not contain all the information that is important to you. For a more complete understanding of the debentures and the plan of distribution, please refer to the sections of this prospectus entitled “Description of Debentures” and “Plan of Distribution,” particularly those subsections to which we have referred you, and for a more complete understanding of the underlying shares, please refer to the sections of this prospectus entitled “Description of Share Capital”, “Shareholders’ Rights Plan”, “Stock Options and Stock Appreciation Rights Plans”.

Issuer	Placer Dome Inc., a Canadian corporation.

Debentures	US$230,000,000 principal amount 2.75% Convertible Senior Debentures due 2023.

Maturity Date	October 15, 2023.

Interest	2.75% per annum on the principal amount, from October 10, 2003, payable semi-annually in arrears in cash on April 15 and October 15 of each year, beginning April 15, 2004.

Conversion	You may convert the debentures into common shares without par value in the capital of Placer Dome Inc., which we refer to as our common shares, at a conversion rate of 47.7897 shares per US$1,000 principal amount of debentures (equal to an initial conversion price of approximately US$20.93 per share), subject to adjustment, prior to the close of business on the maturity date, subject to prior redemption or repurchase of the debentures, only under the following circumstances:

	•	during any fiscal quarter commencing after December 31, 2003, and only during such fiscal quarter, if the closing sale price of our common shares exceeds 120% of the conversion price for at least 20 trading days in the 30 consecutive trading days ending on the last trading day of the preceding fiscal quarter; provided that we may elect, during any quarter in which the debentures could be converted pursuant to this provision, to permit conversion of the debentures at any time following such quarter and prior to the close of business on the maturity date; or

	•	after the earlier of (a) the date the debentures are rated by both Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc. and its successors (“Standard & Poor’s”) and Moody’s Investor Services and its successors (“Moody’s”) and (b) five business days from the date the debentures are first issued, during any period in which the long-term credit rating assigned to the debentures by Standard & Poor’s and Moody’s are lower than BBB— and Ba1, respectively, or during any period in which both of these rating agencies no longer rate the debentures, or if both of these rating agencies suspend or withdraw the rating assigned to the debentures; or

	•	during the five business day period after any five consecutive trading day period, which we refer to as a measurement period, in which the trading price per debenture for each day of such measurement period was less than 98% of the product of the closing sale price of our common shares and the conversion rate for such date; provided, however, in certain circumstances we describe under “Description of Debentures—Conversion of Debentures—Conversion Upon Satisfaction of Trading Price Condition,” you will only receive common shares with a value equal to the principal amount of your debentures, plus accrued and unpaid interest and accrued and unpaid Additional Interest (as defined below under “Plan of Distribution”), if any;

	•	if your debentures have been called for redemption (in which case only the debentures called for redemption may be converted); or

	•	upon the occurrence of specified corporate transactions described under “Description of Debentures—Conversion of Debentures—Conversion Upon Specified Corporate Transactions.”

As described in this prospectus, the conversion rate may be adjusted for certain reasons, including for any cash dividend or distribution payable to all holders of our common shares to the extent such cash dividend or distribution, together with any other cash dividends or distributions paid on our common shares during the preceding 12 months, exceeds US$.10 per share (subject to adjustment). The conversion rate will not be adjusted for accrued and unpaid interest. Except as otherwise described in this prospectus, you will not receive any payment representing accrued and unpaid interest upon conversion of a debenture; however, we will remain obligated to pay liquidated damages (as defined below under “Plan of Distribution”), if any, in respect of the common shares issued upon conversion thereof under certain circumstances set forth in the registration rights agreement.

Ranking	The debentures are our general unsubordinated obligations and are not secured by any collateral. Your right to payment under the debentures is:

• equal with the rights of creditors under our other unsecured unsubordinated debt, including the non-convertible debentures and the debentures issuable on the exchange of such non-convertible debentures as described below under “Concurrent Prospectus Filing”;

• senior to the rights of creditors under debt expressly subordinated to these debentures;

• effectively subordinated to all indebtedness and other liabilities of our subsidiaries; and

• junior to the rights of our secured creditors to the extent of their security in our assets.

As of December 31, 2003, Placer Dome, excluding its subsidiaries and its proportionate share of unincorporated joint venture interests, had US$1,137 million of debt outstanding, of which US$77 million was in the form of preferred, subordinated, unsecured securities.

As of December 31, 2003, our subsidiaries had US$42 million of debt, including capital leases, but excluding debt owed to Placer Dome and other intercompany debt.

Additional Amounts	All payments made by us with respect to the debentures will be made without withholding or deduction for Canadian Taxes (as defined herein), unless required by law or the interpretation or administration thereof, in which case we will pay such Additional Amounts (as defined herein) as may be necessary so that the net amount received by each holder of debentures (other than certain Excluded Holders, as defined herein) after such withholding or deduction will not be less than the amount that the holder would have received in the absence of such withholding or deduction, provided that no Additional Amounts will be payable with respect to certain Excluded Taxes (as defined herein). Our obligation to pay Additional Amounts is subject to a number of exceptions and limitations and you should carefully review the information under “Description of Debentures—Additional Amounts” for more information.

Redemption	We may, beginning on October 20, 2010, redeem the debentures by giving you at least 30 days notice, either in whole or in part at redemption prices declining from 100.825% of their principal amount in 2010 to 100% on October 15, 2013, plus accrued and unpaid interest and accrued and unpaid Additional Interest, if any.

In addition, we may redeem all, but not less than all, of the debentures at a redemption price equal to 100% of the principal amount thereof plus accrued and unpaid interest and accrued and unpaid Additional Interest, if any, to the date of redemption if we have become or will become obligated to pay any Additional Amounts (that are more than a de minimis amount) in respect of the debentures as a result of certain changes in Canadian tax laws, subject to conditions described under “Description of Debentures—Optional Redemption for Changes in Canadian Tax Law.” Notwithstanding the foregoing, if we elect to redeem the debentures in accordance with the previous sentence, each holder of debentures will have the right to elect that such holder’s debentures will not be subject to redemption, in which case we will not be required to pay any Additional Amounts with respect to payments made on that holder’s debentures (solely related to such change in Canadian tax laws) following the redemption date fixed by us. However, such an election may have adverse tax consequences to holders of debentures. See “Description of Debentures— Optional Redemption for Changes in Canadian Tax Law.”

Offer to Repurchase Upon a Designated Event	If a designated event (as defined under “Description of Debentures-Offer to Repurchase at Option of the Holder Upon a Designated Event”) occurs prior to maturity, we will be required to offer to purchase all outstanding debentures at a repurchase price equal to 100% of their principal amount, plus accrued and unpaid interest, and accrued and unpaid Additional Interest, if any, to, but excluding, the date of repurchase.

Repurchase at the Option of the Holder	You may require us to repurchase the debentures on October 15, 2013 and October 15, 2018 for a purchase price equal to 100% of their principal amount, plus accrued and unpaid interest, and accrued and unpaid Additional Interest, if any, to, but excluding, the date of repurchase.

Use of Proceeds	Neither the sale of any debentures by any holders thereof nor the issue of any underlying shares will result in any proceeds to Placer Dome.

Covenants	The indenture contains covenants that, among other things, restrict our ability and the ability of our Subsidiaries to incur Indebtedness secured by Mortgages on certain properties located in Canada and the United States and our ability and the ability of our Restricted Subsidiaries to enter into specified sale and leaseback transactions involving certain properties located in Canada and the United States. These covenants are subject to a number of important exceptions and limitations and you should carefully review the information under “Description of Debentures—Certain Covenants of Placer Dome” and “—Certain Definitions” for more information, including the definitions of the capitalized terms used above, and “Risk Factors—A substantial majority of our assets are not subject to the restrictive covenants in the Indenture”.

Sinking Fund	The debentures are not subject to any sinking fund provision.

Absence of a Public Market for the Debentures	There is no established market for the debentures.

Risk Factors	You should carefully review the information appearing below under “Risk Factors” for important information with respect to some of the risks affecting us and our business.

New York Stock Exchange and Toronto Stock Exchange Symbol for our Common Shares	PDG.

Concurrent Prospectus Filing

     Concurrently with the filing of this prospectus, we are filing a separate prospectus in connection with our offer to exchange the non-convertible debentures, which we issued on October 10, 2003 in a US$300 million aggregate principal amount concurrent with the issuance of the debentures, for the same aggregate principal amount of 6.45% non-convertible debentures due October 15, 2035 (the “exchange non-convertible debentures”). The non-convertible debentures and the exchange non-convertible debentures rank on parity in right of payment with the debentures. We may redeem all or a portion of the non-convertible debentures and the exchange non-convertible debentures at any time at specified redemption prices, and all, but not less than all, of the non-convertible debentures and exchange non-convertible debentures at a redemption price equal to 100% of the principal amount, plus accrued and unpaid interest, if certain changes in Canadian tax law occur.

RISK FACTORS

     You should carefully consider all of the information contained and incorporated, or deemed to be incorporated, by reference into this prospectus and, in particular, the risk factors set forth below, as well as the discussion on commitments and contingencies appearing in note 18 of our 2003 Consolidated Financial Statements, which are incorporated herein by reference.

Risks related to the mining industry generally

Metal price volatility

     The cash flow and earnings of Placer Dome are derived primarily from gold and copper mining and hence are extremely dependent on metal prices which fluctuate widely and are affected by numerous factors beyond Placer Dome’s control. Factors tending to affect the price of gold include:

•	governments’ sale or lending of gold bullion, and perceptions of their future intentions;

•	the relative strength of the U.S. dollar against other fiat currencies;

•	government monetary and fiscal policies;

•	expectations of the future rate of global monetary inflation and interest rates;

•	general economic conditions and the perception of risk in capital markets;

•	political conditions, including the threat of terrorism or war, and restrictions on the acquisition and holding of gold;

•	speculative trading;

•	investment demand for gold;

•	demand for gold for use in jewellery and fabrication; and

•	supply of gold from production, disinvestment and scrap recycling.

     Factors tending to affect the price of copper include:

•	global production and inventory stocks;

•	general economic conditions;

•	industrial demand;

•	speculative trading; and

•	the relative strength of the U.S. dollar against other fiat currencies.

     The effects of these factors, individually or in aggregate, on the prices of gold and/or copper is impossible to predict with accuracy. Fluctuations in metal prices may adversely affect the market value of Placer Dome’s metals inventory, Placer Dome’s financial performance or results of operations. Further, if the market price of gold and/or copper falls, profitability and cash flow will suffer and Placer Dome may experience losses or asset write-downs, and may curtail or suspend some or all of its exploration, development and mining activities.

     Furthermore, sustained low gold and/or copper prices can: (1) reduce revenues further by production cutbacks due to cessation of the mining of deposits or portions of deposits that have become uneconomic at the then-prevailing gold or copper price; (2) halt or delay the development of new projects; (3) reduce funds available for mineral exploration, with the result that depleted mineral reserves are not replaced; and (4) result in the recording of a write-down of mining interests due to the determination that future cash flows would not be expected to recover the carrying value.

     The revenues and profitability of Placer Dome also could be affected, to a lesser extent than by the prices of gold and copper, by the price of silver.

Placer Dome needs to continually obtain additional mineral reserves for gold production

     Placer Dome must continually replace mineral reserves that are depleted by production. Depleted mineral reserves must be replaced by doing the work necessary to reclassify known mineral resources to mineral reserves, expanding known orebodies, or locating new deposits, in order to maintain and help grow Placer Dome’s production levels over the long term. Success in exploration for gold is very uncertain and there is a risk that future depletion of mineral reserves will not be offset by discoveries. As a result, the mineral reserve base of Placer Dome may decline if mineral reserves are mined without adequate replacement.

Uncertainty of mineral reserve and mineral resource estimates

     Mineral reserve and mineral resource estimates are imprecise and depend partly on statistical inferences drawn from drilling and other data, which may prove to be unreliable. Future production could differ dramatically from mineral reserve estimates for the following reasons:

•	mineralization or formation could be different from those predicted by drilling, sampling and similar examinations;

•	declines in the market price of gold may render the mining of some or all of Placer Dome’s mineral reserves uneconomic;

•	increases in operating mining costs and processing costs could adversely affect mineral reserves; and

•	the grade of mineral reserves may vary significantly from time to time and there can be no assurance that any particular level of gold may be recovered from the mineral reserves.

     Any of these factors may require Placer Dome to reduce its mineral reserve and mineral resource estimates or to increase its costs. Short-term factors, such as the need for additional development of a deposit or the processing of new or different grades, may impair Placer Dome’s profitability.

Increased costs could affect profitability

     The cash cost of production at any particular mining location is frequently subject to great variation from one year to the next due to a number of factors, such as changing waste-to-ore ratios, ore grade, metallurgy, labour costs, the cost of supplies and services (for example, electricity and fuel) and the exchange rate of the U.S. dollar against currencies of countries where mining operations are located.

     Currency fluctuations may affect the costs that Placer Dome incurs at its operations. Gold and copper are sold throughout the world based principally on the U.S. dollar price, but a significant portion of Placer Dome’s operating expenses are incurred in currencies other than the U.S. dollar. The appreciation of non-U.S. dollar currencies against the U.S. dollar increases the costs of gold and copper production in U.S. dollar terms at mines located outside the U.S. Conversely, a depreciation of non-U.S. dollar currencies usually decreases the cost of production in U.S. dollar terms in these countries.

     Placer Dome has historically reduced its exposure to foreign currency fluctuations by entering into forward sale contracts. There can be no assurance that Placer Dome will continue these forward selling techniques.

Mining Risks

     The business of gold mining involves many risks and hazards, including environmental hazards, industrial accidents, labour force disruption, the unavailability of material and equipment, unusual or unexpected rock formations, pit slope failures, changes in the regulatory environment, weather conditions, seismic activity, cave-ins, flooding, rockbursts and water conditions. Such occurrences could result in damage to, or destruction of, mineral properties or production facilities, personal injury or death, environmental damage, delays in mining, monetary losses and possible legal liability. As a result, Placer Dome may incur significant costs that could have a material adverse effect upon its financial performance, liquidity and results of operations.

Environmental and Health and Safety Risks

     Placer Dome’s activities are subject to extensive federal, provincial, state and local laws and regulations governing environmental protection and employee health and safety. Placer Dome is required to obtain governmental permits and provide other bonding requirements under federal, state or provincial air, water quality and mine reclamation rules and permits. Although Placer Dome makes provisions for reclamation costs, it cannot be assured that these provisions will be adequate to discharge its obligations for these costs.

     Failure to comply with applicable environmental and health and safety laws can result in injunctions, damages, suspension or revocation of permits and imposition of penalties. There can be no assurance that Placer Dome has been, or will be, at all times in complete compliance with such laws, regulations and permits, or that the costs of complying with current and future environmental and health and safety laws and permits will not materially adversely affect Placer Dome’s business, results of operations or financial condition.

     Placer Dome could also be held responsible for the costs of addressing contamination at current or former facilities or third party sites. Placer Dome could also be held liable for exposure to such hazardous substances. Placer Dome is involved in various investigative and remedial actions. There can be no assurance that the costs of such actions would not be material.

     Environmental laws and regulations are complex and have tended to become more stringent over time. These laws are continuously evolving in all regions in which Placer Dome conducts its activities. Any changes in such laws, or in the environmental conditions at Placer Dome’s mines, could have a material adverse effect on Placer Dome’s financial condition, liquidity or results of operations. Placer Dome is not able to determine the impact of future changes in environmental laws and regulations on its future financial position due to the uncertainty surrounding the ultimate form such changes may take.

     As mining operations continue to update and clarify their closure plans and as environmental protection laws and administrative policies are changed, Placer Dome will revise the estimate of its total obligations and may be obliged to provide further security for mine reclamation costs. Although the ultimate amount of reclamation to be incurred for existing and past mining interests is uncertain, Placer Dome has estimated that for reclamation of existing disturbance that the undiscounted future value of its share of these costs to be US$268 million as at December 31, 2003, and has accrued the fair market value amount of this amount (US$198 million) on its balance sheet. For information concerning long-term reclamation provisioning, see notes 2(a), 18(a) and (b) of our 2003 Consolidated Financial Statements.

Investment returns for defined benefit pension plans

     Assets in Placer Dome’s defined benefit pension plans arise through employer contributions and returns on investments made by the plans. Returns on investments made by Placer Dome’s employee defined benefit pension plans are subject to fluctuation. Placer Dome is responsible for funding any shortfall of pension assets compared to pension obligations under its defined benefit pension plans.

Risks related to Placer Dome’s operations

     In addition to the risks related to the gold mining industry generally, Placer Dome’s operations are also subject to the following risks specific to it:

Political and Country Risk

     Placer Dome conducts operations in a number of countries, namely Australia, Canada, Chile, Dominican Republic, Papua New Guinea, South Africa, Tanzania and the U.S. These operations are potentially subject to a number of political, economic and other risks. Placer Dome is not able to determine the impact of political, economic or other risks on its future financial position, however Placer Dome currently has global political risk insurance (up to a maximum limit of US$530 million) that may mitigate certain adverse financial effects from unfavourable political, economic or other events in certain countries. This policy consists of various participants with varying degrees of tenure up to five years. The first renewals will commence in October, 2006.

     Exploration, development and production activities are potentially subject to political, economic and other risks, including:

•	cancellation or renegotiation of contracts;

•	changes in foreign laws or regulations;

•	changes in tax laws;

•	royalty and tax increases or claims by governmental entities;

•	retroactive tax or royalty claims;

•	expropriation or nationalization of property;

•	inflation of costs that is not compensated by a currency devaluation;

•	foreign exchange controls;

•	restrictions on the ability of local operating companies to sell gold offshore for U.S. dollars, and on the ability of such companies to hold U.S. dollars or other foreign currencies in offshore bank accounts;

•	import and export regulations, including restrictions on the sale of gold offshore in U.S. dollars;

•	restrictions on the remittance of dividend and interest payments offshore;

•	restrictions on the ability of a foreign company to have management control of a mining operation;

•	requirement that a foreign subsidiary or operating unit have a domestic joint venture partner, possibly which the foreign entity must subsidize;

•	environmental controls and permitting;

•	government mandated social expenditures, such as comprehensive health care for HIV/AIDS infected employees and families;

•	risks of loss due to civil strife, acts of war, guerrilla activities, insurrection and terrorism; and

•	other risks arising out of foreign sovereignty over the areas in which Placer Dome’s operations are conducted.

     Such risks could potentially arise in any country in which Placer Dome operates, however the risks are regarded as greater in South Africa, Tanzania and Papua New Guinea.

     Consequently, Placer Dome’s exploration, development and production activities may be substantially affected by factors beyond Placer Dome’s control, any of which could materially adversely affect Placer Dome’s financial position or results of operations. Furthermore, in the event of a dispute arising from such activities, Placer Dome may be subject to the exclusive jurisdiction of courts outside North America or may not be successful in subjecting persons to the jurisdiction of the courts in North America, which could adversely affect the outcome of a dispute.

     In relation to South Africa and Tanzania, a number of economic and social issues exist which increase Placer Dome’s political and economic risk. The current South African government is facing economic and political issues (such as employment creation, black economic empowerment and land redistribution), and social issues (such as crime, corruption, poverty and HIV/AIDS), all of which may impact Placer Dome’s South African operations. While the government is adopting measures to address these issues, this political climate increases the risk of the government making changes in the future to its position on issues such as foreign investment, industrial relations, mining concessions and land tenure, which in turn may adversely affect Placer Dome’s South African operations.

     HIV/AIDS and tuberculosis (which is exacerbated in the presence of HIV/AIDS) are major health care issues faced in South Africa and Tanzania. Tanzania also suffers from a high incidence of malaria. A portion of Placer Dome’s South African and Tanzanian workforces is believed to be infected by HIV/AIDS. Placer Dome has undertaken a comprehensive HIV/AIDS awareness and prevention program for South Deep mine employees, their families and local communities, and is developing a program for North Mara. It is not possible to determine with certainty the costs that Placer Dome may incur in the future in dealing with this issue, however if the number of infections increases, costs associated with treatment and employee retraining may also increase, affecting profitability.

     In relation to Papua New Guinea, the location of the Porgera and Misima gold mines, there is a greater level of political and economic risk compared to some other countries in which Placer Dome operates. For example, open pit operations at the Porgera mine were suspended from August 27, 2002 to October 12, 2002 due to interruptions in the electrical power supply as a result of election related vandalism. There is a risk that social unrest and government intervention could be exacerbated during the mine closure process. The Porgera mine’s infrastructure, including power, water and fuel may be at risk of sabotage. Porgera has extensive community relations and security groups to anticipate and manage social issues that may arise because of the evolving nature of its community.

     The Porgera and Misima mines have, on a number of occasions, experienced delays in the granting of operating permits and licences necessary for these businesses to conduct their lawful operations. Although there has never been an interruption to operations due to an issue of this nature, if at any time in the future permits essential to lawful operations are not obtained or exemptions not granted, there is a risk that the Porgera and Misima mines may not be able to operate for a period. Future government actions cannot be predicted, but may impact on the operation and regulation of mines including Porgera and Misima.

Occurrence of events for which Placer Dome is not insured may affect its cash flows and overall profitability

     Placer Dome maintains insurance to protect itself against certain risks related to its operations. Other than the political risk insurance mentioned above, Placer Dome’s insurance coverage includes the following:

•	property (including boiler and machinery) insurance;

•	directors and officers liability insurance;

•	comprehensive general liability insurance; and

•	marine cargo insurance.

     Although these coverages are maintained in amounts that are believed to be reasonable depending upon the circumstances surrounding each identified risk, there is no assurance that the coverage will be sufficient to indemnify Placer Dome in the event of a claim or loss. Also, Placer Dome may not have insurance for certain risks, such as environmental pollution or other hazards, against which mining companies cannot insure, or against which Placer Dome may elect not to insure because of high premium costs or various other reasons.

     Occurrences of events for which Placer Dome is not insured may adversely affect its cash flows and overall profitability.

Placer Dome’s business depends upon good relations with its employees

     Employees at the South Deep, Dome (Porcupine Joint Venture), and Zaldivar mines are unionized. In the past, labour disruptions at various mines in South Africa have been used to advocate labour, political and social causes. Hence the risk of labour disruptions is considered to be higher at South Deep.

Placer Dome may not have satisfactory title to its properties

     The validity and ownership of mining property holdings can be uncertain and may be contested. Although Placer Dome has attempted to acquire satisfactory title to its properties, risk exists that some titles, particularly titles to undeveloped properties, may be defective. There are currently a number of pending native title or traditional land owner claims relating to certain of Placer’s properties in Australia. See “Government regulation and changes in legislation” below for a discussion on South African title issues.

Competition for mineral land

     There is a limited supply of desirable mineral lands available for acquisition, claim staking or leasing in the areas where Placer Dome contemplates expanding its operations and conducting exploration activities. Many participants are engaged in the mining business, including large, established mining companies. Accordingly, there can be no assurance that Placer Dome will be able to compete successfully for new mining properties.

Uncertainty of exploration and development programs

     Placer Dome’s profitability is significantly affected by the costs and results of its exploration and development programs. As mines have limited lives based on proven and probable mineral reserves, Placer Dome actively seeks to replace and expand its mineral reserves, primarily through exploration and development and strategic acquisitions. Exploration for minerals is highly speculative in nature, involves many risks and is frequently unsuccessful. Among the many uncertainties inherent in any gold exploration and development program are the location of economic ore bodies, the development of appropriate metallurgical processes, the receipt of necessary governmental permits and the construction of mining and processing facilities. Assuming the discovery of an economic deposit, depending on the type of mining operation involved, several years may elapse from the initial phases of drilling until commercial operations are commenced and, during such time, the economic feasibility of production may change. Accordingly, Placer Dome’s exploration and development programs may not result in any new economically viable mining operations or yield new mineral reserves to replace and expand current mineral reserves. In the event that new mineral reserves are not discovered, Placer Dome may not be able to sustain production beyond the current mine lives, based on current production rates.

Government regulation and changes in legislation

     In the U.S., much of Placer Dome’s mineral reserves and operations occur on unpatented lode mining claims and mill sites that are on federal lands, pursuant to the federal mining laws. There are numerous federal regulatory developments that could restrict mine expansions and significantly increase regulatory obligations and compliance costs with respect to exploration, mine development, mine operations and closure. Placer Dome is not able to determine the impact of such mining-related regulatory developments on its future financial position. See note 18(e) of our 2003 Consolidated Financial Statements for further information.

     On October 10, 2002, the Mineral and Petroleum Resources Development Act No. 28, 2002 (the “Act”) was promulgated into law by publication in the South African Government Gazette. The Minister of Minerals and Energy announced in February 2004 that the Act will be enacted during May 2004.

     The Act provides for state custodianship of mineral resources and the government becomes the grantor of prospecting, mining, exploration and production rights. Holders of old-order mining rights will have five years to lodge their rights for conversion into new mining rights. The conversion requirements are set out in the Act. Old-order mining rights will continue in force during the conversion period.

     The Act calls for the development of a broad-based socio-economic empowerment Charter (the “Charter”) which sets out the framework, targets and time-table for increasing the participation of historically disadvantaged South Africans (“HDSAs”) in the mining industry, and enhancing the benefits to HDSAs from the exploitation of mining and mineral resources. On October 11, 2002, the South African government released the draft of the Charter and on February 18, 2003 the government released an appendix to the Charter known as the Scorecard, which is designed to facilitate the application of the Charter in terms of the requirements for conversion of old order mining rights under the Act. The Charter is based on seven key principles, five of which are operationally oriented and cover areas focused on bettering conditions for HDSAs, and two of which are focused on HDSA ownership targets and beneficiation. The Charter contains targets to increase HDSA ownership of South African mining industry assets to 15% in five years and 26% over 10 years. The Charter states that the transfer of ownership in the industry must take place in a transparent manner and for fair market value. It also states that the South African mining industry will assist HDSA companies in securing financing to fund participation.

     The five operational focus areas of the Charter include human resource development; employment equity including HDSA participation in management and participation by women; HDSA participation in procurement; improved housing and living conditions for mine employees; and community and rural development.

     South Deep is relatively advanced in meeting the operational Charter targets. Regarding human resources development, approximately 20% of the workforce have successfully completed basic educational training that focuses on numeracy and literacy; regarding employment equity in senior and junior management, approximately 40% and 43%, respectively, are HDSAs; regarding mine community and rural development, the CARE project is a program that has won international recognition in its training and developing of the South Deep 1999 retrenched employees and continues to lead in the industry, improving the lives of the mine community and rural development, with 75% of the employees now being economically active; regarding housing and living conditions, significant improvements in on-site living conditions/accommodations, and an increase in living-out allowance have taken place; and regarding procurement, the mine has developed a procurement policy that allows for development and increased business to HDSAs.

     The Act also allows for the payment by mining rights holders of a state royalty to be prescribed in a separate money bill. On March 20, 2003, the South African government released a draft of The Mineral and Petroleum Royalty Bill (the “draft Bill”) to the public for comment. If approved in its original form, the draft Bill would provide for a 3% tax-deductible royalty on gold revenues from Placer Dome’s share of production at the South Deep mine. In his February 18, 2004 budget speech, the South African Minister of Finance announced that the new royalties would not commence until 2009. A revised draft of the Bill is expected to be released sometime in 2004. The Minister also indicated that finalization of the Bill would provide an opportunity to review the mining industry’s tax dispensation as a whole.

     At present, the financial implications of various pieces of the new legislation cannot be assessed, therefore Placer Dome is not in a position to quantify either the increase in costs or the other impacts of the proposed royalty and Charter targets on operations at South Deep. Depending on the final provisions of the new legislation, there is a possibility of a material increase in costs to the operations at South Deep. Placer Dome will continue to monitor closely the progress of the Act and other relevant legislation and to assess their impact on current operations and future development at South Deep.

Joint ventures

     Certain of the properties in which Placer Dome has an interest are operated though joint ventures with other mining companies. Any failure of such other companies to meet their obligations to Placer Dome or to third parties could have a material adverse effect on the joint ventures. In addition, Placer Dome may be unable to exert control over strategic decisions made in respect of such properties.

Licenses and permits

     The operations of Placer Dome require licenses and permits from various governmental authorities. Placer Dome believes that it holds all necessary licenses and permits under applicable laws and regulations and believes that it is presently complying in all material respects with the terms of such licenses and permits. However, such licenses and permits are subject to change in various circumstances. There can be no guarantee Placer Dome will be able to obtain or maintain all necessary licenses and permits (including those for Cortez Hills) as are required to explore and develop its properties, commence construction or operation of mining facilities and properties under exploration or development or to maintain continued operations that economically justify the cost.

Acquisitions

     Placer Dome undertakes evaluations of opportunities to acquire additional gold mining assets and businesses. Any resultant acquisitions may be significant in size, may change the scale of Placer Dome’s business, and may expose Placer Dome to new geographic, political, operating, financial and geological risks. Placer Dome’s success in its acquisition activities depends on its ability to identify suitable acquisition candidates, acquire them on acceptable terms and integrate their operations successfully with those of Placer Dome. Any acquisitions would be accompanied by risks, such as a significant decline in the gold price, the ore body proving to be below expectations, the difficulty of assimilating the operations and personnel of any acquired companies; the potential disruption of Placer Dome’s ongoing business; the inability of management to maximize the financial and strategic position of Placer Dome through the successful integration of acquired assets and businesses; the maintenance of uniform standards, controls, procedures and policies; the impairment of relationships with employees, customers and contractors as a result of any integration of new management personnel; and the potential unknown liabilities associated with acquired assets and businesses. In addition, Placer Dome may need additional capital to finance an acquisition. Debt financing related to any acquisition will expose Placer Dome to the risk of leverage, while equity financing may cause existing shareholders to suffer dilution. There can be no assurance that Placer Dome would be successful in overcoming these risks or any other problems encountered in connection with such acquisitions.

Use of forward sale and derivative instruments

     Placer Dome has historically reduced its exposure to gold, copper and silver price fluctuations by entering into forward sale and financial derivative contracts. There can be no assurance that Placer Dome will continue the forward selling techniques successfully used, or any other forward selling techniques, or, if they are continued, that Placer Dome will be able to achieve in the future realized prices for gold produced in excess of average London PM fix prices as a result of its forward selling activities.

     If the gold price rises above the price at which future production has been committed under Placer Dome’s hedge instruments, Placer Dome will have an opportunity loss. However, if the gold price falls below that committed price, revenues will be protected to the extent of such committed production. In addition, Placer Dome could be exposed to a loss of value if a counterparty to a hedge or forward sale contract defaults on its primary obligations under the instrument.

Risks Relating to the Debentures and Underlying Shares

Placer Dome is a holding company and the debentures will effectively be subordinated to all of its subsidiaries’ existing and future liabilities

     The debentures will be obligations exclusively of Placer Dome and will not be obligations of any subsidiaries of Placer Dome. Placer Dome is a holding company and conducts substantially all of its operations through subsidiaries. Substantially all of Placer Dome’s operating assets are owned by its subsidiaries, effectively subordinating the debentures to all existing and future liabilities (including indebtedness, trade payables, and tax, lease and letter of credit obligations) of its subsidiaries. Therefore, Placer Dome’s rights and the rights of its creditors, including holders of the debentures, to participate in the assets of any subsidiary upon the subsidiary’s liquidation or reorganization will be subject to the prior claims of such subsidiary’s creditors, except to the extent that Placer Dome may be a creditor with recognized claims against the subsidiary, in which case Placer Dome’s claims would still be effectively subordinate to any third party security interests in, or mortgages or other liens on, the assets of that subsidiary and would be subordinate to any liabilities of the subsidiary senior to those held by Placer Dome.

     Our subsidiaries had US$42 million of total debt, including capital leases, but excluding debt owed to Placer Dome and other intercompany debt, outstanding as of December 31, 2003.

Placer Dome is a holding company and, therefore, its ability to pay the principal and interest, and to purchase, on the debentures is dependent upon the distribution of funds from its subsidiaries

     Because Placer Dome is a holding company and substantially all its operations are conducted through its subsidiaries, Placer Dome’s cash flow, and its consequent ability to service its debt, including the debentures, to purchase the debentures and to pay amounts due in respect to its other obligations, is dependent upon the results of operations of its subsidiaries and the distribution of funds by its subsidiaries. The ability of its subsidiaries to provide dividends, loans and advances to Placer Dome may be subject to contractual, statutory or regulatory restrictions, depends upon the results of operations of its subsidiaries, and is subject to various business considerations.

     Our subsidiaries had US$42 million of debt, including capital leases, but excluding debt owed to Placer Dome and other intercompany debt, outstanding as of December 31, 2003.

A substantial majority of our assets are not subject to the restrictive covenants in the Indenture

     A substantial majority of our assets (measured in terms of net book value of our property, plant and equipment) is located outside of Canada and the United States and, therefore, will not be subject to the covenants in the indenture limiting our ability to incur indebtedness secured by specified assets or to enter into sale and leaseback transactions with respect to specified assets. The fact that the majority of our assets will not be subject to these covenants could have adverse effects on the holders of the debentures. In particular, the indenture will not prevent us from incurring indebtedness secured by assets located outside of Canada and the United States, and any secured indebtedness we incur will rank senior in right of payment to the debentures to the extent of the security interest in such assets. In addition, any sale and leaseback transactions we enter into with respect to our assets that are not subject to the covenant restricting sale and leaseback transactions will reduce the amount of our assets available to the holders of the debentures in the event of a liquidation of the Company.

An active trading market may not develop for the debentures, and you may not be able to resell the debentures

     The debentures are securities for which there is no established market. We have not and do not intend to apply for listing of the debentures on any securities exchange or for quotation on any automated quotation system. We cannot assure you that any market for the debentures will develop or be sustained. If an active market is not developed or sustained, the market price and liquidity of the debentures may be adversely affected.

Our shareholders’ rights plan and certain provisions of our articles of amalgamation could delay or prevent a change in control of our company that you might consider favorable

     We have a shareholders’ rights plan that may have the effect of discouraging unsolicited takeover proposals. The rights issued under the plan could cause substantial dilution to a person or group that attempts to acquire us. In addition, our articles of amalgamation allow our board of directors, without shareholder approval, to authorize the issuance of preferred shares in one or more series, the terms of which may be determined at the sole discretion of our board of directors and may adversely affect the economic rights of our common shareholders. The foregoing may discourage transactions that otherwise could provide for the payment of a premium over prevailing market prices for our common shares and also could limit the price that investors are willing to pay in the future for our common shares, which in turn could adversely effect the value of the debentures. See “Shareholders’ Rights Plan” for a discussion of our shareholders’ rights plan.

Placer Dome may not have the funds necessary to finance a repurchase of the debentures or may otherwise be restricted from making such repurchase

     On October 15, 2013 and October 15, 2018, or at any time prior to maturity pursuant to the offer to purchase, Placer Dome is required to make following a “designated event” under the Indenture, holders may require Placer Dome to repurchase their debentures at 100% of the principal amount of the debentures, plus accrued and unpaid interest and Additional Interest if any, to the repurchase date. However, it is possible that Placer Dome will not have sufficient funds available at such time or may otherwise be unable to make the required repurchase of debentures. In addition, any future credit agreements or other agreements governing to the indebtedness of Placer Dome or its subsidiaries could contain provisions limiting or prohibiting the repurchase of the debentures under certain circumstances, or could provide that an event similar to a designated event constitutes an event of default under that agreement. If any agreement governing our indebtedness prohibits or otherwise restricts a repurchase of the debentures when Placer Dome is obligated to do so, Placer Dome could seek the consent of the lenders to repurchase the debentures or attempt to refinance this debt. If Placer Dome does not obtain such a consent or refinance the indebtedness, it would not be permitted to repurchase the debentures without potentially causing a default under such indebtedness. A failure to repurchase tendered debentures would constitute an event of default under the Indenture, which might constitute a default under the terms of other indebtedness. Any such event of default could result in the debentures or borrowings and other amounts due under any credit agreement or other debt agreements of Placer Dome becoming immediately due and payable.

The price of our common shares historically has been volatile, which may make it difficult for you to resell the debentures or the common shares issuable upon conversion of the debentures

     Subject to certain conditions, the debentures will be convertible into common shares of Placer Dome. The market price of Placer Dome’s common shares historically has experienced and may continue to experience high volatility, and the broader stock market has experienced significant price and volume fluctuations in recent years. Some of the factors that can affect the price of Placer Dome’s common shares are:

•	the announcement of expanded exploration, development and production activities by Placer Dome or its competitors;

•	consolidations, dispositions, acquisitions and financings;

•	changes in the market price of gold and, to a lesser extent, copper and silver;

•	continued variability in revenue or earnings;

•	changes in quarterly revenue or earnings estimates made by the investment community; and

•	speculation in the press or investment community about Placer Dome’s strategic position, financial condition, results of operations, business or significant transactions.

     General market conditions and domestic or international macroeconomic and geopolitical factors unrelated to our performance may also affect the price of our common shares. For these reasons, investors should not rely on historical trends to predict future stock prices or financial results. In addition, following periods of volatility in a company’s securities, securities class action litigation against a company is sometimes instituted. This type of litigation could result in substantial costs and the diversion of management time and resources. Placer Dome anticipates that it will continue to face these types of risks.

The conditional conversion feature of the debentures could prevent a holder from receiving the value of the common shares into which the debentures are convertible

     The debentures are convertible into common shares only if specific conditions are met. If the specific conditions for conversion are not met, holders would not be able to convert their debentures or receive the value of the common shares into which the debentures would otherwise be convertible.

Certain corporate events may cause the debentures to become convertible into highly illiquid securities that are different from consideration received by holders of our common shares

     Your right to convert the debentures into our common shares is subject to important limitations if, prior to October 10, 2008, certain corporate events (as described under “Description of Debentures—Conversion of Debentures—Conversion Upon Specified Corporate Transactions”) were to occur. Upon such an occurrence you will only be able to convert the debentures into our common shares or other “prescribed securities” within the meaning of the Income Tax Act (Canada). As a result, unless you convert your debentures prior to the effective date of the corporate event, your debentures could become convertible into securities that are different from the consideration received by holders of our common shares pursuant to that event. Generally, a “prescribed security” is a share of capital stock (or a right or warrant to acquire a share of capital stock) of the obligor on the debentures following the transaction. If, for example, an entity acquires all our common shares and we become a wholly-owned subsidiary of that acquirer, you will only be able to convert the debentures into our common shares, which would not be listed or publicly traded and would be highly illiquid. This could have a material adverse effect on the value of your debentures.

     If such an event were to occur and if the event is also a “designated event,” as defined herein, Placer Dome will be required to offer to repurchase your debentures for cash.

The conversion rate of the debentures may not be adjusted for all dilutive events

     The conversion rate of the debentures is subject to adjustment for certain events including, but not limited to, the issuance of dividends on our common shares, the issuance of certain rights or warrants, subdivisions or combinations of our common shares, certain distributions of assets, debt securities, capital stock or cash to holders of our common shares and certain issuer tender or exchange offers as described under “Description of Debentures—Conversion of Debentures—Conversion Rate Adjustments.” The conversion rate will not be adjusted for other events, such as an issuance of common shares for cash that may adversely affect the trading price of the debentures or the common shares. There can be no assurance that an event that adversely affects the value of the debentures, but does not result in an adjustment to the conversion rate, will not occur.

ENFORCEMENT OF CIVIL LIABILITIES

     We are a corporation organized under the laws of Canada and most of our directors and officers are residents of Canada. In addition, a substantial portion of our assets is located outside the United States. As a result, it may be difficult for holders of debentures to effect service of process within the United States upon our directors or officers who are not residents of the United States, or to realize in the United States upon judgments of courts of the United States predicated upon civil liability of such directors or officers under U.S. federal securities laws. We have been advised by Edwards, Kenny & Bray, our Canadian counsel, that a judgment predicated solely upon civil liability under such laws would probably be enforceable in Canada if the U.S. court in which the judgment was obtained had a basis for jurisdiction in the matter that was recognized by a Canadian court for such purposes. We have also been advised by such counsel, however, that there is doubt whether an action could be brought successfully in Canada in the first instance on the basis of liability predicated solely upon such laws.

RATINGS OF THE DEBENTURES

     The debentures have been assigned a rating of “Baa2” by Moody’s Investors Service, Inc. (“Moody’s) and “BBB+” by Standard & Poor’s Rating Services (“Standard & Poor’s”). The rating of “Baa2” by Moody’s is the 4th of 9 Moody’s rating categories, and the rating of “BBB+” by Standard & Poor’s is the 4th of 10 Standard & Poor’s rating categories.

     A debenture given a rating of Baa by Moody’s is considered to be a medium-grade obligation (i.e. the debentures are neither highly protected, nor poorly secured). Interest payments and principal security appear adequate for the present, but certain protective elements may be lacking or may be characteristically unreliable over any great length of time. Such debentures lack outstanding investment characteristics and, in fact, have speculative characteristics, as well. Moody’s also applies numerical modifiers in each generic rating classification from Aa through Caa. The modifier 2 indicates a mid-range ranking within the generic rating classification.

     An obligation rated BBB by Standard & Poor’s exhibits adequate protection parameters. However, adverse economic conditions or changing circumstances are more likely to lead to a weakened capacity of the obligor to meet its financial commitment on the obligation. The ratings from AA to CCC may be modified by the addition of a (+) or (-) to show relative standing within the major rating categories.

     A rating is not a recommendation to buy, sell or hold a security, and may be subject to revision or withdrawal by the rating agency at any time. We cannot assure you that any rating will remain in effect for any given period of time or that any rating will not be revised or withdrawn entirely by a rating agency in the future if in its judgment circumstances so warrant and, if such rating is so revised or withdrawn, we are under no obligation to update this prospectus.

USE OF PROCEEDS

     The selling securityholders will receive the net proceeds from the sale of the debentures and the underlying common shares sold under this prospectus. Neither the sale of any debentures by any holders thereof nor the sale of any underlying shares will result in any proceeds to Placer Dome.

     We realized net proceeds of US$224.2 million from the sale of the debentures and net proceeds of US$295.8 from the sale of the non-convertible debentures, both after deducting commissions for the initial purchasers and our offering expenses. We have used or intend to use as the case may be the net proceeds we realized from the sale of the debentures and the concurrent sale of the non-convertible debentures to refinance approximately US$300 million of the acquisition costs of East African Gold Mines Limited, including the repayment of commercial paper, and approximately US$140 million to fund associated capital requirements for the expansion of the North Mara Mine and to fund planned capital expenditures and development projects. Any remaining funds will be used for general corporate purposes, which may include working capital.

EARNINGS COVERAGE

     The earnings coverage set out below has been prepared and included in this prospectus in accordance with Canadian disclosure requirements and is based on our 2003 Consolidated Financial Statements, prepared in accordance with U.S. generally accepted accounting principles and incorporated herein by reference.

     The annual interest requirements on our long-term debt, using applicable interest rates, after giving effect to the issue of the debentures and the non-convertible debentures on a pro forma basis as if the issuance thereof had occurred on the first day of the twelve month period ended December 31, 2003, was US$71 million. Our earnings, after giving such effect to the issue of the debentures and non-convertible debentures and after adjustments for minority interests in the net earnings of subsidiaries, but before the deduction of interest on long-term debt and income and resource taxes for the twelve month period ended December 31, 2003 amounted to US$250 million, which is 3.5 times our interest requirements for that period.

PRICE RANGE OF COMMON SHARES

     Our common shares are listed on the New York Stock Exchange in the United States, the Toronto Stock Exchange in Canada, the Australian Stock Exchange in Australia, Euronext-Paris in France and the Swiss Exchange in Switzerland. Our common shares are listed under the stock symbol “PDG”. The common shares issuable upon conversion of the debentures will only be listed on the New York Stock Exchange and the Toronto Stock Exchange.

     International Depository Receipts representing the common shares are listed on Euronext-Brussels in Belgium.

     The Toronto Stock Exchange and New York Stock Exchange are the principal exchanges on which the common shares are traded. Shown below are high and low sale prices for the common shares for each of 2001, 2002 and 2003.

	NYSE (US$)		TSX (Cdn$)
	High	Low	High	Low
Year ended December 31, 2001
First quarter	$10.45	$7.88	$16.16	$12.00
Second quarter	$12.48	$8.38	$19.16	$13.20
Third quarter	$13.48	$9.52	$21.25	$14.59
Fourth quarter	$13.36	$8.75	$20.98	$15.45
Year ended December 31, 2002
First quarter	$13.85	$10.34	$22.05	$16.42
Second quarter	$14.74	$11.15	$22.57	$16.92
Third quarter	$11.99	$7.91	$17.60	$12.52
Fourth quarter	$11.90	$7.97	$18.59	$12.66
Year ending December 31, 2003
First quarter	$12.08	$8.71	$18.84	$12.75
Second quarter	$12.70	$9.10	$17.01	$13.50
Third quarter	$14.65	$11.38	$19.85	$15.90
Fourth quarter	$18.71	$13.19	$24.36	$17.54

     On March 19, 2004, the last reported sale price of our common shares on the NYSE was US$17.32 and on the TSX was CDN$23.10.

DIVIDEND POLICY

     Our decision to pay dividends, and the amount thereof is at the discretion of our board of directors and is governed by such factors as earnings, capital requirements and the operating and financial condition of Placer Dome. Our dividends are declared in United States Dollars. Shareholders with addresses in Canada and Australia are currently paid the equivalent amount in Canadian and Australian dollars.

     Since the 1987 amalgamation forming Placer Dome, we have paid uninterrupted dividends of a minimum of US$0.05 per common share semi-annually. A semi-annual dividend of US$0.05 was declared on February 26, 2004 and will be paid on April 12, 2004.

CAPITALIZATION

     The following table summarizes our consolidated cash and cash equivalents and capitalization as of December 31, 2003 on an actual basis.

     The net proceeds from the issuance of the debentures and concurrent issuance of the non-convertible debentures were applied as described under “Use of Proceeds”.

     The data is derived from our 2003 Consolidated Financial Statements. You should read this table in conjunction with the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” section of our Annual Information Form, dated February 26, 2004, and 2003 Consolidated Financial Statements, which are incorporated by reference in this prospectus.

December 31, 2003
(In millions of US dollars)
Cash and cash equivalents	$582
Long-term debt (excluding current portion)(1):
7-1/8% unsecured bonds due 2007	$100
7-3/4% unsecured bonds due 2015	100
2.75% convertible debentures due 2023	230
6-3/8% debentures due 2033	200
6.45% debentures due 2035	300
8-1/2% Series B junior subordinated preferred unsecured securities due 2045	77
Medium term notes, unsecured(2)	140
East African Gold Mines Limited loan, non-recourse to Placer Dome	28
Capital leases	4

Total long-term debt	1,179
Shareholders’ equity:
Preferred shares—unlimited shares authorized, no par value, none issued	—
Common shares—unlimited shares authorized, no par value, issued and outstanding 411,530,294 shares as of December 31, 2003	2,023
Retained earnings	345
Accumulated other comprehensive income	(35)
Contributed surplus	66

Total shareholders’ equity	2,399

Total capitalization	$3,578

(1)	As of December 31, 2003, the current portion of our long-term debt and capital leases was US$10 million, comprised of US$2 million of capital leases and US$8 million for the East African Gold Mines Limited loan

(2)	Interest rates ranging from 6.64% to 8.05% with maturities extending to 2026.

SELECTED FINANCIAL INFORMATION

     The following table sets forth certain selected historical consolidated financial and production data as of the dates and for each of the periods presented prepared in accordance with U.S. generally accepted accounting principles. Audited financial statements for the three years ended December 31, 2003, prepared in accordance with Canadian generally accepted accounting principles, have also been prepared and filed with Canadian securities regulators. The selected consolidated statements of earnings (loss) data for the years ended December 31, 2003, 2002 and 2001 and the selected consolidated balance sheet data as of December 31, 2003 and 2002 set forth below have been derived from our 2003 Consolidated Financial Statements incorporated by reference herein. The selected consolidated balance sheet data as of December 31, 2001 set forth below have been derived from our audited consolidated financial statements for the year ended December 31, 2001, which are not incorporated herein by reference. This information should be read in conjunction with our consolidated audited financial statements and related notes, which are incorporated by reference in this prospectus. The data set forth under the caption “Gold Statistics” has not been audited.

	Year Ended December 31
	2001	2002	2003
	(In millions of U.S. dollars, except
	per common shares and gold statistics)
Consolidated statements of earnings (loss) data(1)
Sales	$1,223	$1,209	$1,763
Mine operating earnings	$336	$324	$406
Operating expenses:
General and administrative	41	40	51
Exploration	44	52	76
Resource development, technology and other	56	55	64
Write-downs of mining interests	301	—	—

Operating earnings (loss)	$(106)	$177	$215
Net earnings (loss) before the cumulative effect of changes in accounting policy	$(133)	$124	$246
Net earnings (loss)	$(133)	$116	$229
Per common share:
Net earnings (loss) before the cumulative effect of changes in accounting policy	$(0.41)	$0.35	$0.60
Net earnings (loss)	$(0.41)	$0.33	$0.56
Diluted net earnings (loss)	$(0.41)	$0.33	$0.56
Cash dividends	$0.10	$0.10	$0.10

	As of December 31,
	2001	2002	2003
	(In millions of U.S. dollars, except gold statistics)
Balance sheet data(1)
Cash and cash equivalents	$433	$537	$582
Property, plant and equipment, purchased undeveloped mineral interests and deferred stripping	$1,683	$2,332	$2,564
Total assets	$2,611	$3,873	$4,515
Long-term debt and capital leases (including current portion)	$842	$947	$1,189
Total liabilities	$1,268	$1,714	$2,116
Shareholders’ equity	1,343	2,159	2,399

Total liabilities and shareholders’ equity	$2,611	$3,873	$4,515

Gold statistics (unaudited):
Proven and probable ore reserves (thousands of ozs.)(2)	44,454	52,891	60,545

(1)	Amounts in this table reflect the following significant transactions and changes in accounting policies:

(i)	In 2001, Placer Dome recorded write-downs and provisions totaling US$301 million (with nil tax effect), including US$292 million for the Getchell Mine and US$8 million for the Bald Mountain Mine. Placer Dome wrote off Getchell after extensive analysis failed to identify a mine plan at then current gold prices that would recover the carrying value of the asset.

(ii)	On October 22, 2002 Placer Dome gained control of AurionGold. This increases Placer Dome’s ownership in Granny Smith and Porgera Mines to 100% and 75% from 60% and 50% respectively as well as adding the Henty, Kalgoorlie West and Kanowna Belle mines to the Corporation’s holdings.

(iii)	Effective July 1, 2002, Placer Dome and Kinross Gold Corporation formed the Porcupine Joint Venture which combined the operations of the Dome mine and mill, with Kinross’ Hoyle Pond, Pamour and Nighthawk Lakes mines as well as the Bell Creek mill. Placer Dome owns a 51% interest in the joint venture.

(iv)	During the fourth quarter of 2002, Placer Dome changed its accounting policy, retroactive to January 1, 2002, with respect to depreciation and depletion of property, plant and equipment to exclude future estimated mining and development costs. The cumulative effect of this change through December 31, 2001 was to decrease earnings on a pre and after tax basis by US$8 million (US$0.02 per share). The effect of the change in 2002 was to increase earnings on a pre and after tax basis before the cumulative effect of the accounting change by US$7 million (US$0.02 per share). The above items combined to decrease net earnings by US$1 million in 2002.

(v)	On January 1, 2003, Placer Dome adopted a new accounting standard “Accounting for Asset Retirement Obligations” which requires that the fair value of liabilities for asset retirement obligations be recognized in the period in which they are incurred. The cumulative non-cash effect of the change through January 1, 2003, which was booked in the first quarter was a US$17 million (US$0.04 per share) charge to net earnings.

(vi)	On July 23, 2003, Placer Dome completed the acquisition of 100% of the shares, on a fully diluted basis, of East African Gold Mines Limited for US$255 million. The transaction provides Placer Dome with the North Mara open pit gold mine in Northern Tanzania.

(vii)	On December 23, 2003, Placer Dome entered into a joint venture agreement with Newmont Mining Corporation (“Newmont”) at Turquoise Ridge. Placer Dome owns 75% of the joint venture and is the operator. Newmont acquired a 25% ownership position in the Turquoise Ridge and Getchell deposits.

(viii)	In the fourth quarter of 2003, Placer Dome finalized the AurionGold purchase price allocation resulting in several adjustments to the fair values assigned to the acquired assets and liabilities from the initial purchase price allocation. Accordingly, Placer Dome’s 2002 consolidated balance sheet has been restated to reflect these changes. In particular, the allocation to mineral properties and mine development has decreased by US$280 million, the residual goodwill amount increased by US$230 million to US$430 million, and the net allocation of value attributed to other assets increased by US$80 million.

(2)	The amount of ore reserves includes both proven and probable ore reserves as defined under the Canadian Institute of Mining, Metallurgy and Petroleum as required by National Instrument 43-101 of the Canadian Securities Administrators. In the case of mines in which we have a less than 100% interest, amounts of ore reserves include only our pro rata share of proven and probable reserves at these mines. Estimations of ore reserves are made on an annual basis.

DESCRIPTION OF DEBENTURES

     The debentures have been issued under an Indenture dated as of October 10, 2003, as amended and supplemented by a third supplemental indenture (as so amended and supplemented, the “Indenture”), entered into by Placer Dome and Deutsche Bank Trust Company Americas, as Trustee (the “Trustee”). The following summary of certain provisions of the Indenture and the debentures does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all the provisions of the Indenture, including the definitions therein of certain terms, and the form of certificate evidencing the debentures. Copies of the form of Indenture and the form of certificate evidencing the debentures are available upon request from Placer Dome. Capitalized terms and some of the other terms used but not defined in the following description of the debentures have the respective meanings specified in the Indenture. As used in the following description of the debentures, the terms “Placer Dome,” “we,” “our” and “us” mean Placer Dome Inc., excluding, unless otherwise expressly stated or the context otherwise requires, its subsidiaries and its proportionate share of unincorporated joint venture interests.

General

     The Indenture provides that Placer Dome may issue debt securities (the “debt securities”) thereunder from time to time in one or more series and permits Placer Dome to establish the terms of each series of debt securities at the time of issuance. The Indenture does not limit the aggregate amount of debt securities that may be issued by Placer Dome thereunder.

     The debentures constitute a separate series of debt securities under the Indenture, initially limited to US$230,000,000 aggregate principal amount. Under the Indenture, Placer Dome may, without the consent of the holders of the debentures, issue additional debentures from time to time in the future with the same terms and the same CUSIP numbers as the debentures in an unlimited principal amount, provided that such additional debentures must be part of the same issue as the debentures for United States federal income tax purposes. The debentures and any additional debentures we may issue in the future constitute a single series of debt securities under the Indenture. This means that, in circumstances where the Indenture provides for the holders of debt securities of any series to vote or take any action, the debentures and any additional debentures that we may issue will vote or take that action as a single class.

     The Indenture does not limit the amount of unsecured indebtedness Placer Dome or its subsidiaries may incur. In addition, neither we nor any of our subsidiaries are restricted under the Indenture from paying dividends or issuing or repurchasing our securities. The Indenture contains certain covenants of Placer Dome that are described below under “—Certain Covenants of Placer Dome.” You are not afforded protection under the Indenture in the event of a highly leveraged transaction or a designated event except to the extent described below under “—Offer to Repurchase at Option of the Holder Upon a Designated Event.”

     The debentures will mature on October 15, 2023, unless earlier converted, redeemed or repurchased. The debentures bear interest from October 10, 2003 at the rate of 2.75% per annum, payable semi-annually in arrears on April 15 and October 15 of each year, commencing April 15, 2004, to the persons in whose names the debentures are registered, subject to certain exceptions as provided in the Indenture, at the close of business on April 1 or October 1, as the case may be, immediately preceding such April 15 or October 15. Interest on the debentures will be computed on the basis of a 360-day year consisting of twelve 30-day months.

     The debentures are unsecured and unsubordinated obligations of Placer Dome. The debentures are not obligations of or guaranteed by any of our subsidiaries or by any joint ventures or partnerships to which we are a party. See “—Ranking of Debentures; Holding Company Structure” below.

     The debentures are not be entitled to the benefit of any sinking fund and will not be subject to discharge, defeasance or covenant defeasance under the Indenture. The debentures will be subject to redemption at the option of Placer Dome as described below under “—Optional Redemption by Placer Dome” and “—Optional Redemption for Changes in Canadian Tax Law.”

     The debentures are issued only in fully registered form without coupons, in denominations of US$1,000 and integral multiples of US$1,000 in excess thereof. The debentures are denominated and payable in U.S. dollars.

     The principal of and premium, if any, and interest on the debentures will be payable, and the debentures may be exchanged or transferred, at the office or agency maintained by Placer Dome for that purpose in the Borough of Manhattan, The City of New York; provided that payments of interest may be made at the option of Placer Dome by check mailed to the address of the persons entitled thereto or by transfer to an account maintained by the payee with a bank located in the United States; and provided, further, that payments on global debentures will be made to The Depository Trust Company, as depository (the “Depository”), or its nominee. The office or agency initially maintained by Placer Dome for the foregoing purposes shall be the office of the Trustee in New York City designated for such purpose. No service charge shall be made for any registration of transfer or exchange of debentures, but Placer Dome may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith.

     A holder may transfer or exchange debentures in definitive form at the same location given in the preceding paragraph. No service charge will be made for any registration of transfer or exchange of debentures, but we may require payment of a sum sufficient to cover any transfer tax or other similar governmental charge payable in connection therewith.

     The registered holder of a debenture is treated as the owner of it for all purposes subject to applicable law.

     If any interest payment date, redemption date, repurchase date or maturity date of any of the debentures is not a Business Day at any Place of Payment, then payment of principal, premium, if any, and interest need not be made at such Place of Payment on such date but may be made on the next succeeding Business Day at such Place of Payment, and no interest will accrue on the amount so payable for the period from and after such interest payment date, redemption date or maturity date, as the case may be.

Ranking of Debentures; Holding Company Structure

     The debentures are unsecured and unsubordinated obligations exclusively of Placer Dome and are not obligations of any subsidiaries of Placer Dome. A holder’s right of payment under the debentures ranks equally with the rights of creditors under other unsecured unsubordinated debt of Placer Dome, including the non-convertible debentures and the exchange non-convertible debentures. Placer Dome is a holding company and conducts substantially all of its operations through subsidiaries. Substantially all of Placer Dome’s operating assets are owned by its subsidiaries, effectively subordinating the debentures to all existing and future liabilities (including indebtedness, trade payables, and tax, lease and letter of credit obligations) of its subsidiaries. Therefore, Placer Dome’s rights and the rights of its creditors, including holders of the debentures, to participate in the assets of any subsidiary upon the subsidiary’s liquidation or reorganization will be subject to the prior claims of such subsidiary’s creditors, except to the extent that Placer Dome may be a creditor with recognized claims against the subsidiary, in which case Placer Dome’s claims would still be effectively subordinate to any third party security interests in, or mortgages or other liens on, the assets of that subsidiary and would be subordinate to any liabilities of the subsidiary senior to those held by Placer Dome.

     Our subsidiaries had US$42 million of debt, including capital leases, but excluding debt owed to Placer Dome and other intercompany debt, outstanding as of December 31, 2003. Although Placer Dome’s credit facilities impose limitations on the incurrence of additional indebtedness by Placer Dome and its subsidiaries, Placer Dome and its subsidiaries retain the ability to incur substantial additional indebtedness and other liabilities.

     The debentures are junior in right of payment to Placer Dome’s secured creditors to the extent of their collateral. As of December 31, 2003, Placer Dome, excluding its subsidiaries and its proportionate share of unincorporated joint venture interests, had US$1,137 million of debt outstanding, of which US$77 million was in the form of preferred, subordinated, unsecured securities.

     Because Placer Dome is a holding company substantially all of whose operations are conducted through its subsidiaries, Placer Dome’s cash flow and its consequent ability to service its debt, including the debentures, and to pay amounts due in respect to its other obligations, is dependent upon the results of operations of its subsidiaries and the distribution of funds by its subsidiaries to Placer Dome. The ability of its subsidiaries to provide dividends, loans and advances to Placer Dome may be subject to contractual, statutory or regulatory restrictions, depends upon the results of operations of its subsidiaries, and is subject to various business considerations.

Conversion of Debentures

     Holders may convert any of the debentures, in whole or in part, into common shares without par value in the capital of Placer Dome, which are referred to in this prospectus as the underlying shares, at the applicable conversion rate prior to the close of business on the final maturity date of the debentures, subject to prior redemption or repurchase of the debentures, only under the following circumstances:

•	upon satisfaction of a market price condition;

•	upon the occurrence of certain credit ratings events;

•	upon satisfaction of a trading price condition, subject to certain limitations;

•	upon notice of redemption (in which case only the debentures called for redemption may be converted); or

•	upon the occurrence of certain corporate transactions.

     The number of underlying shares a holder will receive upon conversion of its debentures will be determined by multiplying the number of US$1,000 principal amount of debentures a holder converts by the conversion rate on the date of conversion. A holder may convert its debentures in part so long as such part is US$1,000 principal amount or an integral multiple of US$1,000.

     If we call a holder’s debentures for redemption, a holder may convert its debentures only until the close of business on the business day immediately preceding the redemption date, unless we fail to pay the redemption price. If a holder has submitted its debentures for repurchase pursuant to our offer following a designated event (as defined below), a holder may convert its debentures only if a holder withdraws its repurchase election in accordance with the terms of the Indenture. Similarly, if a holder exercises its option to require us to repurchase its debentures other than upon a designated event, those debentures may be converted only if a holder withdraws its election to exercise its option in accordance with the terms of the Indenture. Upon conversion of debentures, a holder will not receive any cash payment of interest. Our delivery to the holder of the full number of common shares into which the debenture is convertible, together with any cash payment for such holder’s fractional shares, will be deemed to satisfy its obligation to pay:

•	the principal amount of the debenture; and

•	accrued but unpaid interest, if any, attributable to the period from the most recent interest payment date to the conversion date.

     As a result, accrued but unpaid interest to the conversion date is deemed to be paid in full rather than cancelled, extinguished or forfeited. We will continue to be required to pay liquidated damages, if any, on the common shares issued upon conversion of the debentures under the circumstances provided in the registration rights agreement.

     Notwithstanding the preceding paragraph, if debentures are converted after a record date but prior to the next succeeding interest payment date, holders of such debentures at the close of business on the record date will receive the interest payable on such debentures on the corresponding interest payment date notwithstanding the conversion. Such debentures, upon surrender for conversion, must be accompanied by funds equal to the amount of interest payable on that interest payment date with respect to the debentures so converted; provided that no such payment need be made (1) if we have specified a redemption date that is after a record date but on or prior to the next interest payment date, (2) if we have specified a repurchase date following a designated event that is after a record date but on or prior to the next interest payment date or (3) to the extent of any overdue interest at the time of conversion with respect to such debenture.

  Conversion Upon Satisfaction of Market Price Condition

     A holder may surrender its debentures for conversion into our common shares prior to close of business on the maturity date during any fiscal quarter commencing after December 31, 2003, and only during such fiscal quarter, if the closing sale price of our common shares exceeds 120% of the conversion price (initially 120% of approximately US$20.93 or approximately US$25.12) for at least 20 trading days in the 30 consecutive trading days ending on the last trading day of the preceding fiscal quarter; provided, however, we may elect, during any quarter in which the debentures could be converted pursuant to this provision, to permit conversion of the debentures at any time following such quarter and prior to the close of business on the maturity date by providing holders notice in the manner provided in the Indenture.

     The “closing sale price” of our common shares on any date means the closing sale price per share (or if no closing sale price is reported, the average of the bid and ask prices or, if more than one in either case, the average of the average bid and the average ask prices) on such date as reported in composite transactions on the New York Stock Exchange or such other principal United States securities exchange on which our common shares are traded or, if our common shares are not listed on a United States national or regional securities exchange, as reported by the Nasdaq System or by the National Quotation Bureau Incorporated or, if no such price is reported, as reported by the principal non-United States market on which the common shares are traded (currently the Toronto Stock Exchange). To the extent such price is reported in Canadian currency, the closing sale price will be converted into U.S. dollars based on the Bank of Canada noon exchange rate as reported for conversion into U.S. dollars on such date. In the absence of such reported price or quotation, our board of directors will determine the closing sale price on the basis of such quotation as we consider appropriate in good faith. The “conversion price” of the debentures as of any day will equal US$1,000 divided by the then current conversion rate.

  Conversion Upon Credit Ratings Event

     A holder may surrender its debentures for conversion into our common shares prior to maturity during any period in which (1) the long-term credit ratings assigned to the debentures by Standard & Poor’s and Moody’s are lower than “BBB-” and “Ba1,” respectively, (2) both Standard & Poor’s and Moody’s no longer rate the debentures or have suspended or withdrawn the rating assigned to the debentures, or (3) the debentures are not assigned a rating by both Standard & Poor’s and Moody’s.

     References to Standard & Poor’s and Moody’s shall include any successors to these entities.

  Conversion Upon Satisfaction of Trading Price Condition

     A holder may surrender its debentures for conversion into our common shares prior to the close of business on the maturity date during the five business day period after any five consecutive trading day period (a “measurement period”) in which the “trading price” per debenture, as determined following a request by a holder of debentures in accordance with the procedures described below, for each day of that measurement period was less than 98% of the product of the closing sale price of its common shares and the conversion rate for such date; provided, that if, on the date of any conversion pursuant to this clause, the closing sale price of our common shares is between 100% and 120% of the then current conversion price of the debentures, a holder will receive, in lieu of its common shares based on the conversion rate, common shares with a value equal to the principal amount of its debentures plus accrued and unpaid interest and Additional Interest if any, as of the conversion date (a “principal value conversion”). Our common shares delivered upon a principal value conversion will be valued at the greater of (a) the conversion price on the conversion date and (b) either (1) the average of the closing sale prices over the five trading day period starting on the third trading day after the conversion date, or (2) if required by the Toronto Stock Exchange, such other market price of the common shares required to be used for such purpose by the Toronto Stock Exchange, as specified in the Indenture.

     The “trading price” of the debentures on any date of determination means the average of the secondary market bid quotations per US$1,000 principal amount of debentures obtained by the Trustee for US$10,000,000 principal amount of the debentures at approximately 3:30 p.m., New York City time, on such determination date from three independent nationally recognized securities dealers selected by us; provided that if three such bids cannot reasonably be obtained by the Trustee, but two such bids are obtained, then the average of the two bids shall be used, and if only one such bid can reasonably be obtained by the Trustee, that one bid shall be used. If the Trustee cannot reasonably obtain at least one bid for US$10,000,000 principal amount of the debentures from a nationally recognized securities dealer, then the trading price will be deemed to be less than 98% of the product of the closing sale price of our common shares on the applicable date of determination and the conversion rate in effect on such date.

     In connection with any conversion upon satisfaction of the above trading pricing condition, the Trustee shall have no obligation to determine the trading price of the debentures unless we have requested such determination, and we shall have no obligation to make such request unless a holder provides us with reasonable evidence that the trading price per debenture would be less than 98% of the product of the closing sale price of its common shares and the conversion rate. At such time, we shall instruct the Trustee to determine the trading price of the debentures beginning on the next trading day and on each successive trading day until the trading price per debenture is greater than or equal to 98% of the product of the closing sale price of its common shares and the conversion rate.

  Conversion Upon Notice of Redemption

     If we call any debentures for redemption, including a redemption as described under “Optional Redemption for Changes in Canadian Tax Law,” a holder may convert the debentures that have been called for redemption (and only those debentures) until the close of business on the business day immediately preceding the redemption date, after which time a holder’s right to convert in reliance on this provision will expire unless we default in the payment of the redemption price.

  Conversion Upon Specified Corporate Transactions

     If we elect to:

•	distribute to all holders of our common shares certain rights or warrants entitling them to purchase our common shares, for a period expiring within 45 days of the record date for such issuance, at a price per share that is less than the average closing sale price of its common shares for the 10 trading days preceding the declaration date for such distribution; or

•	distribute to all holders of our common shares, shares of our capital stock, assets, evidences of indebtedness or certain rights to purchase our securities, which distribution has a per share value exceeding 5% of the closing sale price of our common shares on the trading day preceding the declaration date for such distribution;

     We must notify a holder at least 20 days prior to the ex-dividend date for such distribution. Once we have given such notice, a holder may surrender its debentures for conversion at any time until the earlier of close of business on the business day prior to the ex-dividend date or any announcement by us that such distribution will not take place. If a holder will otherwise participate in the distribution without conversion, a holder will not have the right to convert pursuant to this provision.

     In addition, if we are a party to a consolidation, amalgamation, merger, binding share exchange or sale, lease or conveyance of all or substantially all of our property and assets, in each case pursuant to which our common shares would be converted into cash, securities or other property, a holder may surrender its debentures for conversion at any time from and after the date that is 15 days prior to the anticipated effective date of the transaction until and including the date that is 15 days after the actual date of such transaction (or if such consolidation, amalgamation, merger, share exchange, sale, lease or conveyance also constitutes a designated event, until the repurchase date corresponding to such designated event).

     If the transaction also constitutes a designated event, a holder can require us to repurchase all or a portion of its debentures as described under “—Offer to Repurchase At Option of the Holder Upon a Designated Event.”

  Conversion Procedures

     The initial conversion rate for the debentures is 47.7897 common shares per US$1,000 principal amount of debentures, subject to adjustment as described below, which represents an initial conversion price of approximately US$20.93 per share. We will not issue fractional common shares upon conversion of debentures. Instead, we will pay cash in lieu of fractional shares based on the closing sale price of our common shares on the trading day prior to the conversion date. Except as described in this section, a holder will not receive any accrued interest or dividends upon conversion.

     To convert its debentures into common shares a holder must do the following (or comply with DTC procedures for doing so in respect of its beneficial interest in debentures evidenced by a global debenture):

•	complete and manually sign the conversion notice on the back of the debentures or facsimile of the conversion notice and deliver this notice to the conversion agent;

•	surrender the debenture to the conversion agent;

•	if required, furnish appropriate endorsements and transfer documents;

•	if required, pay all transfer or similar taxes; and

•	if required, pay funds equal to interest payable on the next interest payment date.

The date a holder complies with these requirements is the conversion date under the Indenture.

  Conversion Rate Adjustments

     We will adjust the conversion rate if any of the following events occurs:

•	we issue common shares as a dividend or distribution on our common shares;

•	we issue to all holders of common shares certain rights or warrants to purchase our common shares, for a period expiring within 45 days of the record date for such issuance, at a price per share that is less than the average closing sale prices of our common shares for the 10 trading days preceding the declaration date for such distribution;

•	we subdivide or combine our common shares;

•	we distribute to all holders of our common shares, shares of our capital stock, evidences of indebtedness or assets, including securities but excluding:

•	rights or warrants specified above;

•	dividends or distributions specified above; and

•	cash distributions.

If we distribute capital stock of, or similar equity interests in, a subsidiary or other business unit, then the conversion rate will be adjusted based on the market value of the securities so distributed relative to the market value of our common shares, in each case based on the average closing sales prices of those securities (where such closing sale prices are available) for the 10 trading days commencing on and including the fifth trading day after the date on which “ex-dividend trading” commences for such distribution on the New York Stock Exchange or such other U.S. national or regional exchange or market on which the securities are then listed or quoted;

•	we distribute cash payable to all holders of our common shares to the extent such cash distribution, together with any other cash distributions paid during the preceding twelve months, exceeds US$.10 per share (the “dividend threshold amount”) (the dividend threshold amount is subject to proportionate adjustment to reflect subdivisions or combinations of our common shares), in which case the conversion rate shall be increased so that it equals the rate determined by multiplying the conversion rate in effect on the record date with respect to the cash distribution by a fraction, (1) the numerator of which shall be the current market price per share of our common shares on the record date, and (2) the denominator of which shall be such price less the amount of the distribution in excess of the dividend threshold amount. “Current market price” shall mean the average of the daily closing sale prices per common share for the ten consecutive trading days ending on the earlier of the date of determination and the day before the “ex” date with respect to the distribution requiring such computation. For purpose of this paragraph, the term “ex” date, when used with respect to any distribution, means the first date on which our common shares trade, regular way, on the relevant exchange or in the relevant market from which the closing sale price was obtained without the right to receive such distribution;

•	we or one of our subsidiaries make a payment in respect of a tender offer or exchange offer for our common shares to the extent that the cash and value of any other consideration included in the payment per common share exceeds the closing sale price per common share on the trading day next succeeding the last date on which tenders or exchanges may be made pursuant to such tender or exchange offer; and

•	someone other than us or one of our subsidiaries makes a payment in respect of a tender offer or exchange offer in which, as of the closing date of the offer, our board of directors is not recommending rejection of the offer. The adjustment referred to in this clause will only be made if:

•	the tender offer or exchange offer is for an amount that increases the offeror’s ownership of common shares to more than 25% of the total common shares outstanding; and

•	the cash and value of any other consideration included in the payment per share exceeds the closing sale price per common share on the trading day next succeeding the last date on which tenders or exchanges may be made pursuant to the tender or exchange offer.

However, the adjustment referred to in this clause will generally not be made if, as of the closing of the offer, the offering documents disclose a plan or an intention to cause us to engage in a consolidation or merger or a sale of all or substantially all of our assets.

     To the extent that we have a rights plan in effect upon conversion of the debentures into common shares, a holder will receive, in addition to the common shares, the rights under the rights plan, unless prior to any conversion, the rights have been separated from the common shares, in which case the conversion rate will be adjusted at the time of separation as if we distributed to all holders of our common shares, shares of our capital stock, evidences of indebtedness or assets as described above, subject to readjustment in the event of the expiration, termination or redemption of such rights.

     In the event of:

•	any reclassification of our common shares;

•	a consolidation, amalgamation, merger or binding share exchange involving us; or

•	a sale or conveyance to another person or entity of all or substantially all of our property and assets;

in which holders of our common shares would be entitled to receive stock, other securities, other property, assets or cash for their common shares, upon conversion of its debentures a holder will be entitled to receive the same kind and amount of consideration that a holder would have been entitled to receive if a holder had converted the debentures into our common shares immediately prior to any of these events; provided that, if such transaction occurs before October 10, 2008, the consideration into which its debentures will be convertible will be limited to common shares of the obligor on the debentures or other prescribed securities (within the meaning of the Income Tax Act (Canada)) as described below.

     As a result, in these circumstances, the consideration issuable upon exercise of the conversion right could differ from the consideration received by holders of our common shares pursuant to that transaction. The conversion rate will be adjusted so that the consideration into which the debentures are convertible is equivalent in value as of the date of the transaction (based on the 10 trading day average of the closing sale prices for such prescribed securities, if available) to the consideration received by holders of common shares pursuant to the transaction, as determined by the board of directors.

     In general, a “prescribed security” is a share of the capital stock (or a right or warrant to acquire such a share) of the obligor on the debentures following the transaction; provided that neither such obligor, nor any person with which such obligor does not deal at arm’s length, is, on or before October 10, 2008, required to redeem, purchase or otherwise cancel the share or reduce its paid-up capital or effect any undertaking to ensure that any loss will be limited, by virtue of the terms or conditions of the share or any other agreement. Because of this definition of a prescribed security, certain transactions may result in the debentures being convertible into prescribed securities that are highly illiquid. This could have a material adverse effect on the value of the debentures. If, for example, an entity acquires all our common shares on or before October 10, 2008 and we become a wholly-owned subsidiary of that acquirer, the debentures will become convertible into our common shares, which, because we are a wholly-owned subsidiary, would not be listed or publicly traded and would be highly illiquid. See “Risk Factors—Certain corporate events may cause the debentures to become convertible into highly illiquid securities that are different from consideration received by holders of our common shares.” If that transaction also constitutes a designated event, a holder may require us to repurchase its debentures as described under “Offer to Repurchase at Option of the Holder Upon a Designated Event.”

     A holder may in certain situations be deemed to have received a distribution subject to United States federal income tax as a dividend in the event of any taxable distribution to holders of common shares or in certain other situations requiring a conversion rate adjustment. See “Certain Income Tax Considerations.”

     We may, from time to time, increase the conversion rate if our board of directors has made a determination that this increase would be in our best interests. Any such determination by our board will be conclusive. In addition, we may increase the conversion rate if our board of directors deems it advisable to avoid or diminish any income tax to holders of common shares resulting from any stock or rights distribution. See “Certain Income Tax Considerations.”

     Except as described above in this section, we will not adjust the conversion rate for any issuance of our common shares or convertible or exchangeable securities or rights to purchase our common shares or convertible or exchangeable securities.

Additional Amounts

     The Indenture provides that all payments made by Placer Dome under or with respect to the debentures (including, without limitation, any Additional Interest on the debentures payable by Placer Dome pursuant to the registration rights agreement as referred to under “Plan of Distribution”) will be made free and clear of and without withholding or deduction for or on account of any present or future tax, duty, levy, impost, assessment or other governmental charge (including penalties, interest and other liabilities related thereto) imposed or levied by or on behalf of the Government of Canada or of any province or territory thereof or by any authority or agency therein or thereof having power to tax (“Canadian Taxes”), unless Placer Dome is required to withhold or deduct Canadian Taxes by law or by the interpretation or administration thereof by the relevant governmental authority or agency. If Placer Dome is so required to withhold or deduct any amount for or on account of Canadian Taxes from any payment made under or with respect to any debentures, Placer Dome will pay as additional interest such additional amounts (“Additional Amounts”) as may be necessary so that the net amount received by each holder of debentures after such withholding or deduction (and after deducting any Canadian Taxes on such Additional Amounts) will not be less than the amount such holder would have received if such Canadian Taxes had not been withheld or deducted and similar payments (the term “Additional Amounts” shall also include any such similar payments) will also be made by Placer Dome to holders of debentures that are not subject to withholding but are required to pay tax directly on amounts otherwise subject to withholding; provided, however, that no Additional Amounts will be payable with respect to:

(1)	a payment made to a holder of debentures (an “Excluded Holder”) in respect of the beneficial owner thereof:

(a)	with which Placer Dome does not deal at arm’s length (within the meaning of the Income Tax Act (Canada)) at the time of making such payment;

(b)	which is subject to such Canadian Taxes by reason of its failure to comply with any certification, identification, information, documentation or other reporting requirement if compliance is required by law, regulation, administrative practice or an applicable treaty as a precondition to exemption from, or a reduction in the rate of deduction or withholding of, such Canadian Taxes (provided that in the case of any imposition or change in any such certification, identification, information, documentation or other reporting requirement which applies generally to holders of debentures who are not residents of Canada, at least 60 days prior to the effective date of any such imposition or change, Placer Dome shall give written notice, in the manner provided in the Indenture, to the Trustee and the holders of the debentures then outstanding of such imposition or change, as the case may be, and provide the Trustee and such holders with such forms or documentation, if any, as may be required to comply with such certification, identification, information, documentation, or other reporting requirement); or

(c)	which is subject to such Canadian Taxes by reason of its carrying on business in or otherwise being connected with Canada or any province or territory thereof otherwise than by the mere holding of such debentures or the receipt of payments thereunder; or

(2)	any estate, inheritance, gift, sales, excise, transfer, personal property or similar tax, assessment or governmental charge (“Excluded Taxes”).

     The Indenture further provides that we will (1) make such withholding or deduction and (2) remit the full amount deducted or withheld to the relevant authority in accordance with applicable law.

     The Indenture further provides that Placer Dome will furnish to the holders of any debentures, within 30 days after the date the payment of any Canadian Taxes is due pursuant to applicable law in respect of such debentures, certified copies of tax receipts evidencing such payment by it.

     The Indenture further provides that Placer Dome will indemnify and hold harmless each holder of any debentures (other than an Excluded Holder or with respect to Excluded Taxes) and upon written request reimburse each such holder for the amount of:

(a)	any Canadian Taxes so levied or imposed and paid by such holder as a result of payments made under or with respect to the debentures (including, without limitation, any payment of Additional Interest pursuant to the Registration Rights Agreement);

(b)	any liability (including penalties, interest and expenses) arising therefrom or with respect thereto; and

(c)	any Canadian Taxes imposed with respect to any reimbursement under clause (a) or (b).

     Wherever there is mentioned, under this caption “Description of Debentures”, in any context, the payment of principal of, or premium, if any, or interest on, or any other amount payable on or with respect to, any debentures (including, without limitation, any Additional Interest on the debentures payable by Placer Dome pursuant to the Registration Rights Agreement or the payment of a redemption price or a repurchase price), such mention shall be deemed to include mention of the payment of Additional Amounts to the extent that, in such context, Additional Amounts are, were or would be payable in respect thereof.

     The Indenture provides that the covenants described above under this caption “—Additional Amounts” shall survive any termination or discharge of the Indenture and shall survive the repayment of all or any of the debentures.

Optional Redemption for Changes in Canadian Tax Law

     The debentures will be subject to redemption, in whole but not in part, at the option of Placer Dome, at any time at a redemption price equal to 100% of the principal amount thereof plus accrued and unpaid interest thereon and accrued and unpaid Additional Interest, if any to the applicable redemption date (provided that installments of interest on debentures that are due and payable on interest payment dates falling on or prior to the relevant redemption date will be payable to the holders of the debentures (or one or more Predecessor Securities) registered as such at the close of business on the relevant record dates according to their terms and the provisions of the Indenture) in the event that Placer Dome has become or will become obligated to pay (which obligation Placer Dome cannot avoid through the use of reasonable measures available to it), on the next date on which any amount would be payable with respect to the debentures, any Additional Amounts (which are more than a de minimis amount) in respect of the debentures as a result of any amendment to or change in the laws (including any regulations promulgated thereunder) of Canada (or any political subdivision or taxing authority thereof or therein) or any amendment to or change in any official position regarding the application or interpretation of such laws or regulations by any applicable legislative body, court, governmental agency or regulatory authority of Canada (or any political subdivision or taxing authority thereof or therein), and in any such case which amendment or change is announced or becomes effective on or after the first date on which the debentures were originally issued.

     It shall be a condition to Placer Dome’s right to redeem the debentures pursuant to the provisions set forth in the immediately preceding paragraph that, prior to giving any notice of redemption of the debentures, Placer Dome shall have delivered to the Trustee:

   (1) an officers’ certificate stating that the obligation to pay such Additional Amounts cannot be avoided by Placer Dome taking reasonable measures available to it; and

   (2) an opinion of independent legal counsel to Placer Dome of nationally recognized standing in Canada and experienced in such matters to the effect that Placer Dome has or will become obligated to pay, on the next date on which any amount would be payable with respect to the debentures, Additional Amounts in respect of the debentures as a result of an amendment or change of the type described in the immediately preceding paragraph.

     Notice of any redemption will be mailed at least 30 days but not more than 60 days before the redemption date to each holder of the debentures at such holder’s registered address.

     Unless Placer Dome defaults in payment of the redemption price, on and after the redemption date interest will cease to accrue on the debentures called for redemption.

     Notwithstanding the foregoing, if Placer Dome give notice of redemption as described above, each holder of debentures will have the right to elect that such holder’s debentures will not be subject to such redemption. If a holder of debentures elects not to be subject to such redemption, Placer Dome will not be required to pay any Additional Amounts with respect to payments made on that holder’s debentures (solely as a result of the change in Canadian tax law that caused Additional Amounts to be payable) following the redemption date fixed by Placer Dome, and all subsequent payments on such holder’s debentures whether in cash or common shares will be subject to applicable Canadian Taxes. In such event, payments of interest on the debentures and deemed interest arising on maturity, redemption, purchase or conversion of a debenture or on an assignment or other transfer of a debenture to a person resident in Canada may be subject to Canadian Taxes, which may be substantial, and the tax consequences to holders of debentures described under “Certain Income Tax Considerations — Certain Canadian Federal Income Tax Considerations” will no longer apply. Because the tax consequences to holders in such circumstances could be material and adverse, holders of debentures should consult their own tax advisors in considering whether to elect their option to avoid redemption in such circumstances. In the event that cash payments which a holder would otherwise be entitled to receive from Placer Dome are insufficient to pay applicable Canadian Taxes, we may require from a holder as a condition to the holder’s right to receive any common shares on conversion or other amounts from Placer Dome an amount of cash sufficient to pay applicable Canadian Taxes. Holders of debentures must elect their option to avoid such redemption by written notice to the Trustee no later than the 15th day prior to the redemption date fixed by Placer Dome.

Optional Redemption by Placer Dome

     Beginning October 20, 2010 we may redeem the debentures in whole or from time to time in part for cash at the following prices expressed as a percentage of the principal amount:

Redemption Period	Price (%)
Beginning on October 20, 2010 and ending on October 14, 2011	100.825%
Beginning on October 15, 2011 and ending on October 14, 2012	100.550%
Beginning on October 15, 2012 and ending on October 14, 2013	100.275%

and 100% if redeemed on or after October 15, 2013. In each case, we will pay accrued and unpaid interest and Additional Interest, if any, to, but excluding, the redemption date, unless the redemption date falls after a record date but on or prior to the next succeeding interest payment date, in which case we will instead pay the full amount of accrued and unpaid interest and accrued and unpaid Additional Interest, if any, on such interest payment date to the holder of record on the close of business on the corresponding record date for that interest payment date.

     Notice of any redemption will be mailed at least 30 days but not more than 60 days before the redemption date to each holder of debentures to be redeemed at such holder’s registered address. If less than all the debentures are to be redeemed at our option, the Trustee will select, in such manner as it deems fair and appropriate, the debentures (or portions thereof) to be redeemed. If a portion of a holder’s debentures is selected for partial redemption and a holder converts a portion of its debentures, the converted portion will be deemed to the extent practicable to be of the portion selected for redemption. Unless we default in payment of the redemption price, on and after the redemption date interest will cease to accrue on the debentures or portions thereof called for redemption on such redemption date. No debentures may be redeemed by us if the principal amount of the debentures has been accelerated, and such acceleration has not been rescinded, or if we have failed to pay interest and such failure is continuing, on or prior to such date.

Repurchase at Option of the Holder

     A holder will have the right to require us to repurchase the debentures for cash on October 15, 2013 and October 15, 2018. We will be required to repurchase any outstanding debenture for which a holder delivers a written repurchase notice to the paying agent. The paying agent initially will be the Trustee. This notice must be delivered during the period beginning at any time from the opening of business on the date that is 20 business days prior to the repurchase date until the close of business on the business day immediately preceding the repurchase date. If a repurchase notice is given and withdrawn during that period, we will not be obligated to repurchase the debentures listed in the notice. Our repurchase obligation will be subject to certain additional conditions.

     The repurchase price payable for a debenture on the repurchase date will be equal to 100% of the principal amount to be repurchased. We will pay accrued and unpaid interest and Additional Interest, if any, to, but excluding, the repurchase date to holders of record on the close of business on the record date immediately preceding the repurchase date.

     The repurchase notice must state:

•	if certificated debentures have been issued, the debenture certificate numbers (or, if a holder’s debentures are not certificated, its repurchase notice must comply with appropriate DTC procedures);

•	the portion of the principal amount of debentures to be repurchased, which must be in US$1,000 multiples; and

•	that the debentures are to be repurchased by us pursuant to the applicable provisions of the debentures and the Indenture.

     A holder may withdraw any written repurchase notice by delivering a written notice of withdrawal to the paying agent prior to the close of business on the business day immediately preceding the repurchase date. The withdrawal notice must state:

•	the principal amount of the withdrawn debentures;

•	if certificated debentures have been issued, the certificate numbers of the withdrawn debentures (or, if a holder’s debentures are not certificated, its withdrawal notice must comply with appropriate DTC procedures); and

•	the principal amount of debentures, if any, which remains subject to the repurchase notice.

     We must give notice of an upcoming repurchase date to all debenture holders not less than 20 business days prior to the repurchase date at their addresses shown in the register of the registrar. We will also give notice to beneficial owners as required by applicable law. This notice will state, among other things, the procedures that holders must follow to require us to repurchase their debentures.

     Payment of the repurchase price for a debenture for which a repurchase notice has been delivered and not withdrawn is conditioned upon book-entry transfer or delivery of the debenture, together with necessary endorsements, to the paying agent at its office in the Borough of Manhattan, The City of New York, or any other office of the paying agent, at any time after delivery of the repurchase notice. Payment of the repurchase price for the debenture will be made promptly following the later of the repurchase date and the time of book- entry transfer or delivery of the debenture. If the paying agent holds money sufficient to pay the repurchase price of a debenture on the repurchase date, then, on and after the business day following the repurchase date:

•	that debenture will cease to be outstanding;

•	interest on that debenture will cease to accrue; and

•	all rights of the holder will terminate, other than the right to receive the repurchase price upon delivery of that debenture.

     This will be the case whether or not book-entry transfer of the debenture has been made or the debenture has been delivered to the paying agent.

     No debenture may be repurchased by us if the principal amount of debentures has been accelerated, and such acceleration has not been rescinded, on or prior to the repurchase date.

     We may be unable to repurchase the debentures if a holder elects to require us to repurchase the debentures pursuant to this provision. If a holder elects to require us to repurchase the debentures, we may not have enough funds to pay the repurchase price for all tendered debentures. Any future credit agreements or other agreements relating to our indebtedness may contain provisions prohibiting repurchase of the debentures under certain circumstances. If a holder elects to require us to repurchase the debentures at a time when we are prohibited from repurchasing debentures, we could seek the consent of our lenders to repurchase the debentures or attempt to refinance this debt. If we do not obtain consent or refinance the indebtedness, we would not be permitted to repurchase the debentures. Our failure to repurchase tendered debentures would constitute an event of default under the Indenture, which might constitute a default under the terms of our other indebtedness.

     We will comply with the provisions of Rule 13e-4 and any other tender offer rules under the Exchange Act and applicable Canadian securities laws that may be applicable in connection with a holder’s right to require us to repurchase the debentures.

Offer to Repurchase at Option of the Holder Upon a Designated Event

     If a designated event (as defined below) occurs at any time prior to the maturity of the debentures, we will be required to offer to repurchase a holder’s debentures, in whole or in part, on a repurchase date that is not less than 20 nor more than 35 business days after the date of its notice of the designated event. The debentures will be repurchased only in integral multiples of US$1,000 principal amount.

     If the offer is accepted, we will repurchase the debentures for cash at a price equal to 100% of the principal amount to be repurchased, plus accrued and unpaid interest and Additional Interest, if any, to, but excluding, the repurchase date. However, if such repurchase date falls after a record date and on or prior to the corresponding interest payment date, we will pay the full amount of accrued and unpaid interest and Additional Interest, if any, payable on such interest payment date to the holder of record on the close of business on the corresponding record date, and the holder tendering the debentures for repurchase will receive 100% of the principal amount thereof.

     We will not be required to make the offer to repurchase debentures upon a designated event if the principal amount of the debentures has been accelerated, other than for default in the payment of the repurchase price with respect to the debentures.

     We will mail to all record holders a notice of a designated event, including the offer to repurchase the debentures, within 15 days after it has occurred. The notice will state, among other things:

•	the events causing the designated event;

•	the date of such designated event;

•	if such designated event is also a transaction or other event that would require an adjustment to the conversion rate and, if so, the type of securities or other property that the debentures will be convertible into, as described under “ — Conversion Rate Adjustments” above:

•	a description of that event or transaction or other property;

•	the securities or other property into which the debentures will be convertible (and whether there will be a trading market for those securities); and

•	that the conversion rate will be adjusted (and the manner of such adjustment) for that transaction;

•	the last date on which the repurchase notice must be given;

•	the repurchase price;

•	the name and address of the paying agent;

•	the conversion rate and any adjustments to the conversion rate; and

•	that the debentures with respect to which a repurchase notice is given by the holder may be converted only if the repurchase notice has been withdrawn in accordance with the terms of the Indenture.

     We are also required to deliver to the Trustee a copy of the designated event notice. If a holder elects to accept the offer and require us to repurchase its debentures, a holder must deliver to us or our designated agent (initially, the paying agent), on or before the repurchase date specified in the notice of designated event, the repurchase notice and any debentures to be repurchased, duly endorsed for transfer. We will promptly pay the repurchase price for debentures surrendered for repurchase following the repurchase date.

     You may withdraw any written repurchase notice by delivering a written notice of withdrawal to the paying agent prior to the close of business on the repurchase date. The withdrawal notice must state:

•	the principal amount of the withdrawn debentures;

•	if certificated debentures have been issued, the certificate number of the withdrawn debentures (or, if a holder’s debentures are not certificated, its withdrawal notice must comply with appropriate DTC procedures); and

•	the principal amount of debentures, if any, which remains subject to the repurchase notice.

     Payment of the repurchase price for a debenture for which a repurchase notice has been delivered and not withdrawn is conditioned upon book-entry transfer or delivery of the debenture, together with necessary endorsements, to the paying agent at its office in the Borough of Manhattan, The City of New York, or any other office of the paying agent, at any time after delivery of the repurchase notice. Payment of the repurchase price for the debenture will be made promptly following the later of the repurchase date and the time of book-entry transfer or delivery of the debenture. If the paying agent holds money sufficient to pay the repurchase price of the debenture on the repurchase date, then, on and after the business day following the repurchase date:

•	that debenture will cease to be outstanding;

•	interest on that debenture will cease to accrue; and

•	all rights of the holder will terminate, other than the right to receive the repurchase price upon delivery of that debenture.

     This will be the case whether or not book-entry transfer of the debenture has been made or the debenture has been delivered to the paying agent.

     A “designated event” will be deemed to have occurred upon a “fundamental change” or a “termination of trading;” provided that a fundamental change or termination of trading occurring on or prior to October 10, 2008 shall not be deemed a designated event unless the transaction or event resulting in such fundamental change or termination of trading also constitutes a “change in control.”

     A “change in control” of Placer Dome will be deemed to have occurred at such time as:

•	any person, including its affiliates and associates, other than us, our subsidiaries or our or our subsidiaries’ employee benefit plans, becomes the beneficial owner of 50% or more of the total number of votes attached to our share capital entitled to general voting rights (collectively, “Voting Securities”) or other securities into which the Voting Securities are reclassified or changed; or

•	there shall be consummated any consolidation, merger, amalgamation, binding share exchange, statutory arrangement (involving a business combination) or similar transaction of us in which we are not the continuing or surviving corporation or pursuant to which the common shares would be converted into cash, securities or other property, in each case, other than a consolidation, amalgamation, merger, binding share exchange, statutory arrangement (involving a business combination) or similar transaction of us in which the holders of the Voting Securities immediately prior to such transaction have, directly or indirectly, at least a majority of the voting shares of the continuing or surviving corporation immediately after such transaction.

     A “fundamental change” is any transaction or event (whether by means of an exchange offer, liquidation, tender offer, consolidation, merger, amalgamation, combination, reclassification, recapitalization or otherwise) in connection with which all or substantially all of our common shares are exchanged for, converted into, acquired for or constitute solely the right to receive, consideration which is not all or substantially all common shares that:

•	are listed on, or immediately after the transaction or event will be listed on the Toronto Stock Exchange or a United States national securities exchange, or

•	are approved, or immediately after the transaction or event will be approved, for quotation on the NASDAQ National Market or any similar United States system of automated dissemination of quotations of securities prices.

     A “termination of trading” will be deemed to have occurred if our common shares (or other securities or property into which the debentures are then convertible, including, without limitation, “prescribed securities” as described above under “ — Conversion Rate Adjustments”) are neither listed for trading on the Toronto Stock Exchange or a United States national securities exchange nor approved for trading on the NASDAQ National Market.

     The Indenture does not permit our board of directors to waive its obligation to offer to repurchase debentures upon the occurrence of a designated event.

     We will comply with any applicable provisions of Rule 13e-4 and any other tender offer rules under the Exchange Act and applicable Canadian securities laws in the event of a designated event.

     These designated event repurchase rights could discourage a potential acquirer of us. However, this designated event repurchase feature is not the result of management’s knowledge of any specific effort to obtain control of us by means of a merger, tender offer or solicitation, or part of a plan by management to adopt a series of anti-takeover provisions. The term “designated event” is limited to specified transactions and may not include other events that might adversely affect our financial condition or business operations. Our obligation to offer to repurchase the debentures upon a designated event would not necessarily afford a holder protection in the event of a highly leveraged transaction, reorganization, merger or similar transaction involving us. We will not be required to make the offer to repurchase debentures upon a designated event if the principal amount of the debentures has been accelerated, other than for default in the payment of the repurchase price with respect to the debentures.

     We may be unable to repurchase the debentures in the event of a designated event. If a designated event were to occur, we may not have enough funds to pay the repurchase price for all tendered debentures. Any future credit agreements or other agreements relating to our indebtedness may contain provisions prohibiting repurchase of the debentures under certain circumstances, expressly prohibit our repurchase of the debentures upon a designated event or provide that an event similar to a designated event constitutes an event of default under that agreement. If a designated event occurs at a time when we are prohibited from repurchasing debentures, we could seek the consent of our lenders to repurchase the debentures or attempt to refinance this debt. If we do not obtain consent or refinance the indebtedness, we would not be permitted to repurchase the debentures. Our failure to repurchase tendered debentures would constitute an event of default under the Indenture, which might constitute a default under the terms of our other indebtedness.

Certain Covenants of Placer Dome

     The Indenture does not limit the amount of unsecured indebtedness or the amount of lease obligations or other liabilities that may be incurred by Placer Dome and its Subsidiaries, nor does the Indenture limit the amount of indebtedness, whether secured or unsecured, or the amount of lease obligations or other liabilities that may be incurred by corporations, joint ventures or partnerships to which Placer Dome is a party but which do not constitute “Subsidiaries” as defined below. As described below, the Indenture contains a covenant that limits the ability of Placer Dome and its Subsidiaries to incur Indebtedness secured by Mortgages on any Principal Property or by stock or Indebtedness of any Restricted Subsidiary, and a covenant that will limit the ability of Placer Dome or any Restricted Subsidiary to enter into any Sale and Leaseback Transaction involving a Principal Property. However, these covenants are subject to a number of important exceptions and limitations and you should carefully review the information with respect to these covenants and the related definitions appearing below. As defined in the Indenture, the term “Principal Property” includes any mineral property or manufacturing or processing plant located within Canada or the United States whose gross book value on the date of determination exceeds 0.50% of Placer Dome’s Consolidated Net Tangible Assets, other than, among other exceptions, any such plant that the Board of Directors from time to time determines is not of material importance to the total business conducted by Placer Dome and its Restricted Subsidiaries considered as one enterprise. As a result, the Board of Directors has considerable flexibility in determining whether or not a particular manufacturing or processing plant constitutes a Principal Property. The Board of Directors could determine that a number of manufacturing or processing plants did not constitute Principal Properties, in which case those plants would not be subject to the covenants limiting the incurrence of Indebtedness secured by Mortgages and Sale and Leaseback Transactions described below. Furthermore, a substantial majority of Placer Dome’s and its subsidiaries’ assets (measured in terms of net book value of our property, plant and equipment) is located outside of Canada and the United States and, therefore, is not subject to the covenants limiting the incurrence of Indebtedness secured by Mortgages and Sale and Leaseback Transactions. See “Risk Factors — A substantial majority of our assets are not subject to the restrictive covenants in the Indenture.”

     The Indenture contains, among others, the following covenants:

Limitation on Liens. The Indenture provides that Placer Dome will not itself, and will not permit any Subsidiary to, create, incur, issue or assume any Indebtedness secured by any mortgage, hypothecation, charge, pledge, lien, encumbrance or other security interest (each a “Mortgage”) of or upon any Principal Property, or on shares of stock or Indebtedness of any Restricted Subsidiary (“Restricted Securities”), which Principal Property is, or Restricted Securities are, owned as of the date of the Indenture or thereafter acquired by Placer Dome or a Restricted Subsidiary, without making effective provision for the outstanding debt securities (together with, if and to the extent Placer Dome shall so determine, any other Indebtedness or other obligations then existing or thereafter created which are not subordinate in right of payment to the debt securities issued under the Indenture) to be secured by such Mortgage equally and ratably with (or prior to) any and all Indebtedness and obligations secured or to be secured thereby and for so long as such Indebtedness is so secured. The provisions set forth in the immediately preceding sentence do not prevent, restrict or apply to the creation, incurrence, issuance or assumption by Placer Dome or any Subsidiary of Indebtedness secured by:

(a)	any Mortgage on any Principal Property or Restricted Securities of any Person existing at the time such Person becomes a Restricted Subsidiary;

(b)	any Mortgage on any Principal Property existing at the time of acquisition of such Principal Property by Placer Dome or a Restricted Subsidiary, whether or not assumed by Placer Dome or such Restricted Subsidiary, provided that no such Mortgage shall extend to any other Principal Property of Placer Dome or any Restricted Subsidiary;

(c)	any Mortgage on any Principal Property (including any improvements on an existing Principal Property) acquired or constructed after the date of the Indenture by Placer Dome or any Restricted Subsidiary to secure the payment of all or any part of the purchase price or cost of construction of such Principal Property (or to secure any Indebtedness incurred by Placer Dome or a Restricted Subsidiary for the purpose of financing all or a part of the purchase price thereof or cost of construction thereof or of improvements thereon) created prior to, at the time of or within 90 days after the later of the acquisition, completion of construction, or commencement of full operation of such Principal Property, provided that no such Mortgage shall extend to any other Principal Property of Placer Dome or a Restricted Subsidiary other than, in the case of any such construction or improvement, any theretofore unimproved real property on which the Principal Property so constructed, or the improvement, is located;

(d)	any Mortgage on any Principal Property or Restricted Securities of any Restricted Subsidiary to secure Indebtedness owing by it to Placer Dome or to another Restricted Subsidiary;

(e)	any Mortgage on any Principal Property of Placer Dome or any Restricted Subsidiary in favor of any governmental authority in Canada or the United States to secure partial, progress, advance or other payments to Placer Dome or any Restricted Subsidiary pursuant to the provisions of any contract or statute;

(f)	any Mortgage on any Principal Property or Restricted Securities of Placer Dome or any Restricted Subsidiary existing on the date of the Indenture;

(g)	any Mortgage on any Principal Property or Restricted Securities of Placer Dome or any Restricted Subsidiary created for the sole purpose of renewing or refunding any of the Mortgages referred to in the foregoing clauses, provided that the

Indebtedness secured thereby shall not exceed the principal amount of Indebtedness so secured at the time of such renewal or refunding, and that such renewal or refunding Mortgage shall be limited to all or any part of the same property and improvements thereon, shares of stock or Indebtedness which secured the Mortgage renewed or refunded; or

(h)	any Mortgage on any Principal Property or Restricted Securities which would otherwise be subject to the foregoing restrictions; provided that the aggregate principal amount of such Indebtedness, together with the aggregate principal amount of other Indebtedness secured by Mortgages on Principal Properties then outstanding (excluding Indebtedness secured by Mortgages permitted under the foregoing clauses) and the Attributable Debt in respect of all Sale and Leaseback Transactions entered into after the date of the Indenture (not including Attributable Debt in respect of any such Sale and Leaseback Transactions the proceeds of which are applied to the prepayment of outstanding debt securities or Funded Debt as provided in clause (2) of the first paragraph under “ — Limitation on Sale and Leaseback Transactions” below) would not then exceed 5% of Consolidated Net Tangible Assets.

     The Indenture provides that the following types of transactions will not be deemed to be Mortgages securing Indebtedness:

•	any acquisition by Placer Dome or any Restricted Subsidiary of any property or assets subject to any reservation or exception under the terms of which any vendor, lessor or assignor creates, reserves or excepts or has created, reserved or excepted an interest in precious metals, copper, molybdenum, nickel, lead, zinc, oil, gas or any other mineral or timber in place or the proceeds thereof;

•	any conveyance or assignment whereby Placer Dome or any Restricted Subsidiary conveys or assigns to any Person or Persons an interest in precious metals, copper, molybdenum, nickel, lead, zinc, oil, gas or any other mineral or timber in place or the proceeds thereof; or

•	any Mortgage upon any property or assets either owned or leased by Placer Dome or any Restricted Subsidiary or in which Placer Dome or any Restricted Subsidiary owns an interest which secures for the benefit of the Person or Persons paying the expenses of developing or conducting operations for the recovery, storage, transportation or sale of the mineral resources of the said property or assets (or property or assets with which it is unitized) the payment to such Person or Persons of Placer Dome’s or the Restricted Subsidiary’s proportionate part of such development or operating expense.

Limitation on Sale and Leaseback Transactions. The Indenture provides that Placer Dome will not itself, and will not permit any Restricted Subsidiary to, enter into any arrangement after the date of the Indenture with any bank, insurance company or other lender or investor (other than Placer Dome or another Restricted Subsidiary) providing for the leasing by Placer Dome or any such Restricted Subsidiary of any Principal Property (except a lease for a temporary period not to exceed three years by the end of which it is intended that the use of such Principal Property by the lessee will be discontinued), which has been or is to be sold or transferred, more than 120 days after the later of the acquisition, completion of construction, or commencement of full operation thereof, by Placer Dome or such Restricted Subsidiary to such bank, insurance company or other lender or investor or to any Person to whom funds have been or are to be advanced by such bank, insurance company or other lender or investor on the security of such Principal Property (herein referred to as a “Sale and Leaseback Transaction”) unless, either:

(1)	immediately prior to the entering into of such arrangement, Placer Dome or such Restricted Subsidiary could, pursuant to clause (h) of the first paragraph under “ — Limitation on Liens,” create a Mortgage on such Principal Property to secure Indebtedness in an amount equal to the Attributable Debt with respect to such Sale and Leaseback Transaction, or

(2)	Placer Dome applies, within 120 days after the sale or transfer, an amount equal to the fair market value of the Principal Property so sold and leased back at the time of entering into such Sale and Leaseback Transaction (as determined by the Board of Directors) to the prepayment (other than mandatory prepayment) of outstanding debt securities or other Funded Debt of Placer Dome or any Restricted Subsidiary (other than Funded Debt that is held by Placer Dome or any Restricted Security or Funded Debt of Placer Dome that is subordinate in right of payment to the debt securities of any series).

Notwithstanding the foregoing, where Placer Dome or any Restricted Subsidiary is the lessee in any Sale and Leaseback Transaction, Attributable Debt shall not include any Indebtedness resulting from the guarantee by Placer Dome or a Restricted Subsidiary of the lessee’s obligation thereunder.

Delivery of Rule 144A Information. The Indenture provides that, if and so long as Placer Dome is not subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, Placer Dome will prepare and will furnish to any holder of any debentures, any beneficial owner of an interest in a debenture in global form registered in the name of the Depository or its nominee (a “global debenture”) and any prospective purchaser or other prospective transferee of any debentures designated by a holder of debentures or a beneficial owner of an interest in a global debenture, promptly upon request and at the expense of Placer Dome, the financial statements and other information specified in Rule 144A(d)(4) (or any successor provision thereto) under the Securities Act, in each case to the extent necessary to permit the resale or other transfer of debentures by such holder or beneficial owner to be made in compliance with Rule 144A under the Securities Act.

Certain Definitions

“Attributable Debt” means, as to any particular lease under which any Person is liable as lessee, and at any date as of which the amount thereof is to be determined, the total net amount of rent required to be paid by such Person under such lease during the remaining term thereof (including any period for which such lease has been extended or may, at the option of the lessor, be extended), discounted from the respective due dates thereof to such date at a rate per annum equivalent to the rate inherent in such lease (as determined in good faith by Placer Dome) compounded semi-annually. The net amount of rent required to be paid under any such lease for any such period shall be the aggregate amount of the rent payable by the lessee with respect to such period after excluding amounts required to be paid on account of or attributable to operating costs, maintenance and repairs, insurance, taxes, assessments, water and other utility rates and similar charges. In the case of any lease which is terminable by the lessee upon the payment of a penalty in an amount which is less than the total discounted net amount of rent required to be paid from the later of the first date upon which such lease may be so terminated or the date of the determination of such net amount of rent, as the case may be, such net amount shall also include the amount of such penalty, but no rent shall be considered as required to be paid under such lease subsequent to the first date upon which it may be so terminated.

“Board of Directors” means either the board of directors of Placer Dome or any duly authorized committee of that board.

“Consolidated Net Tangible Assets” means the aggregate amount of assets (less applicable reserves and other properly deductible items) after deducting therefrom (1) all current liabilities (excluding any portion thereof constituting Funded Debt); (2) all goodwill, trade names, trademarks, patents, unamortized debt discount and expense and other like intangibles; and (3) appropriate adjustments on account of minority interests of other Persons holding shares of Placer Dome’s Subsidiaries, all as set forth on the most recent consolidated balance sheet of Placer Dome and its Subsidiaries contained in the latest annual report to shareholders of Placer Dome and computed in accordance with generally accepted accounting principles in Canada.

“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended.

“Funded Debt” as applied to any Person, means all Indebtedness of such Person maturing after, or renewable or extendable at the option of such Person beyond, 12 months from the date of determination.

“Indebtedness” means obligations for money borrowed, evidenced by notes, bonds, debentures or other similar evidences of indebtedness.

“Mortgage” has the meaning specified above under “ — Limitation on Liens.”

“Person” means any individual, corporation, business trust, partnership, joint venture, joint-stock company, limited liability company, association, company, trust, unincorporated organization or government or any agency or political subdivision thereof.

“Principal Property” means any (1) mineral property or (2) manufacturing or processing plant, building, structure or other facility, together with the land upon which it is erected and fixtures comprising a part thereof, in either case located within Canada or the United States, the gross book value (without deduction of any reserve for depreciation) of which on the date as of which the determination is being made is an amount which exceeds 0.50% of Consolidated Net Tangible Assets; provided that “Principal Property” shall not include any such plant, building, structure or facility or any portion thereof, together with the land upon which it is erected and fixtures comprising a part thereof, (a) acquired or constructed principally for the purpose of controlling atmospheric pollutants or contaminants or water, noise, odor or other pollution or (b) which the Board of Directors by resolution declares is not of material importance to the total business conducted by Placer Dome and its Restricted Subsidiaries considered as one enterprise.

“Restricted Securities” has the meaning specified above under “ — Limitation on Liens.”

“Restricted Subsidiary” means any Subsidiary that owns or leases a Principal Property or is engaged primarily in the business of owning or holding securities of Restricted Subsidiaries; provided, however, that the term “Restricted Subsidiary” shall not include a Subsidiary that neither transacts any substantial portion of its business nor maintains any substantial portion of its fixed assets within Canada or the United States (as determined by a resolution of the Board of Directors).

“Sale and Leaseback Transaction” has the meaning specified above under “ — Limitation on Sale and Leaseback Transactions.”

“Securities Act” means the U.S. Securities Act of 1933, as amended.

“Subsidiary” means (i) a corporation more than 50% of the outstanding Voting Stock of which at the time of determination is owned, directly or indirectly, by Placer Dome or by one or more other Subsidiaries of Placer Dome or by Placer Dome and one or more other Subsidiaries of Placer Dome or (ii) any other Person (other than a corporation) in which at the time of determination Placer Dome or one or more other Subsidiaries of Placer Dome or Placer Dome and one or more other Subsidiaries of Placer Dome, directly or indirectly, has at least a majority ownership and power to direct the policies, management and affairs thereof.

“United States,” means the United States of America (including the states thereof and the District of Columbia), its territories, its possessions and other areas subject to its jurisdiction; and the term “United States of America” means the United States of America.

“Voting Stock” means stock of the class or classes having general voting power under ordinary circumstances to elect at least a majority of the board of directors, managers or trustees of a corporation (irrespective of whether or not at the time stock of any other class or classes shall have or might have voting power by reason of the happening of any contingency).

Consolidation, Merger and Sale of Assets

     The Indenture provides that Placer Dome shall not consolidate or amalgamate with or merge into any other Person or convey, transfer or lease its properties and assets substantially as an entirety to any Person unless:

     (1) the Person formed by such consolidation or amalgamation or into which Placer Dome is merged or the Person which acquires by conveyance or transfer, or which leases, the properties and assets of Placer Dome substantially as an entirety (A) shall be a corporation, partnership or trust organized and validly existing under the laws of Canada or any province thereof or the United States of America, any state thereof or the District of Columbia and (B) shall expressly assume Placer Dome’s obligation for the due and punctual payment of the principal of and premium, if any, and interest, if any, on, and any Additional Amounts with respect to, all debt securities and the performance and observance of every covenant of the Indenture on the part of Placer Dome to be performed or observed;

     (2) immediately after giving effect to such transaction, no Event of Default or event that after notice or passage of time or both would be an Event of Default shall have occurred and be continuing; and

     (3) Placer Dome shall have delivered to the Trustee the officers’ certificate and opinion of counsel called for by the Indenture.

     The foregoing provisions shall only apply to a merger, consolidation or amalgamation in which Placer Dome is not the surviving Person and to conveyances, leases and transfers by Placer Dome as transferor or lessor.

     Upon any consolidation or amalgamation by Placer Dome with or merger by Placer Dome into any other Person or any conveyance, transfer or lease of our properties and assets of Placer Dome substantially as an entirety to any Person in accordance with the provisions described in the second preceding paragraph, the successor Person formed by such consolidation or amalgamation or into which Placer Dome is merged or to which such conveyance, transfer or lease is made shall succeed to, and be substituted for, and may exercise every right and power of Placer Dome under the Indenture and in the event of any such conveyance or transfer, Placer Dome, except in the case of a lease, shall be discharged of all obligations and covenants under the Indenture and the debentures and may be dissolved and liquidated.

Events of Default

     An Event of Default with respect to the debt securities of any series is defined in the Indenture as being:

     (1) default in payment of any interest on, or any Additional Amounts payable in respect of any interest on, any of the debt securities of that series when due and continuance of such default for a period of 30 days;

     (2) default in payment of any principal of or premium, if any, on, or any Additional Amounts payable in respect of any principal of or premium, if any, on, any of the debt securities of that series when due (whether at maturity, upon redemption, upon repayment or repurchase at the option of the holder or otherwise and whether payable in cash or in shares of our common stock or other securities or property);

     (3) default by Placer Dome in the performance of, or breach of, any other covenant or warranty in the Indenture or in any debt securities of that series (other than a covenant or warranty included in the Indenture solely for the benefit of a series of debt securities other than that series) and continuance of that default or breach for a period of 60 days after notice to Placer Dome by the Trustee or to Placer Dome and the Trustee by the holders of not less than 25% in aggregate principal amount of the debt securities of that series then outstanding;

     (4) default under any bond, note, debenture or other evidence of Indebtedness of or guaranteed by Placer Dome or under any Mortgage, indenture or other instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness of or guaranteed by Placer Dome, which results in the acceleration of such Indebtedness in an aggregate principal amount exceeding US$25,000,000 (or the equivalent thereof in any other currency or currency unit), but only if such Indebtedness is not discharged or such acceleration is not rescinded or annulled within 30 days after notice to Placer Dome by the Trustee or to Placer Dome and the Trustee by the holders of at least 10% in aggregate principal amount of the outstanding debt securities of that series; or

     (5) certain events of bankruptcy, insolvency or reorganization with respect to Placer Dome.

     In addition, it is an Event of Default with respect to the debentures if Placer Dome fails to timely make the offer to repurchase the debentures upon the occurrence of a designated event described under “ — Offer to Repurchase at Option of the Holder Upon a Designated Event”.

     The Indenture provides that the reference to “interest” appearing in clause (1) will be deemed to include, solely insofar as it relates to the debentures, any Additional Interest which may be payable in respect of the debentures pursuant to the Registration Rights Agreement.

     No Event of Default with respect to a series of debt securities necessarily constitutes an Event of Default with respect to any other series of debt securities. The Indenture provides that the Trustee may withhold notice to the holders of the debt securities of any series of the occurrence of a default with respect to the debt securities of that series (except a default in payment of principal, premium, if any, or interest) if the Trustee in good faith determines it in the interest of the holders to do so.

     If an Event of Default with respect to debt securities of any series occurs and is continuing, either the Trustee or the holders of at least 25% of the aggregate principal amount of the outstanding debt securities of that series may declare the principal of all the debt securities of that series, and accrued and unpaid interest, if any, thereon, to be due and payable immediately.

     At any time after the debt securities of any series have been accelerated, but before a judgment or decree based on acceleration has been obtained, the holders of a majority of the aggregate principal amount of outstanding debt securities of that series may, under certain circumstances, rescind and annul such acceleration.

     Payments of principal, premium, if any, or interest (including Additional Interest, if any) on the debentures or liquidated damages on the underlying shares, if any, or Additional Amounts, if any, that are not made when due will accrue interest from the required payment date at the annual rate of 1% above the then applicable interest rate for the debentures.

     The Indenture provides that, subject to the duty of the Trustee during a default to act with the required standard of care, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request or direction of any of the holders of debt securities of any series unless such holders shall have offered to the Trustee reasonable security or indemnity. Subject to the foregoing, the holders of a majority of the aggregate principal amount of the outstanding debt securities of any series will have the right, subject to certain limitations, to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee under the Indenture with respect to the debt securities of that series .

     No holder of any debt securities of any series will have any right to institute any proceeding with respect to the Indenture or for any remedy thereunder unless:

     (1) such holder previously has given written notice to the Trustee of a continuing Event of Default with respect to debt securities of that series ;

     (2) the holders of at least 25% in aggregate principal amount of the outstanding debt securities of that series have made written request to the Trustee to institute such proceeding as Trustee, and offered to the Trustee reasonable indemnity against costs, expenses and liabilities incurred in compliance with such request;

     (3) in the 60-day period following receipt of the notice, request and offer of indemnity referred to above, the Trustee has failed to initiate such proceeding; and

     (4) during such 60-day period, the Trustee has not received from the holders of a majority of the aggregate principal amount of the outstanding debt securities of that series a direction inconsistent with such request.

     Notwithstanding the provisions described in the immediately preceding paragraph or any other provision of the Indenture, the holder of any debt security of any series shall have the right, which is absolute and unconditional, to receive payment of the principal of and premium, if any, and interest on such debt security on the respective dates such payments are due and to institute suit for enforcement of any such payment, and such right shall not be impaired without the consent of such holder.

     Placer Dome is required to furnish to the Trustee annually a statement as to the performance by Placer Dome of certain of its obligations under the Indenture and as to any default in such performance.

Modification, Waivers and Meetings

     The Indenture contains provisions permitting Placer Dome and the Trustee, with the consent of the holders of a majority in principal amount of the outstanding debt securities of each series issued under the Indenture that is affected by the modification or amendment, to modify or amend any of the provisions of the Indenture or of the debt securities of such series or the rights of the holders of the debt securities of such series under the Indenture, provided that no such modification or amendment shall, among other things:

•	change the stated maturity of the principal of, or premium, if any, on, or any installment of interest or Additional Interest, if any, on, or any Additional Amounts, if any, with respect to, any debt securities;

•	reduce the principal amount of any debt securities or any premium on any debt securities;

•	reduce the rate of interest or Additional Interest on any debt securities;

•	change any place where, or the currency in which, any debt securities are payable;

•	reduce any Additional Amounts payable with respect to any debt securities;

•	impair the holder’s right to institute suit to enforce the payment of any debt securities when due;

•	reduce the aforesaid percentage of debt securities of any series issued under the Indenture the consent of whose holders is required for any such modification or amendment or the consent of whose holders is required for any waiver of compliance with certain provisions of the Indenture or certain defaults thereunder and their consequences or reduce the requirements for a quorum or voting at a meeting of holders of such debt securities;

•	reduce any amount payable upon redemption or repurchase of any debenture;

•	adversely change Placer Dome’s obligation to repurchase any debenture at the option of a holder or to offer to repurchase the debentures at the option of a holder upon a designated event;

•	impair the right of a holder to convert any debenture or reduce the number of common shares or the amount of any other property receivable upon conversion; or

•	subject to specified exceptions, modify certain of the provisions of the Indenture relating to modification or waiver of provisions of the Indenture;

without, in each such case, obtaining the consent of the holder of each outstanding debt security issued under the Indenture so affected.

     The Indenture also contains provisions permitting Placer Dome and the Trustee, without notice to or the consent of the holders of any debt securities issued thereunder, to modify or amend the Indenture in order to, among other things:

•	add to the Events of Default or the covenants of Placer Dome for the benefit of the holders of all or any series of debt securities issued under the Indenture;

•	establish the form or terms of debt securities of any other series and any related coupons;

•	cure any ambiguity or correct or supplement any provision therein which may be defective or inconsistent with other provisions therein or to make any other provisions with respect to matters or questions arising under the Indenture which shall not adversely affect the interests of the holders of any series of debt securities issued thereunder;

•	provide for the assumption of Placer Dome’s obligations in the case of a merger, amalgamation or consolidation or conveyance, transfer or lease of its properties and assets substantially as an entirety;

•	secure the debt securities;

•	qualify or maintain the qualification of the Indenture under the U.S. Trust Indenture Act of 1939; or

•	amend or supplement any provision contained in the Indenture, provided that such amendment or supplement does not apply to any outstanding debt securities issued prior to the date of such amendment or supplement and entitled to the benefits of such provision.

     The holders of a majority in aggregate principal amount of the outstanding debt securities of any series may, on behalf of all holders of the debt securities of that series, waive compliance by Placer Dome with certain restrictive provisions of the Indenture, including the covenants described above under “ — Certain Covenants of Placer Dome — Limitation on Liens” and “ — Limitation on Sale and Leaseback Transactions.” The holders of a majority in aggregate principal amount of the outstanding debt securities of any series may, on behalf of all holders of debt securities of that series, waive any past default under the Indenture with respect to the debt securities of that series and its consequences, except a default in the payment of the principal of, or premium, if any, or interest on any debt securities of such series or in respect of a covenant or provision which cannot be modified or amended without the consent of the holder of each outstanding debt security of such series so affected.

     The Indenture contains provisions for convening meetings of the holders of debt securities of a series issued thereunder. A meeting may be called at any time by the Trustee and also, upon request, by Placer Dome or the holders of at least 10% in principal amount of the outstanding debt securities of such series, in any such case upon notice given in accordance with the provisions of the Indenture. Except for any consent which must be given by the holder of each outstanding debt security affected thereby, as described above, any resolution presented at a meeting or adjourned meeting duly reconvened at which a quorum (as described below) is present may be adopted by the affirmative vote of the holders of a majority in principal amount of the outstanding debt securities of that series;

provided, however, that any resolution with respect to any request, demand, authorization, direction, notice, consent, waiver or other action which may be made, given or taken by the holders of a specified percentage, other than a majority, in principal amount of the outstanding debt securities of a series may be adopted at a meeting or adjourned meeting duly reconvened at which a quorum is present by the affirmative vote of the holders of such specified percentage in principal amount of the outstanding debt securities of that series. Any resolution passed or decision taken at any meeting of holders of debt securities of any series duly held in accordance with the Indenture will be binding on all holders of debt securities of that series. The quorum at any meeting called to adopt a resolution, and at any reconvened meeting, will be persons holding or representing a majority in principal amount of the outstanding debt securities of a series, subject to certain exceptions.

     In determining whether the holders of the requisite principal amount of the outstanding debt securities of any series have given any request, demand, authorization, direction, notice, consent or waiver under the Indenture, any debt security of that series owned by Placer Dome or any other obligor on such debt securities or any Affiliate of Placer Dome or such other obligor shall be deemed not to be outstanding.

Form, Denomination and Registration

     The debentures are issued:

•	in fully registered form;

•	without interest coupons; and

•	in denominations of US$1,000 principal amount and integral multiples of US$1,000.

Global Debenture, Book-Entry Form

     The debentures were offered and sold in connection with the initial offering thereof solely to “qualified institutional buyers” (“QIBs”), as defined in Rule 144A (“Rule 144A”) under the Securities Act. The debentures may be sold to QIBs pursuant to Rule 144A and pursuant to other exemptions from, or in transactions not subject to, the requirements of the Securities Act as described below under “Plan of Distribution;” provided that the debentures were not offered or sold to Canadian Persons (as defined below under “ — Canadian Legend”) and the certificates evidencing the debentures bear a legend to the effect that the debentures may not be transferred to Canadian Persons.

     The debentures were issued in the form of one or more global debentures in fully registered form, without interest coupons (each, a “global debenture”). Each global debenture was deposited with, or on behalf of, a custodian for The Depository Trust Company, as depository (the “Depository”) and registered in the name of the Depository or its nominee. Investors may hold their beneficial interests in a global debenture directly through the Depository if they are participants in the Depository’s book-entry system or indirectly through organizations which are participants in such system. The global debentures are subject to restrictions on transfer and bear legends to that effect.

     Except as set forth below, the global debentures may not be transferred except as a whole by the Depository to a nominee of the Depository or by a nominee of the Depository to the Depository or another nominee of the Depository or by the Depository or its nominee to a successor depository or any nominee of such successor. Beneficial interest in global debentures may not be exchanged for certificated securities except in the limited circumstances described below. All interests in the global debentures are subject to the procedures and requirements of the Depository.

     Certificated Debentures. The Indenture provides that the global debentures are exchangeable for certificated debentures if:

     (a) the Depository notifies us that it is unwilling or unable to continue as Depository for the global debentures or the Depository for the global debentures ceases to be a clearing agency registered as such under the Exchange Act if so required by the applicable law or regulation, and no successor Depository for the debentures shall have been appointed within 90 days of such notification or of our becoming aware of the Depository’s ceasing to be so registered, as the case may be;

     (b) we, in our sole discretion, execute and deliver to the Trustee an order to the effect that the global debentures shall be so exchangeable; or

     (c) an Event of Default has occurred and is continuing with respect to the debentures.

     Upon any such exchange, we will execute and the Trustee will authenticate and deliver certificated debentures in exchange for interests in the global debentures. We anticipate that those certificated debentures will be registered in such names as the Depository instructs the Trustee and that those instructions will be based upon directions received by the Depository from its participants with respect to ownership of beneficial interests in the global debentures. Except as otherwise provided in the Indenture, any certificated securities issued in exchange for interests in a global debenture will be subject to restrictions on transfers and will bear legends to that effect.

     Book-Entry System. The Depository has advised us that the Depository is:

•	a limited purpose trust company organized under the New York Banking Law,

•	a “banking organization” within the meaning of the New York Banking Law,

•	a member of the Federal Reserve System,

•	a “clearing corporation” within the meaning of the New York Uniform Commercial Code, and

•	“a clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act.

     The Depository was created to hold securities of institutions that have accounts with the Depository (“participants”) and to facilitate the clearance and settlement of securities transactions among its participants in such securities through electronic book-entry changes in accounts of the participants, thereby eliminating the need for physical movement of securities certificates. The Depository’s participants include securities brokers and dealers (including the Initial Purchasers), banks, trust companies, clearing corporations and certain other organizations, some of whom (and/or their representatives) own the Depository. Indirect access to the Depository’s book-entry system is also available to others such as banks, brokers, dealers and trust companies (“indirect participants”) that clear through or maintain a custodial relationship with a participant, either directly or indirectly. Investors who are not participants may beneficially own securities held by or on behalf of the Depository only through participants or indirect participants.

     Placer Dome expects that, upon the issuance of a global debenture, the Depository will credit, on its book-entry registration and transfer system, the respective principal amounts of the debentures represented by such global debenture to the accounts of participants. Ownership of beneficial interests in the global debentures will be limited to participants or persons that may hold interests through participants. Ownership of beneficial interests in the global debentures will be shown on, and the transfer of those beneficial interests will be effected only through, records maintained by the Depository (with respect to participants’ interests) and participants and indirect participants (with respect to the owners of beneficial interests in the global debentures other than participants). Likewise, beneficial interests in global debentures may only be transferred in accordance with the Depository’s procedures, in addition to those provided for under the Indenture. The laws of some jurisdictions may require that certain purchasers of securities take physical delivery of such securities in definitive form. Such limits and laws may impair the ability to transfer or pledge beneficial interests in the global debentures.

     So long as the Depository or its nominee is the registered holder of the global debentures, the Depository or such nominee, as the case may be, will be considered the sole owner and holder of the related debentures for all purposes under the Indenture, subject to applicable law. Except as described herein, owners of beneficial interests in the global debentures will not be entitled to have the debentures represented by such global debentures registered in their names and will not receive or be entitled to receive physical delivery of certificated debentures. In addition, owners of beneficial interests in the global debentures will not be considered to be the owners or registered holders of the debentures represented by those beneficial interests under the Indenture for any purpose, including with respect to the giving of any direction, instruction or approval to the Trustee (except in regard to applicable taxes). Accordingly, each person owning a beneficial interest in a global debenture must rely on the procedures of the Depository and, if such person is not a participant, on the procedures of the participant through which such person owns its beneficial interest, to exercise any right of a registered holder of debentures. Placer Dome understands that under existing industry practice, in the event that the Depository is entitled to take any action as the registered holder of a global debenture, the Depository would authorize its participants to take such action and that the participants would authorize owners of beneficial interests owning through such participants to take such action or would otherwise act upon the instructions of owners of beneficial interests.

     Payment of principal of and premium, if any, and interest on, debentures represented by a global debenture registered in the name of the Depository or its nominee will be made to the Depository or its nominee, as the case may be, as the registered holder of such global debenture. Placer Dome expects that the Depository or its nominee, upon receipt of any payment in respect of a global debenture, will credit its participants’ accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of such global debenture as shown on the records of the Depository or its nominee. Placer Dome also expects that payments by participants and indirect participants to owners of beneficial interests in a global debenture will be governed by standing instructions and customary practices and will be the responsibility of such participants and indirect participants and not of the Depository. Placer Dome will not have any responsibility or liability for any aspect of the records relating to, or payments made on account of, ownership of beneficial interests in the global debentures or for maintaining, supervising or reviewing any records relating to such beneficial interests or for any other aspect of the relationship between the Depository and its participants and indirect participants or the relationship between such participants and indirect participants and the owners of beneficial interests owning through such participants and indirect participants.

     Trading. Transfers between participants in the Depository will be effected in the ordinary way in accordance with the Depository’s rules and operating procedures and will be settled in same-day funds.

     Although Placer Dome believes that the Depository has agreed to the procedures described above in order to facilitate transfers of interests in the global debenture among participants of the Depository, it is under no obligation to perform or continue to perform such procedures, and such procedures may be discontinued at any time. Neither the Trustee nor Placer Dome will have any responsibility for the performance by the Depository or its participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

     The information in this subsection “ — Book-Entry; Delivery and Form” concerning the Depository and its book-entry systems has been obtained from sources that Placer Dome believes to be reliable, but Placer Dome takes no responsibility for the accuracy thereof.

Registration Rights

     In connection with the issuance of the debentures, we entered into a registration rights agreement, dated as of October 10, 2003, (the “Registration Rights Agreement”) with Citigroup Global Markets Inc., J.P. Morgan Securities Inc. and Morgan Stanley & Co. Incorporated, as the representatives of the initial purchasers of the debentures. The following summary of selected provisions of the Registration Rights Agreement is not complete and is subject to, and is qualified in its entirety by reference to, the provisions of the Registration Rights Agreement. Copies of the Registration Rights Agreement are available from us upon request.

     The holders of the debentures and the underlying shares (together the “registrable securities”) are entitled to the benefits of the Registration Rights Agreement, pursuant to which we have filed this base shelf prospectus with the BCSC under the Canadian shelf prospectus system and this shelf registration statement, including this prospectus, with the SEC under the Securities Act. We are registering the debentures and the underlying shares covered by this prospectus under the Securities Act to permit Electing Holders (as defined below) to conduct public secondary trading of the debentures and underlying shares from time to time after the effective date of this registration statement. Subject to our right to suspend use of this shelf registration statement, as described below, we will use our reasonable best efforts to keep this shelf registration statement effective until the date there are no longer any registrable securities. When we use the term “registrable securities” in this section, we are referring to the debentures and the underlying shares until the earliest of:

•	the effective registration under the Securities Act and the resale of the registrable securities in accordance with the registration statement;

•	the expiration of the holding period with respect to the registrable securities under Rule 144(k) under the Securities Act; and

•	the sale of the registrable securities to the public pursuant to Rule 144 under the Securities Act.

     A holder who elects to sell registrable securities pursuant to this shelf registration statement (an “Electing Holder”) will be required to:

•	be named as a selling securityholder in this prospectus or in a prospectus supplement hereto;

•	deliver a contemplated notice and questionnaire to us and provide any additional information requested by the BCSC and the SEC;

•	deliver a copy of this prospectus to purchasers; and

•	be subject to the provisions of the Registration Rights Agreement, including the indemnification provisions.

Under the Registration Rights Agreement we will:

•	pay all expenses of this shelf registration statement;

•	provide each registered holder copies of this prospectus;

•	notify holders when this shelf registration statement has become effective; and

•	take other reasonable actions as are required to permit unrestricted resales of the registrable securities in accordance with the terms and conditions of the Registration Rights Agreement.

     A list of the Electing Holders who have delivered a completed selling securityholder’s notice and questionnaire to us and who are permitted to sell their debentures and underlying shares pursuant to this shelf registration statement is set out under “Selling Securityholders.”

     In order to sell registrable securities pursuant to this shelf registration statement after this shelf registration statement is declared effective, a securityholder must, if not already named as a selling securityholder, complete and deliver the contemplated notice and questionnaire to us at least five business days prior to the intended distribution. Upon receipt of a completed notice and questionnaire, together with any other information we may reasonably request, we will, within five business days of receipt or, if later, within five business days of the end of any period during which we have suspended use of this prospectus, file any amendments to this shelf registration statement or supplements to this related prospectus as are necessary to permit such Electing Holders to deliver a prospectus to purchasers of registrable securities, subject to our right to suspend the use of this prospectus. We are not required to file more than one amendment to this shelf registration statement or supplement to this related prospectus in each calendar month to name additional holders as selling securityholders under this shelf registration statement. If a securityholder does not complete and deliver to us a notice and questionnaire or provide the other information we may request, that securityholder will not be named as a selling securityholder in the prospectus and will not be permitted to sell registrable securities pursuant to the shelf registration statement.

     Pursuant to the Registration Rights Agreement, we may suspend the use of the prospectus that is part of the shelf registration statement under certain circumstances relating to pending corporate developments, public filings with the SEC and similar events. Any suspension period shall not exceed two periods (neither of which may exceed 60 days) during any period of 365 consecutive days.

     We will pay predetermined additional interest on the debentures (“Additional Interest”) and liquidated damages (“liquidated damages”) on the underlying shares on the interest payment dates for the debentures at the rates specified below in the following circumstances, each of which constitutes a “registration default”:

•	the prospectus included in the registration statements is unavailable for periods in excess of those permitted, as set out above; or

•	we do not file a post-effective amendment to the registration statement within the time required, or any such amendment is not declared effective within 45 days of filing.

     For the first 90 days following a registration default, commencing on the date of such default, Additional Interest will be payable at an annual rate of 0.25% of the aggregate principal amount of debentures then outstanding; thereafter, any Additional Interest will be payable at an annual rate of 0.50%. For the first 90 days following a registration default, commencing on the date of such default, liquidated damages will be payable at an annual rate equal to 0.25% of an amount equal to US$1,000 divided by the then-current conversion rate; thereafter, any liquidated damages will be payable at an annual rate of 0.50%.

     Notwithstanding the foregoing, Additional Interest will not be payable on the debentures and liquidated damages will not be payable on the underlying shares unless those debentures or underlying shares are registrable securities.

     Registrable securities may be resold through brokers and dealers. Any securities covered by this prospectus which qualify for sale pursuant to Rule 144 or Rule 144A of the Securities Act may be sold under Rule 144 or Rule 144A, rather than pursuant to this registration statement.

     Any registrable security sold by an Electing Holder pursuant to this shelf registration statement is not thereafter covered by the shelf registration statement, even if subsequently reacquired by an Electing Holder.

Governing Law

     The Indenture and the debentures are governed by the laws of the State of New York.

Concerning the Trustee

     Deutsche Bank Trust Company Americas is Trustee under the Indenture. Deutsche Bank Trust Company Americas is also the trustee under our 6 3/8% debentures due 2033 and is also the trustee under our issuance of non-convertible debentures which occurred concurrent with our issuance of the debentures. In addition, affiliates of Deutsche Bank Trust Company Americas have provided and may in the future provide investment banking, commercial banking and other financial services to us and our subsidiaries for which they have received and will receive compensation. Affiliates of the Deutsche Bank Trust Company Americas are also lenders and, in certain cases, agents or arrangers under our credit facilities. Furthermore, affiliates of the Deutsche Bank Trust Company Americas are counterparties to our forward sales and derivative transactions.

Consent to Service

     Placer Dome has designated and appointed CT Corporation, 111 Eighth Avenue, New York, New York 10011 as its authorized agent upon which process may be served in any action, suit or proceeding arising out of or relating to the Indenture or any debt securities that may be instituted in any federal or state court located in the State of New York, or brought by the Trustee (whether in its individual capacity or in its capacity as Trustee under the Indenture) or by any holder or beneficial owner of debt securities, and, to the extent permitted by law, will irrevocably submit to the nonexclusive jurisdiction of such courts in any such action, suit or proceeding.

Enforceability of Judgments

     Since a substantial majority of Placer Dome’s assets (measured in terms of net book value of its property, plant and equipment) are located outside the United States of America, any judgment obtained in the United States against Placer Dome, including any judgment with respect to the payment of principal, of or premium, if any, or interest on, the debentures may not be collectible within the United States of America.

     Placer Dome has been informed by its Canadian counsel, Edwards, Kenny & Bray, that the laws of the Province of British Columbia, including the laws of Canada applicable therein, permit an action to be brought in a court of competent jurisdiction in the Province of British Columbia (a “British Columbia Court”) on a final, conclusive and subsisting judgment in personam of a federal or state court sitting in the State of New York (a “New York Court”) that is subsisting and unsatisfied respecting the enforcement of the Indenture, the Registration Rights Agreement and the debentures that is not impeachable as void or voidable under the laws of the State of New York and that is for a sum certain, if:

     (1) the court rendering such judgment had jurisdiction over the judgment debtor as recognized by the British Columbia Court (and submission by Placer Dome to the non-exclusive jurisdiction of the New York Court pursuant to the Indenture and the Registration Rights Agreement is and will be sufficient for this purpose);

     (2) such judgment was not obtained by fraud or in a manner contrary to natural justice and the enforcement thereof would not be inconsistent with public policy as such term is applied by the British Columbia Court under the laws of the Province of British Columbia;

     (3) the enforcement of such judgment does not constitute, directly or indirectly, the enforcement of foreign revenue, expropriatory or penal laws; and

     (4) the action on such foreign judgment is commenced within the applicable limitation period provided by the laws of British Columbia.

     In addition, under the Currency Act (Canada), a British Columbia Court may only render judgment for a sum of money in Canadian currency, and in enforcing a foreign judgment for a sum of money in a foreign currency, a British Columbia Court will render its decision in the Canadian currency equivalent of such foreign currency. In the opinion of such counsel, there are currently no reasons under the laws of the Province of British Columbia for avoiding recognition of such judgments of a New York Court based upon public policy.

Canadian Legend

     The debentures were not offered or sold to any Canadian Persons (as defined below), and Canadian Persons will not be entitled to sell the debentures or any underlying shares pursuant to this shelf registration statement.

     Prior to May 9, 2004, certificates evidencing the debentures and underlying shares will bear a legend in substantially the following form, to the effect that the holders may not trade, resell or otherwise transfer the debentures or any underlying shares in any province or territory of Canada or to any Canadian Person:

     By its acquisition hereof, the holder of this security represents that it is not a Canadian Person (as defined in the Indenture of Placer Dome Inc. dated March 6, 2003, as amended and supplemented by the Third Supplemental Indenture dated October 10, 2003) and agrees that it will not trade, resell or otherwise transfer this security in any province or territory of Canada or to any Canadian Person before May 9, 2004.

     The term “Canadian Person” means any person in Canada or resident in Canada, including any natural person resident in Canada, any partnership or corporation organized or incorporated under the federal laws of Canada or under the laws of any province or territory of Canada, any estate of which any executor or administrator is a Canadian person, any trust of which the trustee making the investment decision is a Canadian person, any agency or branch of a foreign entity located in Canada and any discretionary account or similar account (other than an estate or trust) held by a dealer or other fiduciary organized, incorporated or (if an individual) resident in Canada.

DESCRIPTION OF SHARE CAPITAL

     Our authorized share capital consists of an unlimited number of common shares without par value carrying one vote per share and, an unlimited number of preferred shares without par value, issuable in series. At December 31, 2003, there were 411,530,294 common shares and no preferred shares issued and outstanding. The following summary of certain terms of our common shares and preferred shares does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all of the provisions of our articles of amalgamation and bylaws and applicable law. Copies of our articles of amalgamation and bylaws are available upon request.

Common Shares

     The holders of the common shares are entitled:

•	to one vote for each common share held at all meetings of shareholders of Placer Dome, other than meetings at which the holders of another specified class or series of shares are entitled to vote separately as a class or series;

•	to receive, ratably, any dividend declared by the board in respect of the common shares; and

•	subject to the prior rights of the holders of the preferred shares and of the shares of any other class ranking senior to the common shares, to receive, ratably, the remaining property of Placer Dome after payment or provision for its liabilities in the event of the liquidation, dissolution or winding-up of Placer Dome, whether voluntary or involuntary, or any other distribution of the assets of Placer Dome among its shareholders for the purpose of winding up its affairs.

     The holders of common shares have no pre-emptive, redemption, subscription or conversion rights, except to the extent provided under Placer Dome’s Shareholders’ Rights Plan. See “Shareholders’ Rights Plan.” The common shares rank junior to all preferred shares both as to the return of capital and dividends. Modifications to the rights, privileges, restrictions and conditions (“provisions”) attached to the common shares (including creation of another class of shares that, in addition to the preferred shares, ranks prior to or on a parity with the common shares) requires an affirmative vote of two-thirds of the votes cast at a meeting of the holders of common shares.

Preferred Shares

  Issuable in Series

     Our preferred shares are issuable in series, each series consisting of such number of shares and having such provisions attached thereto as may be determined by our board of directors subject to filing articles of amendment with the person designated under the Canada Business Corporations Act (“CBCA”). Our board of directors has the power, without action by any shareholders, to cause the issuance of preferred shares with such terms as the board determines (subject to limitations in the CBCA and in Placer Dome’s articles of amalgamation).

  Priority Ranking

     The preferred shares of each series rank in priority to the common shares and any other class of shares ranking junior to the preferred shares with respect to: (i) the payment of dividends; and (ii) the right to receive any distribution of assets of Placer Dome in the event of a liquidation, dissolution or winding up of Placer Dome, whether voluntary or involuntary, or any other distribution of the assets of Placer Dome among its shareholders for the purpose of winding up its affairs (a “Liquidation”). The preferred shares of each series shall, if any of the amounts described in (a) or (b) below are not paid in full with respect to the preferred shares of any series, rank on a parity and participate rateably with the preferred shares of every other series with respect to: (a) all accumulated dividends, whether or not declared, and all declared non-cumulative dividends; and (b) all amounts payable on return of capital in the event of a Liquidation.

  Voting Rights at Meetings of Shareholders

     Except as may be required by law, the holders of the preferred shares are not entitled to any voting rights in respect of meetings of shareholders (“general meetings”) of Placer Dome other than separate class or series meetings unless, in the event that Placer Dome has been in arrears in the payment of any cumulative dividends on the preferred shares of such series for a period or periods aggregating 24 months or more, whether or not consecutive, the holders of preferred shares of such series shall, so long as such dividends are in arrears and if prescribed in the provisions attaching to such series (i) be entitled to receive notice of and attend general meetings and vote thereat and/or (ii) be entitled to elect one or more directors, voting separately as a series or as a class consisting of such holders and all other holders of preferred shares so entitled to vote. In no event shall such a holder be entitled to more than one vote for each preferred share of such series held by such holder.

  Class and Series Approvals

     There are certain instances where, pursuant to provisions attached to the preferred shares and the CBCA, prior approval of the holders of preferred shares as a class, or as a series thereof, is required before share capital alterations may be made which impact on the preferred shares or any series thereof, including modification of the provisions attaching to the preferred shares or the creation of another class of shares ranking prior to or on a parity with the preferred shares.

  Voting Rights and Meetings of Holders of Preferred Shares

     When the holders of preferred shares vote as a class, each holder has one vote in respect of each Canadian dollar (or its equivalent in a foreign currency at the time of issuance) of the issue price of the preferred shares held by such holder. Any consent or approval to be given by the holders of preferred shares as a class requires approval of not less than two-thirds of the votes cast at a meeting of the holders of preferred shares or approval in writing by the holders of preferred shares to which are attached at least two-thirds of the votes attached to all outstanding preferred shares.

  Share Rights

     The holders of preferred shares have no pre-emptive, redemption, subscription or conversion rights except to the extent (if any) prescribed in the provisions which may from time to time be attached as any series of preferred shares and as provided under Placer Dome’s Shareholders’ Rights Plan (see “Shareholders’ Rights Plan”).

Transfer Agent and Registrar

     Our registrar and transfer agent for our common shares in Canada is CIBC Mellon Trust Company, Corporate Trust Services, PO Box 7010, Adelaide Street, Postal Station, Toronto, Ontario, M5C 2W9 and in the United States is The Bank of New York, 101 Barclay Street, 11 East, New York, New York, 10286.

SHAREHOLDERS’ RIGHTS PLAN

     Placer Dome first adopted a shareholders’ rights plan (the “Rights Plan”) in 1990. The current Rights Plan was approved by shareholders at the 2001 annual and special meeting. The following summary of certain provisions of the Rights Plan does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all the provisions of the Rights Plan, including the definitions therein of certain terms, and the form of certificate evidencing the Rights. Copies of the Rights Plan are available upon request.

     Under the Rights Plan, each “Voting Share” issued prior to the Separation Time (as defined below) carries with it one right (a “Right”). A Voting Share is any share or voting interest issued by Placer Dome (collectively, the “Voting Shares”) entitled to vote generally in the election of directors. The only Voting Shares currently outstanding are the common shares. Each Right carries with it the right to purchase common shares in Placer Dome, at a discounted price, under certain circumstances including in the event of particular hostile efforts to acquire control of Placer Dome. The Rights are currently not exercisable and Rights certificates will not be distributed until certain events, as specified in the Rights Plan, cause the Rights to separate from the Voting Shares (the “Separation Time”). Pending separation, the Rights are evidenced by and trade with the Voting Shares. The Rights may be redeemed by us at a price of Cdn$0.001 per right prior to a specified event but, in certain cases, only following approval by a majority of the votes cast by independent shareholders at a special meeting of shareholders.

     If a person or group acting in concert acquires 20% or more of the common shares (or other class of Voting Shares) in a transaction that is not a “Permitted Bid” or a “Competing Permitted Bid”, the Rights will become exercisable and entitle the holders thereof (other than the acquiring person or group) to purchase common shares at a 50% discount from the Market Price (as defined in the Rights Plan). The Rights are not triggered by a “Permitted Bid”, which is essentially a takeover bid made to all shareholders for any or all of their shares. The “Permitted Bid” must be made by way of a circular bid in compliance with securities laws and must comply with other conditions, including the condition that no shares be taken up for 60 days following the bid and then only if more than 50% of the then outstanding common shares held by independent shareholders have been tendered to the bid. A “Competing Permitted Bid” is a take-over bid made after a “Permitted Bid” has been made and prior to its expiry that satisfies all of the provisions of a “Permitted Bid”, except that it must remain open for acceptance until a date that is not earlier than the later of 21 days after the “Competing Permitted Bid” is made and 60 days after the date of the earliest prior bid in existence when the “Competing Permitted Bid” is made. The entering into of certain revocable lock-up agreements to tender common shares into a takeover bid will not trigger the Rights.

     The Rights Plan will expire no later than the termination of Placer Dome’s annual meeting in 2004. A new shareholders’ rights plan was approved by the Board of Directors of Placer Dome on February 26, 2004 and will be submitted to the shareholders for approval at the 2004 annual and special meeting. The terms of the proposed new plan are substantially the same as the current Plan.

STOCK OPTIONS AND STOCK APPRECIATION RIGHTS PLANS

     Placer Dome has three stock based incentive plans: the Placer Dome Inc. 1987 Stock Option Plan (“1987 Plan”) the Placer Dome Inc. (Getchell) 1996 Long-Term Equity Incentive Plan (“1996 Getchell LTIP”), and the Placer Dome Inc. 1993 Non-Employee Directors’ Stock Option Plan (“1993 Directors’ Plan”). The following table describes these plans:

	Maximum	Options
	Available(1)(2)	Outstanding(1)(3)
	Shares	Shares
1987 Plan	32,000,000	14,508,931
1996 Getchell LTIP	2,341,812	81,810
1993 Directors Plan	750,000	530,000

(1)	Contains information as of December 31, 2003.

(2)	Maximum number of shares for which options can be granted (and includes shares in respect of which options have already been exercised).

(3)	Excludes shares in respect of options exercised or expired.

  1987 Plan

     The 1987 Plan provides for the issuance of common shares and the granting of stock appreciation rights (“SARs”). Options and related SARs are available to employees of the Corporation and are granted by the Human Resources and Compensation Committee of the Board. No SARs are outstanding under the 1987 Plan. The exercise price of options, if expressed in Canadian dollars, is the price per common share of the last board lot sale of such shares on the Toronto Stock Exchange (“TSX”) on the trading date immediately preceding the date the option is granted. The exercise price of options, if expressed in United States dollars, is the price per common share of the last board lot sale of such shares on the New York Stock Exchange (“NYSE”) on the trading day immediately preceding the date the option is granted. The maximum term of each option and SAR is 10 years.

     Pursuant to the 1987 Plan, there is one stock option grant program in effect. Under the 1987 Plan, the options (with some exceptions) become exercisable in three cumulative instalments on each of the first through third anniversary dates of the date of grant. A second stock option grant program, the Ownership Incentive Program, was designed to encourage employees to become long term shareholders of the Corporation. Under this program, employees who owned shares were eligible for incentive options on a matching basis if the shares were held continuously for two years. Fifty incentive options were granted for each fifty shares owned. The number of shares was reduced to the nearest fifty. Vesting of these options was conditional on the employee retaining ownership during the two year period following the grant. Options were 100% vested at the end of the two year period if this condition was met. Subsequent to the February 2002 grants, the Ownership Incentive Program was discontinued for all employees. Employees will continue to hold options that have been granted previously under the 1987 Plan. The vesting and exercise criteria will remain unchanged.

  1996 Getchell LTIP

     Under the 1996 Getchell LTIP, options were granted to employees of Getchell Gold Corporation (“Getchell”) at an exercise price equal to the market price of Getchell shares on the date of the grant. Placer Dome assumed the obligations under the plan upon the merger with Getchell on May 27, 1999 and reserved for issuance a number of shares equal to the number of options then outstanding under the plan. All options granted under this plan are vested and expire no later than ten years from the grant date. No future grants will be made under this plan.

  1993 Directors Plan

     On December 4, 2003 the Board of Directors of the Corporation suspended all further grants of options under the 1993 Directors’ Plan. Directors continue to hold options that have been granted to them previously under the 1993 Directors’ Plan. The vesting and exercise criteria will remain unchanged. Prior to its suspension, the 1993 Directors’ Plan provided that, as of the date of each annual meeting of the shareholders of the Corporation, each non-employee director (other than the Chairman) was granted an option to purchase 5,000 common shares and the Chairman was granted an option to purchase 10,000 common shares. Non-employee directors who became directors after the commencement of the 1993 Directors’ Plan, received an initial grant of an option to purchase 10,000 common shares. The exercise price of the options granted to directors, if expressed in Canadian dollars, was the closing board lot sale price per common share on the TSX on the last trading day preceding the date of grant. The exercise price of options, if expressed in United States dollars, was the closing board lot sale price per common share on the NYSE on the last trading day preceding the date of grant. All options are fully exercisable one year after the date of grant.

CERTAIN INCOME TAX CONSIDERATIONS

Certain United States Federal Income Tax Considerations

     The following is a summary of the material United States federal income tax consequences of the acquisition, ownership and disposition of a debenture, and the ownership and disposition of common shares acquired upon a conversion of the debenture. This summary only applies to “U.S. Holders” that hold the debentures, and any common shares acquired upon a conversion of the debentures, as “capital assets” (generally, property held for investment) within the meaning of Section 1221 of the United States Internal Revenue Code of 1986, as amended (the “Code”). As used in this summary, a “U.S. Holder” is a beneficial owner of a debenture that is, for United States federal income tax purposes, (i) an individual citizen or resident of the United States, (ii) a corporation (or entity taxable as a corporation) created or organized in or under the laws of the United States or any political subdivision thereof, (iii) an estate the income of which is subject to United States federal income taxation regardless of its source, or (iv) any trust if (A) a United States court is able to exercise primary supervision over the administration of the trust and one or more United States persons have the authority to control all substantial decisions of the trust, or (B) the trust has validly made an election to be treated as a United States person under the applicable United States Treasury regulations. The United States federal income tax consequences for a partner in a partnership holding the debentures or Placer Dome’s common shares generally will depend on the status of the partner and the activities of the partnership. Partners in a partnership holding the debentures or Placer Dome’s common shares should consult their own tax advisors.

     This summary is based on the Code, the United States Treasury regulations, published rulings of the United States Internal Revenue Service (the “IRS”) and judicial decisions, all as in effect on the date hereof and all of which are subject to change (possibly with retroactive effect) and differing interpretations. This summary is intended for general information only and does not discuss all of the tax consequences that may be relevant to the particular circumstances of a U.S. Holder or to U.S. Holders subject to special tax rules, such as banks, tax-exempt organizations, insurance companies, dealers in securities or foreign currency, partnerships and other pass-through entities, certain United States expatriates, U.S. Holders whose functional currency is not the United States dollar, persons that own (directly, indirectly or by attribution) 10% or more of the total combined voting power of all classes of Placer Dome’s shares, or persons that hold the debentures or Placer Dome’s common shares as part of a hedge, straddle or conversion or constructive sale transaction or other risk reduction transaction. Furthermore, this summary does not address any state, local or foreign tax consequences, or any aspect of United States federal tax law other than income taxation. Holders should consult their own tax advisors concerning the application of United States federal income and other tax laws, including the laws of any state, local or foreign taxing jurisdiction, to their particular situations. See “ — Certain Canadian Federal Income Tax Considerations”.

The Debentures

  Taxation of Stated Interest

     For United States federal income tax purposes, interest (including Additional Amounts, if any) on a debenture generally will be taxable to a U.S. Holder as ordinary income at the time such interest is received or accrued, in accordance with such holder’s method of accounting for United States federal income tax purposes. Subject to applicable limitations under the Code and the United States Treasury regulations and subject to the discussion below, any Canadian withholding tax imposed on interest payments in respect of the debentures will be treated as a foreign income tax eligible for credit against a U.S. Holder’s United States federal income tax liability (or, at a U.S. Holder’s election, may, in certain circumstances, be deducted in computing taxable income). Interest paid by Placer Dome on the debentures will generally constitute income from sources outside the United States and, with certain exceptions, will be “passive” or possibly “financial services” income, or, if Canadian withholding tax is imposed on the interest payments at the rate of 5% or higher, “high withholding tax interest” for United States foreign tax credit purposes. The rules regarding United States foreign tax credits are very complex. U.S. Holders should consult their own tax advisors concerning the implications of United States foreign tax credit rules in light of their particular circumstances.

   Registration Default

     As described elsewhere in this prospectus, Placer Dome will pay Additional Interest on the debentures if Placer Dome fails to comply with certain of its obligations under the Registration Rights Agreement.

     Based on Placer Dome’s current expectations, the likelihood that Placer Dome will be required to pay such Additional Interest is remote. Accordingly, Placer Dome intends to take the position that the contingent payments described in the foregoing paragraph do not, as of the issue date, cause the debentures to have original issue discount (“OID”) and do not affect the yield to maturity of the debentures. A U.S. Holder may not take a contrary position unless such holder discloses such contrary position in the proper manner to the IRS. Holders should consult their own tax advisors with respect to the contingent payments described above. If the IRS takes the position that the contingent payments described were not remote as of the issue date, the amount and timing of interest income such U.S. Holder must include in taxable income may be different from that described herein.

     Although the matter is not free from doubt, if, contrary to Placer Dome’s expectations, Additional Interest is in fact paid, such Additional Interest should be taxable as interest as described above under “ — Taxation of Stated Interest.”

   Market Discount and Premium

     A U.S. Holder that purchased a debenture at a price less than its principal amount would be treated for U.S. federal income tax purposes as having purchased the debenture with market discount, subject to a de minimis exception. In the case of a debenture having non-de minimis market discount, a U.S. Holder will be required to treat any partial principal payment received on, and any gain recognized upon the sale or other disposition of, the debenture as ordinary income to the extent of the market discount that accrued during such U.S. Holder’s holding period for the debenture (on a ratable basis or, at the election of the U.S. Holder, constant yield basis), unless such U.S. Holder elects to annually include market discount in gross income over time as the market discount accrues. Any election to include market discount over time as it accrues would apply to all debt obligations held by the U.S. Holder at the beginning of the first taxable year to which the election applies or thereafter acquired by the U.S. Holder and is irrevocable without the consent of the IRS. In addition, a U.S. Holder that holds a debenture with market discount, and that does not elect to accrue market discount into gross income over time, may be required to defer the deduction of interest expense incurred or continued to purchase or carry the debenture until the maturity of the debenture or its earlier disposition in a taxable transaction.

     Furthermore, if a debenture was purchased by a U.S. Holder with a more than de minimis market discount and the U.S. Holder subsequently disposes of the debenture in a transaction that is nontaxable in whole or in part (other than certain transactions described in section 1276(d) of the Code), accrued market discount generally will be includible in gross income as ordinary income as if such U.S. Holder had sold the debenture at its then fair market value. However, if a U.S. Holder converts a debenture with accrued market discount that has not previously been included in gross income into Placer Dome common shares, then a ratable portion of such market discount will instead be allocated to such common shares. The amount of market discount allocable to such common shares may be taxable as ordinary income upon a sale or other disposition of such common shares. See “The Common Shares — Sale or Other Taxable Dispositions of the Common Shares.”

     A U.S. Holder that purchased a debenture for an amount in excess of its stated principal amount (subject to special rules for early redemption dates as described below) would be treated as having acquired the debenture with “amortizable bond premium” in the amount of such excess. In such case, the U.S. Holder may elect to amortize the bond premium over the term of the debenture as a reduction in the amount required to be included in the U.S. Holder’s gross income each year with respect to interest on the debenture (provided that the amount of amortizable bond premium will be calculated based on the amount payable at the applicable redemption date if the use of such redemption date in lieu of the stated maturity date results in a smaller amortizable premium for the period ending on the redemption date). Any election to amortize bond premium will apply to all debentures held by the U.S. Holder at the beginning of the first taxable year to which the election applies or thereafter acquired by the U.S. Holder and is irrevocable without the consent of the IRS.

     The rules governing market discount and amortizable bond premium are complex, and U.S. Holders should consult their own tax advisors concerning the application of these rules.

  Sale, Redemption or Other Taxable Disposition of the Debentures

     Upon the sale, redemption or other taxable disposition of a debenture, a U.S. Holder will recognize gain or loss, if any, equal to the difference between the amount realized on such sale, redemption or other taxable disposition (other than amounts received that are attributable to accrued but unpaid interest, which amounts shall be taxable as ordinary income to the extent not previously included in the gross income of the U.S. Holder) and such U.S. Holder’s adjusted tax basis in the debenture. A U.S. Holder’s adjusted tax basis in a debenture generally will equal the cost of the debenture to the U.S. Holder, increased by any market discount previously included in gross income by such holder, and reduced by (i) any principal payments received by such holder and (ii) any amortizable bond premium applied to reduce interest inclusions with respect to such debenture. Any such gain or loss generally will constitute capital gain or loss (except that any gain will be treated as ordinary income to the extent of any market discount that has accrued on the debenture but not previously been included in the gross income of the U.S. Holder), and will be long-term capital gain or loss if the debenture was held by such U.S. Holder for more than one year. Certain non-corporate U.S. Holders (including individuals) may qualify for preferential rates of United States federal income taxation in respect of long-term capital gains. The deduction of capital losses is subject to limitations under the Code. Any gain realized by a U.S. Holder on a sale or other disposition of the debentures generally will be treated as United States-source income for United States foreign tax credit purposes.

  Conversion of the Debentures

     A U.S. Holder generally will not recognize any income, gain or loss upon conversion of a debenture into common shares, except with respect to (i) cash received in lieu of a fractional common share, or (ii) common shares that are attributable to accrued but unpaid interest not previously included in gross income. Cash received in lieu of a fractional common share upon conversion will be treated as a payment in exchange for such fractional share. Accordingly, the receipt of cash in lieu of a fractional common share generally will result in capital gain or loss measured by the difference between the cash received for the fractional share and the U.S. Holder’s adjusted tax basis in the debenture that is allocable to the fractional share (except that any gain will be treated as ordinary income to the extent of any market discount that has accrued on the debenture but not previously been included in the gross income of the U.S. Holder), and will be long-term capital gain or loss if the U.S. Holder held the debenture for more than one year at the time of conversion. Amounts that are attributable to accrued but unpaid interest generally will be taxable to the U.S. Holder as interest to the extent not previously included in gross income.

     A U.S. Holder’s initial tax basis in the common shares received on conversion of a debenture will be the same as the U.S. Holder’s adjusted tax basis in the debenture at the time of conversion, reduced by any tax basis allocable to a fractional share treated as exchanged for cash. However, the tax basis of common shares received upon a conversion with respect to accrued but unpaid interest should equal the fair market value of such common shares. The holding period for the common shares received on conversion generally will include the holding period of the debenture converted. To the extent any common shares issued upon a conversion are allocable to accrued interest, however, the U.S. Holder’s holding period for such common shares may commence on the day following the date of delivery of the common shares.

  Constructive Dividends

     The conversion rate of the debentures is subject to adjustment under certain circumstances. Under Section 305 of the Code, adjustments to the conversion rate that increase a U.S. Holder’s proportionate share of Placer Dome’s assets or Placer Dome’s earnings may in certain circumstances result in a constructive dividend that is taxable to such U.S. Holder to the extent of Placer Dome’s current and accumulated earnings and profits, as determined under United States federal income tax principles. Generally, an increase in the conversion rate pursuant to a bona-fide reasonable formula which has the effect of preventing the dilution of the interest of U.S. Holders in the debentures will not be considered to result in a constructive dividend. However, certain adjustments provided in the debentures (including, without limitation, adjustments to the conversion rate of the debentures in connection with cash dividends to Placer Dome’s stockholders) will not qualify as being pursuant to a bona-fide reasonable formula. If such adjustments are made, a U.S. Holder will, to the extent of Placer Dome’s current and accumulated earnings and profits, be deemed to have received a constructive dividend even though such U.S. Holder has not received any cash or property as a result of the adjustment. In addition, a failure to adjust the conversion price of the debentures to reflect a stock dividend or similar event could in some circumstances give rise to a constructive dividend to U.S. Holders of common shares.

The Common Shares

  Distributions

     Subject to the discussion below under “Other Considerations,” a distribution of cash or property received by a U.S. Holder in respect of Placer Dome’s common shares (including any liquidated damages received in respect of the common shares if, among other requirements, Placer Dome has not complied with certain of its obligations under the Registration Rights Agreement generally will be considered a taxable dividend to the extent paid out of Placer Dome’s current or accumulated earnings and profits (as determined for United States federal income tax purposes). In the event that the distribution exceeds the amount of such current and accumulated earnings and profits, the excess will be treated first as a nontaxable return of capital to the extent of the U.S. Holder’s tax basis in the common shares, and thereafter as capital gain.

     The gross amount of any taxable dividend will be subject to United States federal income tax as ordinary dividend income and will not be eligible for the dividends-received deduction generally allowed to U.S. Holders that are corporations. However, pursuant to legislation enacted in 2003, dividends in respect of Placer Dome’s common shares paid to certain non-corporate U.S. Holders (including individuals) in taxable years beginning before January 1, 2009 may qualify for preferential rates of United States federal income tax provided that (i) the common shares are readily tradable on an established securities market in the United States, or (ii) Placer Dome is eligible for the benefits of the income tax treaty between Canada and the United States (and, in either case, provided that Placer Dome is not a PFIC or FPHC, as described below, and certain other requirements, including with respect to a U.S. Holder’s holding period for the common shares, are satisfied). With respect to the first requirement, Placer Dome believes that Placer Dome’s common shares currently are readily tradable on an established securities market in the United States. However, no assurances can be given that the shares will remain readily tradable. With respect to the second requirement, Placer Dome believes that it is eligible for the benefits of the United States-Canada income tax treaty. U.S. Holders are urged to consult their own tax advisors regarding the impact of the recent legislation on their particular situations.

     Taxable dividends paid in a currency other than the United States dollar will be included in the gross income of the U.S. Holder in a United States dollar amount calculated by reference to the exchange rate in effect on the date the U.S. Holder receives the dividend, regardless of whether such currency is actually converted into United States dollars. Gain or loss, if any, realized on a sale or other disposition of the foreign currency will be ordinary income or loss, and will be United States source income or loss for United States foreign tax credit purposes. U.S. Holders are urged to consult their own tax advisors concerning the possibility of foreign currency gain or loss if any such currency is not converted into United States dollars on the date of receipt.

     Subject to applicable limitations under the Code and the United States Treasury regulations and subject to the discussion below, Canadian withholding tax imposed on dividends in respect of the common shares will be treated as a foreign income tax eligible for credit against a U.S. Holder’s United States federal income tax liability (or, at a U.S. Holder’s election, may, in certain circumstances, be deducted in computing taxable income). If Placer Dome is not a “United States-owned foreign corporation,” dividends paid by Placer Dome on its common shares will generally be treated for United States foreign tax credit purposes as foreign source “passive” (or possibly “financial services”) income. If, and for so long as, Placer Dome is a United States-owned foreign corporation, dividends paid by Placer Dome on the common shares may, subject to certain exceptions, instead be treated for United States foreign tax credit purposes as either foreign source “passive” (or possibly “financial services”) income or as United States-source income, in proportion to the earnings and profits of Placer Dome in the year of such distribution allocable to foreign and United States sources, respectively. Placer Dome will be treated as a United States-owned foreign corporation so long as stock representing 50% or more of the voting power or value of the stock of Placer Dome is held, directly or indirectly, by U.S. Holders. No assurance can be given as to whether Placer Dome will be treated as a United States-owned foreign corporation.

     The rules regarding United States foreign tax credits are very complex. U.S. Holders should consult their own tax advisors concerning the implications of United States foreign tax credit rules in light of their particular circumstances.

  Sale or Other Taxable Dispositions of the Common Shares

     Subject to the discussion below under “Other Considerations,” upon a sale or other taxable disposition of Placer Dome’s common shares, a U.S. Holder will recognize gain or loss, if any, in an amount equal to the difference between the amount realized on the sale or other taxable disposition and such holder’s adjusted tax basis in the common shares. Any such gain or loss generally will constitute capital gain or loss, and will be long-term capital gain or loss if the common shares were held by the U.S. Holder for more than one year. Certain non-corporate U.S. Holders (including individuals) may qualify for preferential rates of United States federal income taxation in respect of long-term capital gains. The deduction of capital losses is subject to limitations under the Code. Any gain realized by a U.S. Holder on a sale or other disposition of the common shares generally will be treated as United States-source income for United States foreign tax credit purposes.

     As noted above, if a U.S. Holder converts a debenture with accrued market discount that has not previously been included in gross income into Placer Dome common shares, then a ratable portion of such market discount will be allocated to such common shares. The amount of market discount allocable to such common shares may be taxable as ordinary income upon a sale or other disposition of such common shares. See “The Debentures — Market Discount and Premium.”

  Other Considerations

     Passive Foreign Investment Company (“PFIC”) Status. Special United States federal income tax rules apply to U.S. Holders directly or indirectly (including by holding an option to acquire shares in a PFIC) owning shares of a PFIC. For this purpose, under proposed United States Treasury regulations that have a proposed retroactive effective date, if Placer Dome were a PFIC then a debenture would be treated as an option to acquire common shares of Placer Dome for purposes of applying the PFIC rules to a disposition of the debenture.

     A non-United States corporation generally will be classified as a PFIC for United States federal income tax purposes in any taxable year in which, after applying certain look-through rules with respect to the income and assets of subsidiaries, either:

at least 75% of its gross income is “passive income”; or

on average at least 50% of the gross value of its assets is attributable to assets that produce passive income or are held for the production of passive income.

     For this purpose, passive income generally includes, among other items, dividends, interest, rents, royalties and gains from the disposition of passive assets.

     Placer Dome believes that it is not a PFIC and does not believe that it will become a PFIC in the foreseeable future. However, since PFIC status will be determined on an annual basis and depends on the composition of Placer Dome’s income and assets and the nature of Placer Dome’s activities from time to time, there can be no assurance that Placer Dome will not be considered a PFIC for the current or any future taxable year. Moreover, Placer Dome will not obtain an opinion of counsel, and no ruling will be sought from the IRS, regarding the United States federal income tax characterization of Placer Dome as a PFIC.

     If Placer Dome is treated as a PFIC for any taxable year during which a U.S. Holder holds, or is treated as holding, Placer Dome’s common shares, certain adverse consequences could apply to the U.S. Holder. In general, if a U.S. Holder fails to make a timely “QEF” election or “market-to-market” election (as described below) for any taxable year that Placer Dome is treated as a PFIC, (i) any gain derived from the disposition of PFIC stock, as well as any “excess distribution” received from the PFIC (i.e., a distribution that exceeds 125% of the average distributions from the shorter of the prior three years and the U.S. Holder’s holding period for the stock), would be treated as ordinary income earned ratably over each day in the U.S. Holder’s holding period for the PFIC stock, (ii) the portion of such gain or distribution that is allocable to prior taxable years, other than any year before Placer Dome became a PFIC, would be subject to United States federal income tax at the highest rate applicable to ordinary income for the relevant taxable years, regardless of the tax rate otherwise applicable to the U.S. Holder, and (iii) an interest charge would be imposed on the resulting United States federal income tax liability as if such liability represented a tax deficiency for the past taxable years, other than any year before Placer Dome became a PFIC. In addition, a step-up in the tax basis of the PFIC stock may not be available upon the death of an individual U.S. Holder.

     The special PFIC rules described above will not apply to a U.S. Holder if the U.S. Holder elects to have Placer Dome treated as a “qualified electing fund” (“QEF”) and Placer Dome provides specified information to U.S. Holders. If Placer Dome is treated as a PFIC, it intends to notify U.S. Holders and to provide to U.S. Holders such information as may be required to make such QEF election effective. A U.S. Holder that makes a QEF election will be taxable currently on its pro rata share of Placer Dome’s ordinary earnings and net capital gain, at ordinary income and capital gain rates, respectively, for each taxable year of Placer Dome during which Placer

Dome is treated as a PFIC, regardless of whether or not distributions are received. The U.S. Holder’s tax basis in the Placer Dome common shares will be increased to reflect taxed but undistributed income. Distributions of amounts previously included in gross income pursuant to a QEF election will not be taxed again as a dividend to the U.S. Holder, and will result in a corresponding reduction of tax basis in the Placer Dome common shares.

     As an alternative to the QEF election, a U.S. Holder of “marketable stock” in a PFIC may make a “mark-to-market” election, provided the PFIC stock is regularly traded on a “qualified exchange.” Under applicable Treasury regulations, a “qualified exchange” includes a national securities exchange that is registered with the SEC or the national market system established under the Securities Exchange Act of 1934. Currently, the Placer Dome common shares are traded on the New York Stock Exchange, which is a “qualified exchange.” Under applicable Treasury Regulations, PFIC stock traded on a qualified exchange is regularly traded on such exchange for any calendar year during which such stock is traded, other than in de minimis quantities, on at least 15 days during each calendar quarter. Placer Dome cannot assure U.S. Holders that Placer Dome’s common shares will be treated as regularly traded stock. If the mark-to-market election is available and validly made, the electing U.S. Holder generally would (i) include in gross income, entirely as ordinary income, an amount equal to the excess, if any, of the fair market value of the PFIC stock as of the close of such taxable year and its adjusted tax basis in the stock, and (ii) deduct as an ordinary loss the excess, if any, of the adjusted tax basis of the PFIC stock over its fair market value at the end of the taxable year, but only to the extent of the amount previously included in gross income as a result of the mark-to-market election.

     Controlled Foreign Corporation (“CFC”) and Foreign Personal Holding Company (“FPHC”) Rules. If more than 50% of the voting power or value of Placer Dome common shares were owned, actually or constructively, by U.S. Holders who each own, actually or constructively, 10% or more of the voting power of the Placer Dome common shares, then Placer Dome would become a CFC and each holder of 10% or more of the voting power of Placer Dome would be required to include in its taxable income as a constructive dividend an amount equal to its share of certain undistributed income of Placer Dome.

     If (1) more than 50% of the voting power or value of Placer Dome common shares were owned, actually or constructively, by five or fewer individuals who are citizens or residents of the United States and (2) 60% or more of Placer Dome’s income consisted of certain interest, dividend or other enumerated types of income, then Placer Dome would be a FPHC. If Placer Dome were a FPHC, then each U.S. Holder, regardless of the amount of Placer Dome common shares owned by such U.S. Holder, would be required to include in its United States federal taxable income as a constructive dividend its share of Placer Dome’s undistributed income of specific types.

     Placer Dome believes that it has not been, and does not expect to become, a PFIC, a FPHC or a CFC for United States federal income tax purposes. However, no assurances can be given in this regard. U.S. Holders should consult their own tax advisors concerning the United States federal income tax consequences of holding Placer Dome common shares if Placer Dome is a PFIC, a CFC or FPHC (including the advisability and availability of making any of the foregoing elections).

  Backup Withholding

     In general, information reporting requirements will apply to interest on the debentures and distributions on the common shares, and to the proceeds received on the disposition of the debentures or common shares paid within the United States (and in certain cases, outside the United States) to U.S. Holders, other than certain exempt recipients (such as corporations). A backup withholding tax (currently at a rate of 28%) may apply to such amounts if a U.S. Holder (i) fails to establish properly that such U.S. Holder is entitled to an exemption, (ii) fails to furnish or certify a correct taxpayer identification number to the payer in the manner required, (iii) is notified by the IRS that such U.S. Holder has failed to report payments of interest or dividends properly, or (iv) under certain circumstances, fails to certify that such U.S. Holder has not been notified by the IRS that backup withholding applies due to the failure to report interest or dividend payments. The amount of any backup withholding will be allowed as a credit against or refund of the U.S. Holder’s United States federal income tax liability provided that the required information is furnished to the IRS.

     The preceding discussion of certain United States federal income tax consequences is for general information only and is not tax advice. Accordingly, U.S. Holders should consult their own tax advisors as to the particular tax consequences to them of purchasing, holding and disposing of the debentures, and of holding and disposing of common shares acquired upon a conversion of the debentures, including the applicability and effect of any United States federal, state, local or foreign tax laws, and of any proposed changes in applicable law.

Certain Canadian Federal Income Tax Considerations

     In the opinion of Osler, Hoskin & Harcourt LLP, our counsel, the following is a summary of the principal Canadian federal income tax considerations generally applicable to prospective purchasers pursuant to this prospectus who, at all relevant times, for the purposes of the Income Tax Act (Canada) (the “Canadian Tax Act”) and any applicable income tax treaty or convention are not resident and are not deemed to be resident in Canada, hold debentures and will hold common shares acquired on conversion of debentures as capital property, deal at arm’s length with us, do not use or hold, and are not deemed to use or hold, debentures or common shares in connection with a trade or business carried on, or deemed to be carried on, in Canada and, in the case of insurers, will not carry on an insurance business in Canada with which such debentures or common shares are effectively connected or in respect of which the debentures or common shares would be designated insurance property for the purposes of the Canadian Tax Act (each, a “Non-Canadian Holder”).

     This summary is based upon the current provisions of the Canadian Tax Act and Regulations thereunder and on counsel’s understanding of the current published administrative and assessing practices and policies of the Canada Customs and Revenue Agency. This summary takes into account specific proposals to amend the Canadian Tax Act and the Regulations thereunder publicly announced by or on behalf of the Minister of Finance prior to the date hereof. This summary is not exhaustive of all Canadian federal income tax considerations and, except as mentioned above, does not take into account or anticipate possible changes in the law or in administrative or assessing practices and policies whether by legislative, regulatory, administrative or judicial action. This summary does not take into account foreign (i.e., non-Canadian) tax considerations or Canadian provincial or territorial tax considerations which may vary from the Canadian federal income tax considerations described herein.

     This summary is of a general nature only and is not intended to be, and should not be construed to be, legal or tax advice to any particular Non-Canadian Holder and no representation is made with respect to the Canadian tax consequences to any particular Non-Canadian Holder. Accordingly, prospective purchasers should consult their own tax advisors with respect to the Canadian tax considerations relevant to them, having regard to their particular circumstances.

  Ownership of Debentures

     No non-resident withholding tax will apply to the payment to a Non-Canadian Holder under the debentures of interest (including, without limitation, Additional Interest, if any), premium, if any, or the proceeds received by a Non-Canadian Holder, at maturity, on redemption, purchase of, or conversion of a debenture.

     The conversion of a debenture into our common shares on the exercise of the conversion privilege by a Non-Canadian Holder will not constitute a disposition of the debenture and, accordingly, a Non-Canadian Holder will not realize a gain or loss on such conversion.

     In general, a Non-Canadian Holder will not be subject to Canadian income tax on capital gains arising on the disposition or deemed disposition of a debenture unless the debenture constitutes “taxable Canadian property” to the Non-Canadian Holder and the Non-Canadian Holder is not entitled to relief under the provisions of an applicable income tax treaty or convention. Provided the common shares are listed on a prescribed stock exchange (which currently includes the Toronto Stock Exchange, the New York Stock Exchange and The Australian Stock Exchange) at the time a debenture is disposed of, the debenture will not constitute “taxable Canadian property” to a Non-Canadian Holder unless, at any time in the five-year period immediately preceding the disposition, the Non-Canadian Holder, persons with whom such holder did not deal at arm’s length, or the Non-Canadian Holder together with persons with whom such holder did not deal at arm’s length owned 25 per cent or more of the shares of any class or series of our capital stock.

  Ownership of Common Shares

     Under the Canadian Tax Act, dividends on common shares paid or credited, or deemed to be paid or credited, to a Non-Canadian Holder will be subject to non-resident withholding tax at the rate of 25 per cent of the gross amount of such dividends. Such rate may be reduced under the terms of an applicable income tax treaty or convention. Under the Canada-United States Income Tax Convention (1980) (the “Convention”), this withholding tax rate generally is reduced to 15 per cent in the case of dividends paid or credited, or deemed to be paid or credited, to a resident of the United States within the meaning of the Convention who is beneficially entitled to such dividends.

     In general, a Non-Canadian Holder will not be subject to Canadian income tax on capital gains arising on the disposition or deemed disposition of common shares unless those common shares constitute “taxable Canadian property” to the Non-Canadian Holder and the Non-Canadian Holder is not entitled to relief under the provisions of an applicable income tax treaty or convention. Provided the common shares are listed on a prescribed stock exchange (which currently includes the Toronto Stock Exchange and New York Stock Exchange) at the time of disposition, a common share will not constitute “taxable Canadian property” to a Non-Canadian Holder unless, at any time in the five-year period immediately preceding the disposition, the Non-Canadian Holder, persons with whom such holder did not deal at arm’s length, or the Non-Canadian Holder together with persons with whom such holder did not deal at arm’s length owned 25 per cent or more of the shares of any class or series of our capital stock.

CERTAIN ERISA CONSIDERATIONS

     The U.S. Employee Retirement Income Security Act of 1974, as amended (“ERISA”), imposes certain requirements on employee benefit plans subject to Title I of ERISA and on entities that are deemed to hold the assets of such plans (“ERISA Plans”), and on those persons who are fiduciaries with respect to ERISA Plans. Investments by ERISA Plans are subject to ERISA’s general fiduciary requirements, including, but not limited to, the requirement of investment prudence and diversification and the requirement than an ERISA Plan’s investments be made in accordance with the documents governing the ERISA Plan.

     Section 406 of ERISA and Section 4975 of the Code prohibit certain transactions involving the assets of an ERISA Plan (as well as those plans that are not subject to ERISA but which are subject Section 4975 of the Code, such as individual retirement accounts (together with ERISA Plans, “Plans”)) and certain persons (referred to as “parties in interest” or “disqualified persons”) having certain relationships to such Plans, unless a statutory or administrative exemption is applicable to the transaction. A party in interest or disqualified person who engages in a prohibited transaction may be subject to excise taxes and other penalties and liabilities under ERISA and the Code.

     Any Plan fiduciary that proposes to cause a Plan to purchase the debentures should consult with its counsel regarding the applicability of the fiduciary responsibility and prohibited transaction provisions of ERISA and Section 4975 of the Code to such an investment, and to confirm that such purchase, holding and conversion will not constitute or result in a non-exempt prohibited transaction or any other violation of an applicable requirement of ERISA or the Code.

     Governmental plans and certain church plans, while not subject to the fiduciary responsibility provisions of ERISA or the prohibited transaction provisions of ERISA and Section 4975 of the Code, may nevertheless be subject to other federal, state or local laws or regulations that are substantially similar to the foregoing provisions of ERISA and the Code (“Similar Law”). Fiduciaries of any such plans should consult with their counsel before purchasing the debentures to determine the need for and the availability, if necessary, of any exemptive relief under any Similar Law.

Prohibited Transaction Exemptions

     The fiduciary of a Plan that proposes to purchase, hold or convert a debenture should consider, among other things, whether such purchase, holding or conversion may involve (i) the direct or indirect extension of credit to a party in interest or a disqualified person, (ii) the sale or exchange of any property between a Plan and a party in interest or a disqualified person, or (iii) the transfer to, or use by or for the benefit of, a party in interest or a disqualified person, of any Plan assets. Such parties in interest or disqualified persons could include, without limitation, Placer Dome, the initial purchasers, the indenture trustee, or certain of our or their affiliates. Depending on the satisfaction of certain conditions which may include the identity of the Plan fiduciary making the decision to acquire, hold or convert debentures on behalf of a Plan, Prohibited Transaction Class Exemption (“PTCE”) 84-14 (relating to transactions effected by a “qualified professional asset manager”), PTCE 90-1 (relating to investments by insurance company pooled separate accounts), PTCE 91-38 (relating to investments by bank collective investment funds), PTCE 95-60 (relating to investments by an insurance company general account), or PTCE 96-23 (relating to transactions directed by an in-house asset manager) (collectively, the “Class Exemptions”) could provide an exemption from the prohibited transaction provisions of ERISA and Section 4975 of the Code. However, there can be no assurance that any of these Class Exemptions or any other exemption will be available with respect to any particular transaction involving the debentures.

     Therefore, each person who acquires or accepts a debenture or an interest therein will be deemed by such acquisition or acceptance to have represented and warranted that either: (i) no assets of a Plan, governmental plan or church plan have been used to acquire or hold such debenture or an interest therein or (ii) the purchase, holding and conversion of such debenture or an interest therein by such person are exempt from the prohibited transaction restrictions of ERISA and the Code, or any provisions of Similar Law, as applicable, pursuant to one or more statutory or administrative exemptions.

Special Considerations Applicable to Insurance Company General Accounts

     Any insurance company proposing to invest assets of its general account in the debentures should consider the implications of the United States Supreme Court’s decision in John Hancock Mutual Life Insurance Co. v. Harris Trust and Savings Bank, 510 U.S. 86, 114 S.Ct. 517 (1993), which in certain circumstances treats such general account assets as assets of a Plan that owns a policy or other contract with such insurance company, as well as the effect of Section 401(c) of ERISA as interpreted by regulations issued by the United States Department of Labor in January, 2000.

EACH PLAN FIDUCIARY (AND EACH FIDUCIARY FOR A GOVERNMENTAL PLAN OR CHURCH PLAN SUBJECT TO SIMILAR LAW) SHOULD CONSULT WITH ITS LEGAL ADVISOR CONCERNING THE POTENTIAL CONSEQUENCES TO THE PLAN UNDER ERISA, THE CODE OR SUCH SIMILAR LAWS OF AN INVESTMENT IN THE DEBENTURES.

SELLING SECURITYHOLDERS

     The debentures originally were issued by us and sold to Citigroup Global Markets Inc., J.P. Morgan Securities Inc. and Morgan Stanley & Co. Incorporated, as the representatives of the initial purchasers of the debentures, and resold by the initial purchasers in transactions exempt from the registration requirements of the Securities Act of 1933 to persons reasonably believed by the initial purchasers to be “qualified institutional buyers,” as defined by Rule 144A under the Securities Act. The selling securityholders, including their transferees, pledgees, donees, assignees or successors, may from time to time offer and sell pursuant to this prospectus any or all of the debentures and the underlying shares into which the debentures are convertible.

     The table below sets forth the name and address of each selling securityholder, the principal amount of debentures and the underlying shares beneficially owned by each selling securityholder that may be offered under this prospectus and the number of underlying shares into which the debentures are convertible. We have prepared the table below based on the information given to us by the selling securityholders on or prior to March 22, 2004.

Principal Amount
of Notes
Beneficially Owned
That May Be Sold
Name of Selling Securityholder	(US$)
1976 Distribution Trust FBO A.R. Lauder/Zinterhofer	10,000
2000 Revocable Trust FBO A.R. Lauder/Zinterhofer	10,000
Alcon Laboratories	557,000
Alexandra Global Master Fund Ltd.	5,000,000
Allstate Insurance Company	1,000,000
Allstate Life Insurance Company	1,500,000
Aloha Airlines Non-Pilots Pension Trust	95,000
American Fidelity Assurance Company	400,000
Amerisure Mutual Insurance Company	495,000
Arapahoe County Colorado	69,000
Arkansas PERS	160,000
Arlington County Employees Retirement System	1,150,000
Asante Health Systems	143,000
Attorney’s Title Insurance Fund	65,000
Blue Cross Blue Shield of Delaware, Inc.	100,000
Boilermakers Blacksmith Pension Trust	1,100,000
British Virgin Islands Social Security Board	126,000
CareFirst BlueChoice, Inc.	130,000

Principal Amount
of Notes
Beneficially Owned
That May Be Sold
Name of Selling Securityholder	(US$)
CareFirst of Maryland, Inc.	250,000
City and County of San Francisco Retirement System	2,129,000
City of New Orleans	293,000
City University of New York	217,000
Convertible Securities Fund	65,000
CNH CA Master Account, LP	500,000
DB Equity Opportunities Master Portfolio	400,000
DBAG London	100,000
Defined Benefit Plan of Zeneca AG Products Holdings, Inc.	120,000
Delaware Public Employees Retirement System	2,235,000
Delta Airlines Master Trust	440,000
DKR Saturn Event Driven Holding Fund Ltd.	2,000,000
DKR Saturn Special Situations Holding Fund Ltd.	2,000,000
DKR SoundShore Strategic Holding Fund Ltd.	4,000,000
Duke Endowment	340,000
Family Service Life Insurance Co.	100,000
FreeState Health Plan, Inc.	55,000
Froley Revy Investment Convertible Security Fund	110,000
Georgia Municipal Employees Benefit System	939,000
GLG Global Convertible Fund	8,000,000
GLG Global Convertible UCITS Fund	3,000,000
GLG Market Neutral Fund	17,000,000
Grady Hospital Foundation	192,000
Group Hospitalization and Medical Services, Inc.	350,000
Guardian Life Insurance Co.	5,300,000
Guardian Pension Trust	600,000
Hamburger Pensionkasse von 1905 VvaG	115,000
Independence Blue Cross	572,000
Innovest Finanzdienstle	1,685,000
JMG Capital Partners LP	29,200,000
JMG Triton Offshore Fund, Ltd.	30,450,000
Jackson County Employees’ Retirement System	275,000
Lighthouse Multi-Strategy Master Fund Ltd.	150,000
MLQA Convertible Securities Arbitrage Ltd	10,000,000
McMahan Securities Co. L.P.	840,000
Maystone Continuum Master Fund Ltd.	4,250,000
Mellon HBU Master Convertible Arbitrage Fund LP	400,000
Mellon HBU Master Multi-Strategy Fund LP	100,000
Merrill Lynch Insurance Group	461,000
Mint Hite Fund LP	100,000
Morgan Stanley Allocator Fund	370,000
Morgan Stanley Convertible Securities Trust	1,350,000
Municipal Employees	344,000
Nations Convertible Securities Fund	8,435,000
New Orleans Firefighters Pension/Relief Fund	195,000

Principal Amount
of Notes
Beneficially Owned
That May Be Sold
Name of Selling Securityholder	(US$)
Nicholas Applegate Capital Management Investment Grade Convertible	20,000
Nisswa Master Fund Ltd.	450,000
Norcal Mutual Insurance Company	355,000
Occidental Petroleum Corporation	387,000
Ohio Bureau of Workers Compensation	249,000
Physicians’ Reciprocal Insurers Account #7	1,100,000
Pioneer High Yield Fund	2,000,000
Pioneer U.S. High Yield Corp. Bond Sub Fund	500,000
Policeman and Fireman Retirement System of the City of Detroit	730,000
Pro-mutual	1,077,000
Prudential Insurance Co. of America	15,000
Pyramid Equity Strategies Fund	100,000
Quest Global Convertible Master Fund Ltd.	1,350,000
SC Cowen Securities Corp.	2,000,000
Southern Farm Bureau Life Insurance Company	500,000
Southern Farm Bureau Life Insurance Company	975,000
State Employees’ Retirement Fund of the State of Delaware	1,290,000
State of Florida Division of Treasury	1,975,000
State of Maryland Retirement Agency	4,616,000
State of Oregon/Equity	4,125,000
Teachers Insurance and Annuity Association of America	2,500,000
The Grable Foundation	120,000
Thrivent Financial for Lutherans (Swanbird & Co. nominee)	1,500,000
Triborough Partners International Ltd.	4,620,000
Triborough Partners LLC	1,980,000
Trustmark Insurance	489,000
Van Kampen Harbour Fund	1,900,000
Victus Capital, LP	2,000,000
Zeneca Holdings Pension Fund	290,000

Total	191,500,000

     To the extent that any of the selling securityholders identified above are broker-dealers, they are deemed to be, under interpretations of the Securities and Exchange Commission, “underwriters” within the meaning of the Securities Act.

     With respect to selling securityholders that are affiliates of broker-dealers, we believe that such entities acquired their debentures or underlying shares in the ordinary course of business and, at the time of the purchase of the debentures or the underlying shares, such selling securityholders had no agreements or understandings, directly or indirectly, with any person to distribute the debentures or underlying shares. To the extent that we become aware that such entities did not acquire their debentures or underlying shares in the ordinary course of business or did have such an agreement or understanding, we will file a post-effective amendment to the registration statement of which this prospectus forms a part to designate such affiliate as an “underwriter” within the meaning of the Securities Act.

     We prepared this table based on the information supplied to us by the selling securityholders named in the table. Unless otherwise disclosed in the footnotes to the table, no selling securityholder has indicated that it has held any position or office or had any other material relationship with us or our affiliates during the past three years. The selling securityholders listed in the above table may have sold or transferred, in transactions exempt from the registration requirements of the Securities Act, some or all of their debentures since the date as of which the information is presented in the above table.

     Because the selling securityholders may offer all or some of their debentures or the underlying shares from time to time, we cannot estimate the amount of the debentures or the underlying shares that will be held by the selling securityholders upon the termination of any particular offering. See “Plan of Distribution.”

     Only selling securityholders identified above who beneficially own the debentures set forth opposite each such selling securityholder’s name in the foregoing table on the effective date of the registration statement, of which this prospectus forms a part, may sell such securities pursuant to the registration statement. Prior to any use of this prospectus in connection with an offering of the debentures or the underlying shares by any holder not identified above, the registration statement of which this prospectus forms a part will be amended by a post-effective amendment to set forth the name and aggregate amount of debentures beneficially owned by the selling securityholder intending to sell such debentures or the underlying shares and the aggregate amount of debentures or the number of underlying shares to be offered. The prospectus, which will be a part of such a post-effective amendment, will also disclose whether any selling securityholder selling in connection with such prospectus has held any position or office with, has been employed by or otherwise has had a material relationship with us during the three years prior to the date of the prospectus if such information has not been disclosed herein.

PLAN OF DISTRIBUTION

     We are registering the debentures and underlying shares covered by this prospectus to permit holders to conduct public secondary trading of these securities from time to time after the date of this prospectus. We have agreed, among other things, to bear all expenses, other than underwriting discounts and selling commissions, in connection with the registration and sale of the debentures and the underlying shares covered by this prospectus.

     We will not receive any of the proceeds from the offering of the debentures or underlying shares by the selling securityholders. We have been advised by the selling securityholders that the selling securityholders may sell all or a portion of the debentures and underlying shares beneficially owned by them and offered hereby from time to time:

•	directly; or

•	through underwriters, broker-dealers or agents, who may receive compensation in the form of underwriting discounts or commissions or agent’s commissions from the selling securityholders or from the purchasers of the debentures and underlying shares for whom they may act as agent.

     The debentures and the underlying shares may be sold from time to time in one or more transactions at:

•	fixed prices;

•	prevailing market prices at the time of sale;

•	varying prices determined at the time of sale; or

•	negotiated prices.

     These prices will be determined by the holders of the securities or by agreement between these holders and underwriters or dealers who may receive fees or commissions in connection with the sale. The aggregate proceeds to the selling securityholders from the sale of the debentures or underlying shares offered by them hereby will be the purchase price of the debentures or underlying shares less discounts and commissions, if any.

     The sales described in the preceding paragraph may be effected in transactions:

•	on any national securities exchange or quotation service on which the debentures and underlying shares may be listed or quoted at the time of sale, including the NYSE or TSX in the case of the underlying shares;

•	in the over-the-counter market; or

•	in transactions otherwise than on such exchanges or services or in the over-the-counter market.

     These transactions may include block transactions or crosses. Crosses are transactions in which the same broker acts as an agent on both sides of the trade.

     In connection with the sales of the debentures and the underlying shares or otherwise, the selling securityholders may enter into hedging transactions with broker-dealers, which may in turn engage in short sales of the debentures and the underlying shares, short and deliver debentures and the underlying shares to close out the short positions, or loan or pledge debentures and the underlying shares to broker-dealers that in turn may sell the debentures and the underlying shares.

     To our knowledge, there are currently no plans, arrangements or understandings between any selling securityholders and any underwriter, broker-dealer or agent regarding the sale of the debentures and the underlying shares by the selling securityholders. Selling securityholders may not sell any, or may not sell all, of the debentures and the underlying shares offered by them pursuant to this prospectus. In addition, we cannot assure you that a selling securityholder will not transfer, devise or gift the debentures and the underlying shares by other means not described in this prospectus. In addition, any securities covered by this prospectus which qualify for sale pursuant to Rule 144 or Rule 144A of the Securities Act may be sold under Rule 144 or Rule 144A rather than pursuant to this prospectus.

     Our common shares are listed under the symbol “PDG” on the New York Stock Exchange and the Toronto Stock Exchange.

     The selling securityholders and any broker and any broker-dealers, agents or underwriters that participate with the selling securityholders in the distribution of the debentures or the underlying shares may be deemed to be “underwriters” within the meaning of the Securities Act. In this case, any commissions received by these broker-dealers, agents or underwriters and any profit on the resale of the debentures or the underlying shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. In addition, any profits realized by the selling securityholders may be deemed to be underwriting commissions.

     Each of the selling securityholders that is an affiliate of a registered broker-dealer has represented to us, and by its use of this prospectus repeats such representations to you, that it purchased its debentures in the ordinary course of business and at the time of such purchase had no direct or indirect agreements or understandings with any person to distribute such debentures or underlying shares issuable upon conversion of such debentures.

     The debentures were issued and sold by us in October 2003 in transactions exempt from the registration requirements of the Securities Act to persons reasonably believed by the Initial Purchasers to be “qualified institutional buyers,” as defined by Rule 144A under the Securities Act. We agreed to jointly and severally indemnify each selling securityholder (including the Initial Purchasers), its affiliates, their respective directors, officers, employees, representatives and agents, and each person, if any, who controls that selling securityholder within the meaning of either the Securities Act or the Exchange Act, and each selling securityholder (including the Initial Purchasers) has agreed to indemnify us and our directors and officers, and each person, if any, who control us within the meaning of either the Section 15 if the Securities Act or the Securities Exchange Act of 1934, against specified liabilities arising under the Securities Act, the Exchange Act or other applicable law.

     The selling securityholders and any other person participating in a distribution will be subject to the Exchange Act. The Exchange Act rules include, without limitation, Regulation M, which may limit the timing of purchases and sales of any of the debentures and the underlying shares by the selling securityholders and any such other person. In addition, Regulation M of the Exchange Act may restrict the ability of any person engaged in the distribution of the debentures and the underlying shares to engage in market-making activities with respect to the particular debentures and the underlying shares being distributed for a period of up to five business days prior to the commencement of the distribution. This may affect the marketability of the debentures and the underlying shares and the ability of any person or entity to engage in market-making activities with respect to the debentures and the underlying shares.

     We will use our reasonable best efforts to keep the registration statement of which this prospectus is a part effective until all registrable securities have ceased to be registrable securities. When we use the term “registrable securities” in this section, we are referring to the debentures and the underlying shares until the earliest of:

•	the effective registration under the Securities Act and the resale of the registrable securities in accordance with the registration statement;

•	the expiration of the holding period with respect to the registrable securities under Rule 144(k) under the Securities Act; and

•	the sale of the registrable securities to the public pursuant to Rule 144 under the Securities Act.

     Pursuant to the Registration Rights Agreement, we may suspend the use of the shelf registration statement under certain circumstances relating to pending corporate developments, public filings with the SEC and similar events. Any suspension period shall not exceed two periods (neither of which may exceed 60 days) during any period of 365 consecutive days. During the time periods when the use of shelf registration statement is suspended, each selling securityholder has agreed not to sell the debentures or the underlying shares issuable upon conversion of the debentures. We have agreed to pay additional interest to each holder of registrable securities in the event that the shelf registration statement ceases to be effective at any time that we are obligated to maintain its effectiveness. See “Description of the Debentures — Registration Rights.”

     We are paying all of the selling securityholders’ expenses related to this offering, except the selling securityholders will pay any applicable underwriting and broker’s commissions and expenses. The following table sets forth the approximate amount of fees and expenses payable by us in connection with the preparation of the registration statement of which this prospectus forms a part and the distribution of the debentures and the underlying shares registered hereby. All of the amounts shown are estimates except the SEC registration fee.

SEC registration fees	US$29,141
Legal fees and expenses	US$40,000
Accountants’ fees and expenses	US$20,000
Printing and engraving expenses	US$25,000
Miscellaneous expenses	US$15,000
Total	US$129,141

LEGAL MATTERS

     Certain legal matters with respect to the debentures will be passed upon for us by Edwards, Kenny & Bray, Vancouver, British Columbia and by Shearman & Sterling LLP, New York, New York. Certain matters of Canadian federal tax law and United States tax law will be passed upon for us by Osler, Hoskin & Harcourt LLP, Toronto, Ontario and Shearman & Sterling LLP, New York, New York, respectively.

EXPERTS

     Ernst & Young LLP, independent chartered accountants, have audited our consolidated financial statements for each of the years in the three year period ended December 31, 2003 and as at December 31, 2003 and 2002, as set forth in their reports, which are incorporated by reference in this prospectus and registration statement. Our consolidated financial statements are incorporated by reference in reliance on Ernst & Young LLP’s reports, given on their authority as experts in accounting and auditing.

CERTAIN AVAILABLE INFORMATION

     Under the Securities Act, we have filed with the SEC a registration statement on Form F-10 relating to the debentures, of which this prospectus forms a part. This prospectus does not contain all of the information set forth in the registration statement, to which reference is made for further information.

     We are subject to the information requirements of the U.S. Securities Exchange Act of 1934, as amended, and in accordance therewith file reports and other information with the SEC. Under a multijurisdictional disclosure system adopted by the United States, such reports and other information may be prepared in accordance with the disclosure requirements of Canada, which requirements are different from those of the United States. Such reports and other information concerning us can be inspected and copied at prescribed rates at the public reference facilities maintained by the SEC at Judiciary Plaza, 450 Fifth Street, N.W., Room 1024, Washington D.C. 20549.

DOCUMENTS FILED AS PART OF THE REGISTRATION STATEMENT

     The following documents have been filed with the SEC as part of the registration statement on Form F-10 of which the prospectus forms a part:

•	The documents listed in the first paragraph under “Documents Incorporated by Reference” on page vi

•	Earnings coverage calculations

•	Statement of Eligibility of the Trustee on Form T-1

•	Registration Rights Agreement dated as of October 10, 2003 among Placer Dome Inc. and Citigroup Global Markets Inc., J.P. Morgan Securities Inc. and Morgan Stanley & Co. Incorporated, as representatives of the several initial purchasers named therein

•	Consent of Ernst & Young LLP

•	Consent of Edwards, Kenny & Bray

•	Consent of Shearman & Sterling LLP

•	Consent of Osler, Hoskin & Harcourt LLP

•	Powers of Attorney

•	Indenture dated as of March 6, 2003 between Placer Dome Inc. and Deutsche Bank Trust Company Americas, as trustee

•	Third Supplemental Indenture dated as of October 10, 2003 between Placer Dome Inc. and Deutsche Bank Trust Company Americas, as trustee

STATUTORY RIGHTS OF WITHDRAWAL AND RESCISSION

     Securities legislation in the Province of British Columbia provides purchasers with the right to withdraw from an agreement to purchase securities. This right may be exercised within two business days after receipt or deemed receipt of a prospectus and any amendment. The securities legislation further provides a purchaser with remedies for rescission or damages if the prospectus and any amendment contains a misrepresentation or is not delivered to the purchaser, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation. The purchaser should refer to any applicable provisions of the securities legislation for the particulars of these rights or consult with a legal adviser.

CERTIFICATE

Dated: March 22, 2004.

     This preliminary short form prospectus, together with the documents incorporated in this prospectus by reference, will, as of the last supplement to this prospectus relating to the securities offered by this prospectus and the supplements, constitute full, true and plain disclosure of all material facts relating to the securities offered by this prospectus and the supplements as required by the securities legislation of British Columbia.

(Signed) Jay K. Taylor President and Chief Executive Officer	(Signed) Rex J. McLennan Executive Vice-President and Chief Financial Officer

On behalf of the Board of Directors

(Signed)	Robert M. Franklin	(Signed)	Alan R. McFarland
	Director		Director

PART II

INFORMATION NOT REQUIRED TO BE DELIVERED TO OFFEREES OR PURCHASERS

     Under the Canada Business Corporations Act, Placer Dome Inc. (the “Corporation”) may indemnify a present director or officer, a former director or officer, or another individual who acts or acted at the Corporation’s request as a director or officer, or an individual acting in a similar capacity, of another entity, against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by the individual in respect of any civil, criminal, administrative, investigative, or other proceeding in which the individual is involved because of that association with the Corporation or other entity, and the Corporation may advance moneys to such an individual for the costs, charges and expenses of such a proceeding. The Corporation may not indemnify such an individual unless the individual acted honestly and in good faith with a view to the best interests of the Corporation, or, as the case may be, to the best interests of the other entity for which the individual acted as a director or officer or in a similar capacity at the Corporation’s request, and, in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, the individual had reasonable grounds for believing that the individual’s conduct was lawful. In addition, the individual must repay any moneys advanced by the Corporation if the individual has not fulfilled the conditions set out in the preceding sentence. Such indemnification or advance of moneys may be made in connection with a derivative action only with court approval. Such an individual is entitled to indemnification from the Corporation as a matter of right if the individual was not judged by the court or other competent authority to have committed any fault or omitted to do anything that the individual ought to have done, and the individual fulfilled the conditions set forth above.

     In accordance with and subject to the Canada Business Corporations Act, the by-laws of the Corporation provide that the Corporation shall indemnify a director or officer, a former director or officer, or a person who acts or acted at the Corporation’s request as a director or officer, or in a similar capacity, of another entity, against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by him in respect of any civil, criminal or administrative action or proceeding to which he is made a party by reason of being or having been a director or officer of the Corporation or other entity if he acted honestly and in good faith with a view to the best interests of the Corporation or, as the case may be, to the best interests of the other entity for which he acted as a director or officer or in a similar capacity at the Corporation’s request, and, in the case of a criminal or administrative action or proceeding that is enforced by monetary penalty, had reasonable grounds for believing that his conduct was lawful. The Corporation shall also indemnify such person in such other circumstances as the Canada Business Corporations Act or law permits or requires.

     The Corporation maintains a directors’ & officers’ insurance policy for the benefit of the directors and officers of the Corporation and its subsidiaries against liability incurred by them in their official capacities for which they become obligated to pay to the extent permitted by applicable law in the amount of U.S.$95,000,000.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended (the “Securities Act”), may be permitted to directors, officers or persons controlling the Corporation pursuant to the foregoing provisions, the Corporation has been informed that, in the opinion of the U.S. Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Exhibits

Exhibit
Number	Description

4.1	Annual Information Form of Placer Dome Inc. dated February 26, 2004 for the fiscal year ended December 31, 2003 (incorporated by reference from Placer Dome Inc.’s Form 40-F for the year ended December 31, 2003)

4.2	Consolidated annual financial statements, and the related notes thereto, as of December 31, 2003 and 2002 and for the three-year period ended December 31, 2003, together with the auditors’ report thereon, prepared in accordance with Canadian generally accepted accounting principles (incorporated by reference from Placer Dome Inc.’s Form 40-F for the year ended December 31, 2003)

4.3	Management’s Discussion and Analysis of Financial Condition and Results of Operations, prepared in accordance with Canadian generally accepted accounting principles (incorporated by reference from Placer Dome Inc.’s Form 40-F for the year ended December 31, 2003)

4.4	Material Change Report dated March 5, 2004 (incorporated by reference from Placer Dome Inc.’s Form 6-K dated March 11, 2004)

4.5	Material Change Report dated March 22, 2004 (incorporated by reference from Placer Dome Inc.’s Form 6-K dated March 23, 2004)

4.6	Earnings coverage calculations

4.7	Statement of Eligibility of the Trustee on Form T-1

4.8	Registration Rights Agreement dated as of October 10, 2003 among Placer Dome Inc. and Citigroup Global Markets Inc., J.P. Morgan Securities Inc. and Morgan Stanley & Co. Incorporated as representatives of the several initial purchasers named therein

5.1	Consent of Ernst & Young LLP

5.2*	Consent of Edwards, Kenny & Bray

5.3*	Consent of Shearman & Sterling LLP

5.4*	Consent of Osler, Hoskin & Harcourt LLP

6.1	Powers of Attorney

7.1	Indenture dated as of March 6, 2003 between Placer Dome Inc. and Deutsche Bank Trust Company Americas, as trustee

7.2	Third Supplemental Indenture dated as of October 10, 2003 between Placer Dome Inc. and Deutsche Bank Trust Company Americas, as trustee

*	To be filed by amendment

PART III

UNDERTAKING AND CONSENT TO SERVICE OF PROCESS

Item 1.     Undertaking

     The Registrant undertakes to make available, in person or by telephone, representatives to respond to inquiries made by the Commission staff, and to furnish promptly, when requested to do so by the Commission staff, information relating to the securities registered pursuant to Form F-10 or to transactions in said securities.

Item 2.     Consent to Service of Process

     Concurrently with the filing of this Registration Statement on Form F-10, the Registrant has filed with the Commission a written irrevocable consent and power of attorney on Form F-X.

     Any change to the name and address of agent for service of the Registrant will be communicated promptly to the Commission by amendment to Form F-X referencing the file number of the relevant registration statement.

SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-10 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Vancouver, Province of British Columbia, Canada, on March 23, 2004.

PLACER DOME INC.

By:	/s/ Tony S. Giardini

Tony S. Giardini
Vice-President and Treasurer

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by or on behalf of the following persons in the capacities indicated on March 23, 2004:

Signature	Title

/s/ Jay K. Taylor Jay K. Taylor	President, Chief Executive Officer and Director (Principal Executive Officer)

/s/ Rex J. McLennan Rex J. McLennan	Executive Vice-President and Chief Financial Officer (Principal Financial Officer)

/s/ Bruce B. Nicol Bruce B. Nicol	Vice-President and Controller (Principal Accounting Officer)

* G. Bernard Coulombe	Director

* John W. Crow	Director

* Graham Farquharson	Director

* Robert M. Franklin	Director

Signature	Title

* David S. Karpin	Director

* Alan R. MacFarland	Director

* Clifford L. Michel	Director

* Edythe A. Parkinson-Marcoux	Director

* Vernon F. Taylor III	Director

* William G. Wilson	Director

*By:	/s/ Tony S. Giardini Tony S. Giardini Attorney-in-fact

AUTHORIZED REPRESENTATIVE

     Pursuant to the requirements of Section 6(a) of the Securities Act of 1933, the Authorized Representative has signed this Registration Statement, solely in his capacity as the duly authorized representative of Placer Dome Inc. in the United States, in the State of Delaware, on March 23, 2004.

By:	/s/ Donald J. Puglisi
	Name:	Donald J. Puglisi
	Title:	Managing Director

EXHIBITS

Exhibit Number	Description	Page

4.1	Annual Information Form of Placer Dome Inc. dated February 26, 2004 for the fiscal year ended December 31, 2003 (incorporated by reference from Placer Dome Inc.’s Form 40-F for the year ended December 31, 2003)

4.2	Consolidated annual financial statements, and the related notes thereto, as of December 31, 2003 and 2002 and for the three-year period ended December 31, 2003, together with the auditors’ report thereon, prepared in accordance with Canadian generally accepted accounting principles (incorporated by reference from Placer Dome Inc.’s Form 40-F for the year ended December 31, 2003)

4.3	Management’s Discussion and Analysis of Financial Condition and Results of Operations, prepared in accordance with Canadian generally accepted accounting principles (incorporated by reference from Placer Dome Inc.’s Form 40-F for the year ended December 31, 2003)

4.4	Material Change Report dated March 5, 2004 (incorporated by reference from Placer Dome Inc.’s Form 6-K dated March 11, 2004)

4.5	Material Change Report dated March 22, 2004 (incorporated by reference from Placer Dome Inc.’s Form 6-K dated March 23, 2004)

4.6	Earnings coverage calculations

4.7	Statement of Eligibility of the Trustee on Form T-1

4.8	Registration Rights Agreement dated as of October 10, 2003 among Placer Dome Inc. and Citigroup Global Markets Inc., J.P. Morgan Securities Inc. and Morgan Stanley & Co. Incorporated as representatives of the several initial purchasers named therein

5.1	Consent of Ernst & Young LLP

5.2*	Consent of Edwards, Kenny & Bray

5.3*	Consent of Shearman & Sterling LLP

5.4*	Consent of Osler, Hoskin & Harcourt LLP

6.1	Powers of Attorney

7.1	Indenture dated as of March 6, 2003 between Placer Dome Inc. and Deutsche Bank Trust Company Americas, as trustee

7.2	Third Supplemental Indenture dated as of October 10, 2003 between Placer Dome Inc. and Deutsche Bank Trust Company Americas, as trustee

*	To be filed by amendment